                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration File No.: 333-93043


PROSPECTUS


                             UP TO 4,000,000 SHARES


                                [GRAPHIC OMITTED]
                              OPTICARE(Registered Trademark)
                              HEALTH SYSTEMS, INC.


                                  COMMON STOCK


--------------------------------------------------------------------------------
OptiCare Health Systems, Inc., is offering up to 4,000,000 shares of common stock in this offering and will receive all of the net proceeds from this offering. See "Price Range of Common Stock."

Our common stock is listed on the American Stock Exchange under the symbol "OPT." The last reported sale price of our common stock on the American Stock Exchange on January 14 , 2000 was $3.50 per share.

INVESTING IN THE SHARES OF OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                       PRICE TO      PROCEEDS TO
                        PUBLIC        OPTICARE
                      ----------   --------------
Per Share .........     $ 3.50      $14,000,000
Total .............     $ 3.50      $14,000,000



January 19, 2000

                         OPTICARE HEALTH SYSTEMS, INC.

                               TABLE OF CONTENTS


                                               PAGE
                                               ----
Prospectus Summary ..........................    1
Risk Factors ................................    6
Forward-Looking Statements ..................   12
Use of Proceeds .............................   13
Price Range of Common Stock .................   14
Dividend Policy .............................   15
Capitalization ..............................   16
Selected Historical Consolidated and Pro
   Forma Combined Financial Data ............   17
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ...............................   19
Business ....................................   25
Certain Indebtedness ........................   42
Management ..................................   43
Certain Relationships and Related
   Transactions .............................   54
Principal Stockholders ......................   59
Description of Capital Stock ................   61
Shares Eligible for Future Sale .............   63
Plan of Distribution ........................   64
Legal Matters ...............................   65
Experts .....................................   65
Changes of Independent Accountants ..........   65
Additional Information ......................   65
Index to Financial Statements ...............  F-1


     We own the following U.S. trademark registrations: OPTICARE (Registered Trademark) , EYECARE FOR A LIFETIME (Registered Trademark) , EYEWEAR AND EYECARE FOR A LIFETIME (Registered Trademark) , CONNECTICUT VISION CORRECTION (Registered Trademark) , and THE DIFFERENCE IS CLEAR (Registered Trademark) . Other trademarks for which applications for U.S. registration are pending are:
RBNI (Trade Mark) , KEEPING YOU AHEAD OF THE CURVE (Trade Mark) and curve design, DOCTOR'S EXPRESS (Trade Mark) , DOCTORSXPRESS.COM (Trade Mark) and OPTICARE LASER ADVANTAGE (Trade Mark) . We also own the following domain names: opticare.com; opticare.net; opticarenas.net; doctorsxpress.com; and opticareonline.com.

                              PROSPECTUS SUMMARY

     This summary highlights certain information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and our consolidated financial statements.


                         OPTICARE HEALTH SYSTEMS, INC.

     Our Business. We are an integrated eye care services company focused on providing laser vision correction, managed care and professional eye care services. We currently own, operate and develop laser vision correction and ambulatory surgery centers and provide systems, including Internet-based software solutions, to eye care professionals. We also provide managed eye care services to health plans and operate integrated eye health centers and retail optical stores.

     While we believe that all of our businesses have solid same-store growth prospects, we expect our laser correction and professional services division as well as our managed care business to have the potential for significant near-term and long-term growth. In order to focus our resources accordingly, we have recently reorganized our operations, creating three operating divisions versus only two previously. These three divisions are:

     o Laser Correction and Professional Services. We develop laser vision correction centers and provide marketing, systems, software and other services to eye care professionals.

     o Managed Care Services. We contract with managed care plans to manage the eye health portion of their benefits.

     o Other Integrated Services. We own and operate fully integrated eye health centers, retail optical stores and a buying group program.

     To realize the growth potential in these businesses:

     o We intend to expand our laser vision correction services at our existing owned and operated laser vision correction and ambulatory surgery centers.

     o  We have developed a program called the OptiCare Laser Advantage (Trade
        Mark) to participate in the rapid growth of laser vision correction. In this arrangement, we intend to enter into laser vision correction development agreements with ophthalmology practices that already perform laser vision correction surgery at a third-party laser site, but which desire to open their own laser center.

     o We will emphasize our professional services offerings, in which we sell a broad range of management services and eye care systems and software to eye health professionals.

     o We intend to aggressively promote and grow our Managed Care Services division by leveraging our large customer base and favorable market trends.

     o We intend to further leverage and link our service offerings across the spectrum of eye care. We believe that having multiple businesses within the eye care services marketplace provides us with numerous advantages.

     Our History. Our present form is the result of two mergers completed on August 13, 1999 among Saratoga Resources, Inc., a Delaware corporation, OptiCare Eye Health Centers, Inc., and PrimeVision Health, Inc. At the time of the mergers, PrimeVision Health and OptiCare Eye Health Centers was each an integrated vision services company. Saratoga, the surviving parent of the mergers, was renamed "OptiCare Health Systems, Inc." at the time the mergers were closed. For accounting purposes, PrimeVision Health was deemed the acquirer of Saratoga and OptiCare. Throughout this prospectus:

     o when we use the words "we," "our," "us" or "company" for periods prior to August 13, 1999, we are referring to PrimeVision Health or to OptiCare Eye Health Centers, or to both of them on a combined pro forma basis as the context requires, and not to Saratoga;

     o when we use the word "Saratoga", we are referring to Saratoga Resources, Inc., a Delaware corporation, and its oil business for periods prior to August 13, 1999.

     Our executive offices are located at 87 Grandview Avenue, Waterbury, Connecticut 06708, and our telephone number is 203-596-2236.

                                  THE OFFERING

Common Stock Offered........   Up to 4,000,000 shares

Common Stock Outstanding
after the Offering..........   12,972,128 shares, assuming we sell all
                               4,000,000 shares we are offering.

Use of Proceeds.............   We intend to use our net proceeds from this
                               offering to reduce the outstanding balance of our term loan under our credit facility, to repay indebtedness under subordinated notes, and to expand our laser correction and professional services division, and general corporate purposes; prior to applying the net proceeds to expand, we will temporarily reduce the outstanding balance of our revolving debt under our credit facility. See "Use of Proceeds."

American Stock Exchange
Symbol...................... "OPT"

Risk Factors................   You should carefully consider the information
                               set forth in "Risk Factors" and all other information set forth in this prospectus before investing in our common stock.

Dividend Policy.............   We intend to retain our earnings for working
                               capital and do not anticipate paying cash dividends in the foreseeable future. See
                               "Dividend Policy."


     Unless otherwise indicated, references to numbers and percentages of shares of common stock are based upon 8,972,128 shares of our common stock outstanding on January 14, 2000. This number excludes 1,316,778 shares of common stock issuable upon the exercise of stock options under our Performance Stock Program. For more information about our Performance Stock Program, see "Performance Stock Program."

      SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA COMBINED FINANCIAL DATA

     The following summary historical consolidated financial data has been derived from PrimeVision Health's audited consolidated financial statements for the years ended December 31, 1998, 1997, 1996 and 1995, and the unaudited consolidated financial statements as of and for the nine month periods ended September 30, 1999 and 1998. Prior to 1995, PrimeVision Health did not exist. Our present form is the result of the mergers completed on August 13, 1999 among Saratoga, PrimeVision Health and OptiCare Eye Health Centers. For accounting purposes, PrimeVision Health is treated as the accounting acquirer and, therefore, the predecessor business for historical financial statement reporting purposes. For more detailed financial data, see "Selected Consolidated Historical and Pro Forma Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements which begin on page F-1.

     The pro forma combined financial data has been derived from the unaudited pro forma financial data appearing elsewhere in this prospectus. The pro forma statement of operations data gives effect to each of the following transactions as if each had occurred at the beginning of the respective period:

     o  the reverse acquisition by PrimeVision Health of Saratoga;

     o the acquisition by PrimeVision Health of OptiCare Eye Health Centers under the purchase method of accounting; and

     o the issuance and sale of our common stock in this offering at an offering price of $3.50 per share, which is the closing price of our common stock on the American Stock Exchange on January 14, 2000, and the application of the net proceeds therefrom as described in "Use of Proceeds."

     The as adjusted combined balance sheet data gives effect to the issuance and sale of our common stock in this offering at an offering price of $3.50 per share, which is the closing price of our common stock on the American Stock Exchange on January 14, 2000, and the application of the net proceeds therefrom as if each of these transactions had occurred on September 30, 1999.

     The information set forth below should be read in conjunction with our consolidated financial statements and unaudited pro forma combined financial statements and notes thereto, and the "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The financial information presented below for the nine-month periods ended September 30, 1999 and 1998 reflects all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of our consolidated results of operations and financial position for such periods. The information shown for the nine-month periods is not necessarily indicative of the results that may be expected for the full year.

                                          FOR THE NINE MONTHS
                                          ENDED SEPTEMBER 30,
                                              (UNAUDITED)                        FOR THE YEARS ENDED DECEMBER 31,
                                   ---------------------------------- -------------------------------------------------------
                                    PRO FORMA        HISTORICAL        PRO FORMA                  HISTORICAL
                                   ----------- ---------------------- ----------- -------------------------------------------
                                       1999      1999(1)      1998        1998       1998       1997       1996       1995
                                   ----------- ----------- ---------- ----------- ---------- ---------- ---------- ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
Total net revenues ...............   $96,398     $62,895    $ 50,164   $103,982    $ 64,612   $ 58,346   $52,157    $38,523
Income (loss) from continuing
 operations ......................      (403)        212      (1,285)    (1,538)     (3,239)    (2,034)     (767)      (391)
Weighted average shares
 outstanding(3) ..................    12,862       3,415       2,241     12,862       2,256      1,856       693         --
Income (loss) from continuing
 operations per share(2) .........   $ (0.03)    $ (0.11)   $  (0.84)  $  (0.12)   $  (2.54)  $  (1.10)  $ (1.11)   $    --

----------
(1) On August 13, 1999, OptiCare Eye Health Centers was acquired in a transaction accounted for as a purchase. Accordingly, the results of operations for OptiCare Eye Health Centers are included in the historical results of operations since September 1, 1999, the deemed effective date of the acquisition for accounting purposes.

(2) Income (loss) from continuing operations per share for the historical 1999 and 1998 periods are calculated after giving effect to preferred stock dividends.

(3) The weighted average common shares outstanding have been adjusted to reflect the conversion associated with the reverse merger with Saratoga.


                                                    AS OF SEPTEMBER 30, 1999
                                                   ---------------------------
                                                    AS ADJUSTED     HISTORICAL
                                                   -------------   -----------
Balance Sheet Data:
Total current assets ...........................      $25,395        $25,395
Total assets ...................................       68,308         68,444
Total current liabilities ......................       25,327         25,327
Total debt (including current portion) .........       27,782         41,382
Total stockholders' equity .....................       17,800          4,336

                                 RISK FACTORS

     You should carefully consider each of the risks and uncertainties described below, and all the other information contained in this prospectus before deciding to invest in shares of our common stock. The trading price of our common stock could decline if any of the following risks and uncertainties develop into actual events, and you may lose part or all of the money you paid to buy our common stock.


COMPANY RISKS

IF WE FAIL TO EXECUTE OUR GROWTH STRATEGY, WE MAY NOT BECOME PROFITABLE OR SUSTAIN OUR PROFITABILITY.

     Our growth strategy depends in part on our ability to expand and successfully implement our laser vision correction business, including implementation of the OptiCare Laser Advantage (Trade Mark) program. Our growth strategy also requires successful sales results and operational execution in our managed care business. Our growth strategy has resulted in, and will continue to result in, new and increased responsibilities for management and additional demands on management, operating and financial systems and resources. Our ability to continue to expand will also depend upon our ability to hire and train new staff and managerial personnel, and adapt our structure to comply with present or future legal requirements affecting our arrangements with ophthalmologists and optometrists. If we are unable to implement these and other requirements, our business, financial condition, results of operations and ability to achieve and sustain profitability could be materially adversely affected. For more information, see "Business -- Our Growth Strategy."

IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL, OUR GROWTH COULD BE LIMITED.

     If we do not generate sufficient cash from our operations we may need to obtain additional capital in order to successfully implement our growth strategy. Additional capital may not be available to us and if it is, it may not be on terms that are favorable to us or sufficient for our needs.

WE HAVE A HISTORY OF LOSSES AND MAY INCUR FURTHER LOSSES IN THE FUTURE.

     On a pro forma basis giving effect to the mergers of PrimeVision Health and OptiCare Eye Health Centers and related transactions, we had losses from continuing operations for the year ended December 31, 1998 of approximately $2.2 million. On the same pro forma basis, we had losses from continuing operations of approximately $0.9 million for the nine months ended September 30, 1999. We cannot assure that we will not incur further losses.

IF WE DEFAULT ON OUR DEBT, OUR CREDITORS COULD FORECLOSE ON OUR ASSETS.

     Our outstanding indebtedness under our credit facility as of December 1, 1999 was approximately $32.7 million. Substantially all of our assets are pledged to secure this indebtedness. In addition, we have approximately $10.1 million of unsecured subordinated debt. If we default on the financial covenants in our credit facility, our lender could foreclose on its security interest in our assets, which would have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Indebtedness."

WE MAY HAVE DIFFICULTY INTEGRATING THE OPERATIONS AND REALIZING BENEFITS FROM THE MERGERS OF PRIMEVISION HEALTH AND OPTICARE EYE HEALTH CENTERS.

     We may not be able to successfully integrate the operations of PrimeVision Health and OptiCare Eye Health Centers without encountering difficulties or experiencing the loss of key employees, potential customers or suppliers. If we do not successfully complete the integration of the two companies, or if the effort requires greater time or resources than we have anticipated, we may not realize the expected benefits from the mergers, and this could have a material adverse effect on our business, financial condition, and results of operations. See "Business -- Our Formation."

WE MAY NOT COMPETE EFFECTIVELY WITH OTHER EYE CARE SERVICES COMPANIES THAT HAVE MORE RESOURCES AND EXPERIENCE THAN US.

     Some of our competitors have substantially greater financial, technical, managerial, marketing and other resources and experience than us and, as a result, may compete more effectively than us. We compete with other businesses, including other eye care services companies, hospitals, individual ophthalmology and optometry practices, other ambulatory surgery and laser vision correction centers, managed care companies, eye care clinics and providers of retail optical products. Companies in other health care industry segments, including managers of hospital-based medical specialties or large group medical practices, may become competitors in providing surgery and laser centers as well as competitive eye care-related services. Our failure to compete effectively with these and other competitors, could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Competition."

LOSS OF THE SERVICES OF KEY MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     Our success, in part, depends upon the continued services of Dean J. Yimoyines, M.D., who is our chairman, president and chief executive officer. We believe that the loss of the services of Dr. Yimoyines could have a material adverse effect on our business, financial condition and results of operations. We have an employment agreement with Dr. Yimoyines having a three year term, subject to certain early termination provisions, which is renewable for subsequent terms. For more information on this agreement, see "Management -- Employment Agreements."

LASER VISION CORRECTION MAY NOT ACHIEVE BROAD MARKET ACCEPTANCE.

     The profitability and expansion of our Laser Correction and Professional Services division may be materially adversely affected if laser vision correction is not accepted by consumers. We cannot be certain that laser vision correction will become more widely accepted by the general public as an alternative to existing methods of treating refractive vision disorders, i.e., principally nearsightedness, farsightedness and astigmatism. Several factors may inhibit laser vision correction from achieving broad market acceptance, including:

     o the cost, particularly since laser vision correction patients are generally billed directly and not reimbursed by third party payors;

     o the effectiveness of alternative methods of correcting refractive vision disorders, including contact lenses and eye glasses;

     o concerns about safety and effectiveness, including uncertainty about long-term side-effects;

     o  general resistance to surgery; and

     o unfavorable publicity involving laser vision correction procedures. For more information, see "Business -- Our Industry."

NEW TECHNOLOGICAL ADVANCES MAY MATERIALLY ADVERSELY AFFECT OUR GROWTH STRATEGY.

     New technological advances in the treatment of vision disorders that are comparable or superior to laser vision correction could materially harm our growth strategy. If such advances become readily available and accepted, we may have to quickly make adjustments to the OptiCare Laser Advantage (Trade Mark) program in order to remain competitive. We may not be able to make all necessary adjustments, and the adjustments could also require additional capital expenditures, which could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Our Growth Strategy."

WE DEPEND ON LIMITED SOURCES OF EXCIMER LASERS AND RELATED PRODUCTS AND EQUIPMENT, SHORTAGES OF THESE PRODUCTS COULD HINDER OUR ABILITY TO INCREASE OUR PROCEDURE VOLUME.

     We currently use one laser supplier, Summit Technologies, Inc., for excimer lasers and related refractive-surgery equipment on the OptiCare Laser Advantage (Trade Mark) program. We plan to utilize other laser manufacturers for the program, but we have not yet executed any agreements with other manufacturers. If Summit became unable or unwilling to supply us with excimer lasers and the related equipment, to repair parts or to provide services, our business could be materially adversely affected. To our knowledge, only a few companies have been approved by the United States Food and Drug Administration for commercial sale of excimer lasers in the U.S. If any of these manufacturers were for any reason to discontinue commercial sale of ophthalmic lasers, or be unwilling or unable to meet our needs, we may not be able to equip our centers with the appropriate technology or operate the OptiCare Laser Advantage (Trade
Mark)  program. For more information, see "Business -- Our Business
Operations."

IF WE FAIL TO NEGOTIATE PROFITABLE CAPITATED FEE ARRANGEMENTS, THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     Under some managed care contracts, known as "capitation" contracts, we or any other health care providers accept a fixed payment per member per month, whether or not a person covered by a managed care plan receives any services, but we are obligated to provide all necessary covered services to the patients covered under the agreement. Many of these contracts pass part of the financial risk of providing care from the payor, i.e., an HMO, health insurer, employee welfare plan or self-insured employer, to the provider. The growth of capitation contracts in markets which we serve could result in less certainty with respect to profitability and requires a higher level of actuarial acumen in evaluating such contracts. We do not know whether we will be able to continue to negotiate profitable arrangements on a capitated or other risk-sharing basis, or to pass the financial risks of providing care to other parties, or to accurately predict utilization or the costs of rendering services. In addition, changes in federal or state regulations of these contracts may limit our ability to transfer financial risks away from us. Any such developments could have a material adverse effect on our business, financial condition and results of operations. For more information, see "Business -- Managed Care Division."

YEAR 2000 COMPLIANCE ISSUES MAY EXPOSE US TO LIABILITY, INTERRUPT OUR ABILITY TO CONDUCT BUSINESS OR IMPAIR OUR CASH FLOW IF THEY CAUSE DELAYED PAYMENTS ON OUR ACCOUNTS RECEIVABLE.

     The year 2000 issue relates to computer programs that have time sensitive hardware and software unable to recognize or to interpret dates beyond the year 1999. This could result in a system failure or miscalculations causing disruptions of operations, including a temporary inability to process transactions, bill and collect fees or engage in other business activities.

     We have undertaken an assessment of our state of readiness and the potential impact of any year 2000 risks. We have designed our efforts to assess the year 2000 readiness of our significant third party payors, physical facility systems, product and equipment manufacturers and suppliers to determine whether we are vulnerable to the failure of these parties to remediate their own year 2000 issues. To date, we have spent immaterial amounts to address year 2000 concerns. However:

     o our assessment that we will not incur material year 2000 compliance costs may prove inaccurate;

     o precautions that we have taken to protect our business from, or minimize the impact of, the year 2000 issue may not adequately address this issue; and

     o the systems of other companies, on which our operations rely, including third party payors, may not adequately address the year 2000 issue.

     Although not applicable to laser vision correction and other refractive procedures, the patients of our eye surgery and laser centers and affiliated eye care providers pay a portion of the charges for eye care services with Medicare or third party payor reimbursements. Some private insurance companies also provide partial or full coverage for elective procedures. If Medicare or private insurance companies have difficulty processing and paying claims because of year 2000 issues, this could cause our accounts receivable to increase, which could impair our cash flow from operations, causing us to increase our bank borrowings to compensate for the reduction in cash flow and resulting in higher interest expense. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

WE MAY HAVE POTENTIAL CONFLICTS OF INTERESTS FROM RELATED PARTY TRANSACTIONS WHICH COULD RESULT IN CERTAIN OF OUR OFFICERS, DIRECTORS AND KEY EMPLOYEES HAVING INTERESTS THAT DIFFER FROM US AND OUR STOCKHOLDERS.

     There are contractual agreements between us and entities owned or controlled by several of our officers, directors and key employees, which agreements could create the potential for possible conflicts of interests for such individuals. For a discussion of those agreements, see "Certain Relationships and Related Transactions."

A WRITE-OFF OF INTANGIBLE ASSETS WOULD ADVERSELY AFFECT OUR RESULTS OF
OPERATIONS.

     At September 30, 1999, intangible assets represented approximately 44% of total assets. The intangible asset value represents the excess of cost over the fair value of the separate tangible net assets acquired in various transactions. If, in the future, we determine that our unamortized intangible assets have suffered an impairment which requires us to write off a large portion of unamortized intangible assets due to a change in events or circumstances, this write-off would significantly reduce our total assets, may place us in default under the terms of our credit facility, and we would incur a substantial charge to earnings.


INDUSTRY RISKS

HEALTH CARE COST CONTAINMENT AND LOWER REIMBURSEMENT TRENDS MAY IMPAIR PROFITS.

     A portion of the revenues received by our eye care and retail optical providers are derived from government-sponsored health care programs and private third-party payors. The health care industry has experienced a trend toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. We believe that these trends may result in a reduction from historical levels in per patient revenue received by the eye care providers. For more information regarding health care cost containment, see "Business -- Government Regulation."

HEALTH CARE REGULATIONS OR HEALTH CARE REFORM INITIATIVES COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We are subject to extensive federal and state governmental regulation and supervision, including:

     o   anti-kickback statutes;
     o   self-referral laws;
     o insurance and licensure requirements associated with our managed care business;
     o   civil false claims acts;
     o   corporate practice of medicine restrictions;
     o   fee-splitting laws;
     o   facility license requirements and certificates of need;
     o regulation of medical devices, including laser vision correction and other refractive surgery procedures.
     o   FTC guidelines for marketing laser vision correction.

     We cannot assure you that these laws and regulations will not change or be interpreted in the future either to restrict or adversely affect our business activities or relationships without eye care providers. In addition, federal and state governments are currently considering various types of health care initiatives and comprehensive revisions to the health care and health insurance systems. Some of the proposals under consideration, or others that may be introduced, could, if adopted, have a material adverse effect on our business, financial condition and results of operations. For more information regarding health care regulations and reform initiatives, see "Business -- Government Regulations."

THE NATURE OF OUR BUSINESS COULD SUBJECT US TO POTENTIAL MALPRACTICE, PRODUCT IABILITY AND OTHER CLAIMS.

     The provision of eye care services entails the potentially significant risk of physical injury to patients and an inherent risk of potential malpractice, product liability and other similar claims. Our insurance may not be adequate to satisfy claims or protect us or our affiliated eye care providers, and this coverage may not continue to be available at acceptable costs. A partially or completely uninsured claim against us could have a material adverse effect on our business, financial condition and results of operations.

MANAGED CARE COMPANIES FACE INCREASING THREATS OF PRIVATE-PARTY LITIGATION, INCLUDING CLASS ACTIONS, OVER THE SCOPE OF CARE THAT THE MANAGED CARE COMPANIES MUST PAY FOR.

     Recently, several large national managed care companies have been the target of class action lawsuits alleging fraudulent practices in the determination of health care coverage policies for their beneficiaries. Such lawsuits have, thus far, been aimed solely at full service managed care plans and not companies that specialize in specific segments, such as eye care. We cannot assure that private party litigation, including class action suits, will not target us in the future, or that we will not otherwise be affected by such litigation.

LITIGATION IN THE MEDICAL DEVICE INDUSTRY MAY IMPAIR OUR ABILITY TO PROVIDE EYE CARE PROFESSIONALS WITH NECESSARY EQUIPMENT.

     The medical device industry, including the eye-related laser equipment sector, has experienced significant litigation in the U.S. regarding patents and proprietary rights. Any future litigation that relates to equipment we use at our ambulatory surgical centers and eye care centers may impair our ability to obtain and provide access to this equipment.

     On December 7, 1999, the U.S. International Trade Commission issued a preliminary ruling that patents for vision correction lasers sold by Nidek, a manufacturer of excimer lasers, do not infringe upon certain commercial rights of VISX, Inc., a manufacturer of laser machines. This ruling, if it becomes final and is upheld, may result in downward pressure on prices of excimer lasers, which may lower the cost of laser equipment after we have invested in it at higher prices. This in turn may enable our competitors to compete with us on the basis of price and may reduce or eliminate our gross margins.


OFFERING RISKS

YOU MAY BE DILUTED IN THE FUTURE IF WE ISSUE STOCK TO FINANCE WORKING CAPITAL, ACQUISITIONS OR OTHER NEEDS.

     We may in the future determine that we need additional funding for expansion of our laser correction surgery business, for general working capital, or for other needs for capital. We may in the future want to issue common stock to raise cash needed for working capital or to make acquisitions. However, we would not pass up an appropriate opportunity if we are presented with such opportunity in the future.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD EFFECT THE STOCKHOLDERS' RETURN ON INVESTMENT.

     The market price of our common stock has been subject to significant fluctuations, and we expect it to continue to be subject to such fluctuations. We believe the reasons for these fluctuations include the relatively thin level of trading in our stock, and the relatively low public float. Therefore, variations in financial results, announcements of material events by us or our competitors which could affect the price of our common stock, our quarterly operating results, changes in general conditions in the economy or the health care industry, or other developments affecting us or our competitors, could cause the market price of the common stock to fluctuate substantially. The equity markets have on occasion experienced significant price and volume fluctuations that have affected the market prices for many companies' securities, and sometimes such fluctuations have been unrelated to the operating performance of these companies. See "Price Range of Common Stock."

OUR BOARD OF DIRECTORS HAS THE AUTHORITY TO ISSUE PREFERRED STOCK, WHICH COULD DETER TAKEOVER BIDS EVEN IF THOSE BIDS ARE IN THE STOCKHOLDERS' BEST INTERESTS.

     We have 5,000,000 shares of authorized and unissued preferred stock, of which 418,803 shares of non-voting convertible preferred stock have been issued to Bank Austria AG or its affiliate in connection with the credit facility. The balance of approximately 4,500,000 authorized shares of preferred stock could be issued to third parties selected by management or used as the basis for a stockholders' rights plan, which could have the effect of deterring potential acquirers. The ability of the Board of Directors to establish the terms and provisions of different series of preferred stock could discourage unsolicited takeover bids from third parties even if those bids are in the stockholders' best interests.

WE ARE RESTRICTED BY CONTRACT FROM PAYING DIVIDENDS AND, AS SUCH, YOUR RETURN ON INVESTMENT ON OUR COMMON STOCK WILL MOST LIKELY DEPEND ONLY UPON THE APPRECIATION IN THE PRICE OF THE COMMON STOCK.

     Our credit facility places certain restrictions on the future payment of dividends. Furthermore, we currently intend to retain all future earnings for the operation and expansion of our business, and, accordingly, we do not anticipate that any dividends will be declared or paid for the foreseeable future. Therefore, any return earned on an investment in our common stock in the foreseeable future, if any, will most likely depend upon the appreciation in the price of the common stock. See "Divided Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity."

WE MAY NOT BE ABLE TO MAINTAIN THE LISTING OF OUR COMMON STOCK ON THE AMERICAN STOCK EXCHANGE, AND PENNY STOCK RULES MAY APPLY TO THE SALE OF OUR COMMON STOCK, WHICH, IN EACH CASE, WOULD MAKE IT MORE DIFFICULT FOR STOCKHOLDERS TO DISPOSE OF OUR COMMON STOCK.

     Our common stock is listed on the American Stock Exchange. We cannot guarantee that it will always be listed. The American Stock Exchange rules for continual listing include stockholders' equity requirements, which we may not meet if we experience losses, and market value requirements, which we may not meet if the price of the common stock declines.

     If our common stock is delisted from the American Stock Exchange, trading in our common stock would be conducted, if at all, in the over-the-counter market. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of the common stock. There are separate rules regulating broker-dealers who trade on behalf of customers in unlisted stocks. These rules require broker-dealers to sell common stock only to established customers and accredited investors (generally defined as investors with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse), to make special suitability determinations about the purchasers, and to receive the purchaser's written consent to the transaction prior to sale. The effect of these requirements may be to limit the ability or incentive of broker-dealers to sell our common stock.

     The Securities and Exchange Commission has adopted regulations that define "penny stock" to include common stock that has a market price of less than $5.00 per share, subject to certain exceptions. These rules include the following requirements:

     o Broker-dealers must deliver, prior to the transaction, a disclosure schedule prepared by the SEC relating to the penny stock market.

     o Broker-dealers must disclose the commissions payable to the broker-dealer and its registered representative.

     o  Broker-dealers must disclose current quotations for the securities.

     o If a broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

     o A broker-dealer must furnish its customers with monthly statements disclosing recent price information for all penny stocks held in the customer's account and information on the limited market in penny stocks.

     Many securities listed on the American Stock Exchange would be covered by the definition of penny stock, but transactions in a security listed on the American Stock Exchange are exempt from such rules (except the "sole market-maker" provision mentioned in point (d) above) if:

     o  the issuer has $2,000,000 in tangible assets,

     o  the customer is an institutional accredited investor, and

     o  the transaction is not recommended by the broker-dealer.

     These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.


                           FORWARD-LOOKING STATEMENTS

     We believe that it is important to communicate our expectations to our investors. Accordingly, this prospectus contains discussion of events or results that have not yet occurred or been realized. Certain of the matters discussed concerning our operations, economic performance, financial condition, including in particular statements regarding our financial prospects, our ability to manage and grow our business, our ability to expand our laser vision correction business, statements regarding industry trends, financing plans, growth and operating strategies, our ability to recruit and retain eye care providers, our ability to expand our managed care business, and the impact of government regulations, are areas, among others, which include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as, "expects", "anticipates", "intends", "plans", "believes", "estimates" and similar expressions are forward-looking statements. You should read forward-looking statements carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other expectations of future performance.

     Please do not place unjustified or excessive reliance on any forward looking statements. The actions of current and potential new competitors, changes in technology, seasonality, business cycles and new regulatory or licensing requirements are factors that impact greatly upon strategies and expectations and are outside our direct control. There may be events in the future that we are not able to anticipate or accurately predict or control. The factors listed in the section captioned "Risk Factors", as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ from the expectations we express in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the section caption "Risk Factors" and elsewhere in this prospectus could materially adversely affect our business, financial condition and results of operations.

                                USE OF PROCEEDS

     Assuming that the offering price is $3.50 per share, which is the closing price on the American Stock Exchange on January 14, 2000, and assuming we sell all the shares we are offering, we will receive approximately $13.6 million from the sale of the common stock in this offering. These amounts are net of the estimated offering expenses of $.4 million.

     We currently intend to use the net proceeds of this offering as follows:

     o $3.0 million to reduce the outstanding balance of the term loan under our credit facility which currently bears interest at the rate of 8.39% per annum. The term loan facility is repayable in fifteen quarterly principal installments, with the first fourteen installments repayable in accordance with the amortization schedule set forth in the credit facility, and the final payment of all principal amounts outstanding, due and payable on June 1, 2004.

     o $4.0 million to pay in full the $4.0 million 9% subordinated convertible note held by Marlin Capital, L.P. which is due and payable on August 13, 2002. See "Certain Relationships and Related Transactions."

     o the $2.0 million 8% subordinated note held by Marlin Capital, L.P., which is due and payable on August 13, 2002, will be cancelled upon the exchange of the note for shares of common stock offered in this offering, as further described below. See "Certain Relationships and Related Transactons."

     o $4.6 million for the expansion of our laser correction and professional services division, additional e-commerce applications and for working capital and general corporate purposes. Until we apply the net proceeds for those purposes, we will apply the net proceeds to temporarily reduce the outstanding balance of the revolving portion of debt under our credit facility, which currently bears interest at the rate of 8.39% per annum. The revolving portion of the credit facility is due in full on June 1, 2004.

     If we sell less than all the shares we are offering, the proceeds will be applied in the priority indicated above.

     The first $3,000,000 of net proceeds from the sale of common stock is required to be paid to the lenders pursuant to the terms of our credit facility. We are required to redeem the $4,000,000 note issued to Marlin Capital (if not converted) at the redemption price, to the extent that we raise net proceeds from this offering in an amount in excess of $3,000,000. Marlin Capital intends to purchase approximately $2.0 million of the common stock in this offering through the exchange of a $2.0 million subordinated note issued by us at an exchange rate equal to the price of common stock offered in this offering. See "Certain Relationships and Related Transactions."

     The proceeds of our credit facility were used to pay indebtedness of PrimeVision Health and OptiCare Eye Health Centers and to fund our business operations. The proceeds of the subordinated notes issued to Marlin Capital, L.P. were used in connection with the mergers among PrimeVision Health, OptiCare Eye Health Centers and Saratoga. See "Certain Indebtedness."

     Subject to the terms of our credit facility, we are permitted to "re-borrow" the amount that we apply to reduction of the revolving portion of debt under our credit facility until June 1, 2004.

     We regularly review opportunities to further our business strategy through strategic acquisitions of businesses that we believe are complementary to our current and planned operations. See "Business -- Growth Strategy."

     The foregoing information represents our best belief of our use of the proceeds of this offering based upon our current plans. Actual expenditures may vary substantially from the intended uses described above. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

                          PRICE RANGE OF COMMON STOCK

     You should evaluate the following information about the market prices of our common stock in light of the material and substantial qualitative changes in our business that became effective upon the closing of the mergers of the company with PrimeVision Health and OptiCare Eye Health Centers, on August 13, 1999. Among other changes, (i) Saratoga effected a 0.06493-for-1 reverse stock split on August 13, 1999, (ii) Saratoga spun off to its stockholders of record prior to the mergers, the capital stock of certain subsidiaries, and (iii) we issued approximately 8.7 million shares of post-reverse-split common stock to effectuate the mergers. The prices reported below for periods ending on or before August 13, 1999, have been adjusted to reflect the reverse stock split.

     Commencing August 16, 1999, our common stock has been listed on the American Stock Exchange and is traded under the symbol "OPT" (or, from August 16 through September 20, 1999, under the symbol "OPTWI"). Prior to August 16, 1999, our common stock was not listed on any stock exchange, but quotations from time to time were reported by the NASD on the OTC Bulletin Board under the symbol "SRIK."

     The high and low prices for the period from August 16, 1999, through January 14, 2000, are based on trades effected on the American Stock Exchange. The range of high and low bid information for the shares of our common stock for the last two complete fiscal years, and for January 1 through August 13, 1999, as set forth below, was reported by the National Quotation Bureau. Such quotations represent prices between dealers, do not include retail markup, markdown or commission, and may not represent actual transactions.


2000                                              HIGH            LOW
----                                              ----            ---
1st Quarter (through January 14) .........      $ 3.75         $ 3.00

1999                                              HIGH            LOW
----                                              -----           ---
4th Quarter ..............................      $ 5.00         $ 2.75
3rd Quarter*:
 August 16 -- September 30* ..............       12.50           5.00
 July 1 -- August 13** ...................        0.106          0.037
2nd Quarter ..............................        0.067          0.004
1st Quarter ..............................        0.004          0.004

1998
----
4th Quarter ..............................        0.016          0.004
3rd Quarter ..............................        0.016          0.016
2nd Quarter ..............................        0.073          0.012
1st Quarter ..............................        0.012          0.012

1997
----
4th Quarter ..............................        0.073          0.004
3rd Quarter ..............................        0.014          0.006
2nd Quarter ..............................        0.014          0.006
1st Quarter ..............................        0.018          0.006


* The range of prices and quotations in the 3rd Quarter of 1999 is reported separately for periods ending on or before August 13, 1999, which is the last trading day before the reverse stock split and the mergers of OptiCare Health Centers and Prime Vision Health became effective.

** Quotations for all periods ending on or before August 13, 1999, have been adjusted to give effect to a 1-for-0.06493 reverse stock split that became effective at the close of business on August 13, 1999.

     On January 14, 2000, the last reported sale price of the common stock on the American Stock Exchange was $3.50 per share. As of January 14, 2000, we had approximately 161 stockholders of record.

                                DIVIDEND POLICY

     The holders of our common stock are entitled to share ratably in any dividends we declare on the common stock. We have never paid any cash dividends on our common stock and do not intend to pay any cash dividends for the foreseeable future. We expect to continue to retain any earnings for repayment of indebtedness, working capital, capital expenditures and general corporate purposes. Our credit facility restricts us from declaring or paying any cash dividends or making any other payment or distribution on account of our capital stock. For information about restrictions on our payment of dividends, see "Certain Indebtedness," and "Description of Capital Stock."

                                CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 1999 actual and as adjusted to reflect the issuance and sale of the shares of our common stock in this offering at an offering price of $3.50 per share, which is the closing price of our common stock on the American Stock Exchange on January 14, 2000, and application of the estimated net proceeds from the offering. This table should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.


                                                                 AS OF SEPTEMBER 30, 1999
                                                                ---------------------------
                                                                   ACTUAL       AS ADJUSTED
                                                                ------------   ------------
                                                                      (IN THOUSANDS)
                                                                        (UNAUDITED)
Long-term debt, (including current portion):
 Credit facility ............................................    $  29,900      $  22,300
 8% subordinated note due 2002 ..............................        2,000             --
 9% convertible subordinated note due 2002 ..................        4,000             --
 Other subordinated debt ....................................        5,482          5,482
                                                                 ---------      ---------
   Total long-term debt (including current portion) .........       41,382         27,782
                                                                 =========      =========
Stockholders' equity:
Series A convertible preferred stock, $.001 par value,                   1              1
 550,000 shares authorized; 418,803 shares issued and
 outstanding; ...............................................
Common stock, $.001 par value; 50,000,000 shares                         9             13
 authorized; 8,862,128 shares issued and outstanding
 (actual) and 12,862,128 shares (as adjusted) ...............
 Additional paid-in-capital .................................       46,994         60,590
 Accumulated deficit(1) .....................................      (42,668)       (42,804)
                                                                 ---------      ---------
   Total stockholders' equity ...............................        4,336         17,800
                                                                 ---------      ---------
Total capitalization ........................................    $  45,718      $  45,582
                                                                 =========      =========

----------
1. Accumulated deficit adjusted for the offering has been increased by $136 to write off deferred financing costs (net of tax) associated with the credit facility.

                       SELECTED HISTORICAL CONSOLIDATED
                     AND PRO FORMA COMBINED FINANCIAL DATA

     The following selected historical consolidated financial data has been derived from PrimeVision Health's audited consolidated financial statements as of and for the years ended December 31, 1998, 1997, 1996 and 1995, and the unaudited consolidated financial statements as of and for the nine month periods ended September 30, 1999 and 1998. Prior to 1995, PrimeVision Health did not exist. Our present form is the result of the mergers completed on August 13, 1999 among Saratoga, PrimeVision Health and OptiCare Eye Health Centers. For accounting purposes, PrimeVision Health was treated as the accounting acquirer and, therefore, the predecessor business for historical financial statement reporting purposes.

     The pro forma combined financial data has been derived from the unaudited pro forma financial data appearing elsewhere in this prospectus. The pro forma statement of operations data gives effect to each of the following transactions as if each had occurred at the beginning of the respective period:

     o  the reverse acquisition by PrimeVision Health of Saratoga;

     o the acquisition by PrimeVision Health of OptiCare Eye Health Centers under the purchase method of accounting; and

     o the issuance and sale of our common stock in this offering at an offering price of $3.50 per share, which is the closing price of our common stock on the American Stock Exchange on January 14, 2000, and the application of the net proceeds therefrom as described in "Use of Proceeds."

     The as adjusted combined balance sheet data gives effect to the issuance and sale of our common stock in this offering at an offering price of $3.50 per share, which is the closing price of our common stock on the American Stock Exchange on January 14, 2000, and the application of the net proceeds therefrom as if each of these transactions had occurred on September 30, 1999.

     The information set forth below should be read in conjunction with our consolidated financial statements and unaudited pro forma combined financial statements and notes thereto, and "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The financial information presented below for the nine-month periods ended September 30, 1999 and 1998, reflects all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of our consolidated results of operations and financial position for such periods. The information shown for the nine-month periods is not necessarily indicative of the results that may be expected for the full year.

                                  FOR THE NINE MONTHS ENDED
                                        SEPTEMBER 30,
                                         (UNAUDITED)                        FOR THE YEARS ENDED DECEMBER 31,
                              ---------------------------------- -------------------------------------------------------
                               PRO FORMA        HISTORICAL        PRO FORMA                  HISTORICAL
                              ----------- ---------------------- ----------- -------------------------------------------
                                  1999      1999(1)      1998        1998       1998       1997       1996       1995
                              ----------- ----------- ---------- ----------- ---------- ---------- ---------- ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations
 Data:
 Total net revenues .........   $96,398     $62,895    $ 50,164   $103,982    $ 64,612   $ 58,346   $52,157    $38,523
 Income (loss)
   from continuing
   operations ...............      (403)        212      (1,285)    (1,538)     (3,239)    (2,034)     (767)      (391)
 Weighted average shares
   outstanding (3) ..........    12,862       3,415       2,241     12,862       2,256      1,856       693         --
 Income (loss) from
   continuing operations
   per share (2) ............   $ (0.03)    $ (0.11)   $  (0.84)  $  (0.12)   $  (2.54)  $  (1.10)  $ (1.11)   $    --

----------
(1) On August 13, 1999, OptiCare Eye Health Centers was acquired in a transaction accounted for a purchase. Accordingly, the results of operations for OptiCare Eye Health Centers are included in the historical results of operations since September 1, 1999, the deemed effective date of the acquisition for accounting purposes.

(2) Income (loss) from continuing operations per share for the historical 1999 and 1998 periods are calculated after giving effect to preferred stock dividends.

(3) The weighted average common shares outstanding have been adjusted to reflect the conversion associated with the reverse merger with Saratoga.


                                                  AS OF SEPTEMBER 30,
                                                      (UNAUDITED)                            AS OF DECEMBER 31,
                                              ----------------------------   --------------------------------------------------
                                               AS ADJUSTED     HISTORICAL                        HISTORICAL
                                              -------------   ------------   --------------------------------------------------
                                                   1999           1999           1998          1997         1996         1995
                                              -------------   ------------   ------------   ----------   ----------   ---------
                                                                               (IN THOUSANDS)
Balance Sheet Data:
Net assets of discontinued operations .....           --              --      $   5,582      $69,473      $13,845           --
Total current assets ......................      $25,395         $25,395         20,237       18,274       20,306      $ 5,315
Total assets ..............................       68,308          68,444         26,557       86,397       26,296       11,873
Total current liabilities .................       25,327          25,327         51,198        8,289        4,138        2,941
Total debt (including current portion).....       27,782          41,382         40,722       46,536       22,273        6,895
Mandatorily redeemable preferred
 stock ....................................           --              --          9,200           --           --           40
Total stockholders' equity
 (deficit) ................................       17,800           4,336        (34,690)       4,546        4,683       23,036

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and notes thereto of OptiCare Health Systems Inc., included elsewhere in this prospectus. See the Index to Financial Statements, beginning at page F-1.

     Overview. OptiCare Health Systems, Inc. is an integrated eye care services company that delivers a range of services and systems for eye health professionals, consumers, including laser vision correction, and managed care plans. On August 13, 1999 Saratoga Resources, Inc. ("Saratoga"), a Delaware corporation, PrimeVision Health, Inc. and OptiCare Eye Health Centers, Inc. merged (the "Mergers") pursuant to the terms of an Agreement and plan of Merger dated as of April 12, 1999. In this transaction PrimeVision Health merged with Saratoga through a reverse acquisition by PrimeVision Health of Saratoga at book value with no adjustments reflected to historical values. Immediately following the PrimeVision Health merger, OptiCare Eye Health Centers was acquired by Saratoga, which was accounted for under the purchase method of accounting with the excess of purchase price over the estimated fair value of net assets acquired recorded as goodwill. In reporting financial results for the nine months ended September 30, 1999, the month of September is based upon consolidated operating results reported by the company and its subsidiaries, including OptiCare Eye Health Centers, and the months prior to that are based solely upon the results reported by Prime and its subsidiaries.

     Our shareholders approved an amendment to our Articles of Incorporation changing, among other things, our name to OptiCare Health Systems, Inc., effective August 13, 1999.

     For accounting purposes, PrimeVision Health was the accounting acquirer and the surviving accounting entity. Accordingly, the operating results of OptiCare Eye Health Centers have been included in the accompanying consolidated financial statements since September 1, 1999, the deemed effective date of the acquisition for accounting purposes. The impact of results from August 13, 1999 through August 31, 1999 are deemed immaterial to the consolidated financial statements. The excess of the aggregate purchase price of $26.9 million over the estimated fair value of the net assets acquired, based on a preliminary allocation, was approximately $21.7 million. Of this excess $17.7 million has been recorded as goodwill and is being amortized on a straight-line basis over 25 years and $4.0 million has been used to eliminate the valuation allowance related to Prime's deferred tax assets. In addition, the company recorded an intangible asset of $7.1 million in connection with a new administrative services agreement that is being amortized over 25 years.

     The company executes its business through two business segments: (1) integrated services and product sales and (2) managed care services. The integrated services and product sales segment includes a range of services rendered to licensed practitioners of ophthalmology and optometry, including the development and marketing of laser vision correction centers, selling of eye health systems and software, and a buying group program for optical products. In addition, this segment operates integrated eye health centers in Connecticut and owns and operates retail optical stores in Connecticut and North Carolina. The managed care segment provides a range of administrative, network management and related services to health maintenance organizations and other health care entities.


RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

     Integrated services and product sales net revenue. Integrated services and product sales revenue increased to $46.8 million for the nine months ended September 30, 1999 from $39.0 million for the nine months ended September 30, 1998, an increase of $7.8 million or 20.0%. Of this increase $3.1 million represents optometry and ophthalmology revenue of OptiCare Eye Health Centers for the month of September 1999 which, in connection with the merger with OptiCare Eye Health Centers in August 1999, have been included in the revenue of the company in 1999. In addition, the company recorded approximately $0.9 million of revenue in 1999 from HSO service agreements. No HSO revenue was recorded in 1998. The increase is also a result of growth in revenue from the buying group that increased from $23.7 million for the nine months ended September 30, 1998 to $25.0 million for the nine months ended September 30, 1999. The remaining increase is attributable to growth in the optometry and retail areas, partially offset by reductions in the rate of reimbursement from governmental and commercial payors.

     Managed care net revenue. Managed care net revenue increased to $16.1 million for the nine months ended September 30, 1999 from $11.2 million for the nine months ended September 30, 1998, an increase of $4.9 million or 43.8%. Of this increase, $1.0 million represents managed care revenue of OptiCare Eye Health Centers for the month of September 1999. The remaining increase is due to new managed care contracts and growth in existing member lives.

     Cost of product sales. Cost of Sales increased to $31.4 million for the nine months ended September 30, 1999 from $27.6 million for the nine months ended September 30, 1998, an increase of $3.8 million or 13.8 % This increase is primarily due to growth in the buying group and is consistent with the increase in net revenues for integrated services and product sales.

     Medical claims. Medical claims increased to $12.9 million for the nine months ended September 30, 1999 from $8.2 million for the nine months ended September 30, 1998, an increase of $4.7 million or 57.3%. This increase is primarily due to new managed care contracts and growth in existing member lives and is consistent with the increase in managed care revenues. The remaining increase of $0.7 million represents managed care claims expenses of OptiCare Eye Health Centers for the month of September 1999.

     Salaries wages & benefits. Salaries, wages and benefits increased to $10.1 million for the nine months ended September 30, 1999 from $7.2 million for the nine months ended September 30, 1998, an increase of $2.9 million or 40.3%. Of this increase $2.0 million represents compensation expenses of OptiCare Eye Health Centers for the month of September. The remaining increase represents increased employee costs associated with servicing increased managed care contracts.

     Selling, general and administrative expenses remained relatively unchanged at $4.4 million for the nine months ended September 30, 1999 as compared to $4.3 million for the same period in 1998.

     Depreciation and amortization. Depreciation and amortization increased to $1.1 million for the nine months ended September 30, 1999 compared to $1.0 million for the nine months ended September 30, 1998, an increase of $0.1 million or 10.0%. This increase is the result of the merger and related goodwill amortization.

     Interest Expense. Interest expense decreased to $2.6 million for the nine months ended September 30, 1999 from $3.4 million for the nine months ended September 30, 1998, a decrease of $0.8 million or 23.5%. Interest expense primarily relates to our bank indebtedness and notes payable to sellers in connection with acquisition activities. The decrease in interest expense is primarily due to the reduction in our outstanding bank debt and reduced interest rates associated with the mergers in August 1999 and the reduction in the seller notes payable in connection with the disposal of PrimeVision Health's ophthalmology division in December 1998.

     Income (loss) from continuing operations before income taxes. Income from continuing operations before income taxes increased to $0.3 million for the nine months ended September 30, 1999 from a loss of $(1.5) million for the nine months ended September 30, 1998, an increase of $1.9 million or 126.7%. This increase was primarily attributed to revenue growth and the reduction of interest expense as described above.

     Income from discontinued operations, net of tax. Discontinued operations represent the income from Prime's ophthalmology division. Income from discontinued operations for the nine months ended September 30, 1998 was $0.9 million. Discontinued operations for the nine months ended September 30, 1999 includes an additional loss on disposal of $2.3 million that represents our revised estimate of loss.

     Net Income (loss). The company had a net loss of $(2.1) million for the nine months ended September 30, 1999 compared to a net loss of $(0.4) for the nine months ended September 30, 1998, an increase in loss of $1.7 million. This change was the result of an increase in continuing operations of $1.8 million and was offset by an increase in income tax expense of $0.4 million and an increase in loss from discontinued operations of $3.1 million.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     For the year ended December 31, 1998, the company recorded a net loss of approximately $38.1 million, was highly leveraged and was not in compliance with its bank debt covenants. Accordingly, all bank debt was classified in current liabilities at December 31, 1998. Management determined that the ophthalmology segment was the main contributing factor to the company's liquidity problems, due to lower than anticipated cash flows from the ophthalmology practices, as evidenced by the historical operating losses experienced by the ophthalmology segment.

     On December 15, 1998, in recognition of the significant losses and the fact that the physician practice management business model as operated by the company was largely unsuccessful, the company determined that the business should be disposed of and that a combination should be sought with a related business with a stronger infrastructure. Subsequent to such decision by the board, the merger among Saratoga, PrimeVision Health and OptiCare Eye Health Centers was approved.

Results of continuing operations:

     Revenues. Revenues for the year ended December 31, 1998 were $64.6 million, a $6.3 million or 10.8% increase from prior year's $58.3 million primarily due to 101.3% growth in the company's managed care division of its eye care services business segment. Also within the eye care services business segment, revenues in the buying group division decreased slightly offset by a small increase in the optometry division.

     Cost of sales. Cost of sales in 1998 was $46.2 million compared to $42.0 million in 1997. The 10.0% increase was in line with the related increase in revenues.

     General and administrative expenses. General and administrative expenses increased from $5.2 million in 1997 to $6.0 million in 1998 primarily due to additional costs to support revenue growth in the managed care division.

     Interest expense. Interest expense for the year ended December 31, 1998 was $4.5 million versus $3.9 million for the year ended December 31, 1997. This increase is due to increased borrowings on PrimeVision Health's bank credit facility resulting from acquisitions and lower than expected cash generation in the discontinued ophthalmology business.

     Income taxes. The effective tax rate for the year ended December 31, 1998 of (15.5%) represents the tax benefit expected on the significant tax losses during 1998. The book basis loss before income taxes is significantly more than the tax basis loss. Accordingly, the effective tax rate is significantly lower than the statutory rate. Prime's effective tax rate in 1997 was 33.7%.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenue. Revenue increased 11.7% to $58.3 million for the year ended December 31, 1997 from $52.2 million for the year ended December 31, 1996.

     Cost of sales. Cost of sales for the year ended December 31, 1997 was $42.0 million compared to 37.4 million for the year ended December 31, 1996 but remained constant as a percentage of revenues, which is consistent with the growth across all divisions.

     General and administrative. General and administrative expenses decreased from $5.5 million in 1996 to $5.2 million in 1997 due to cost savings achieved within the continuing operations.

     Interest expense. Interest expense increased from $1.0 million in 1996 to $3.9 million in 1997 largely due to the increased debt as a result of the significant acquisitions completed during 1996 and 1997 by the ophthalmology division.

     Income taxes. The effective tax rate for the year ended December 31, 1997 was 33.7% compared to an effective rate of 21.6% in 1996.


LIQUIDITY AND CAPITAL RESOURCES

     The company's principal sources of liquidity are from cash flows generated from operations and from borrowing under the company's credit facility. The company's principal uses of liquidity are to provide working capital, meet debt service requirements and finance the company's strategic plans. As of September 30, 1999, the company had cash and cash equivalents of approximately $3.2 million and $4.3 million of additional borrowing capacity available under its revolving credit facility.

     In August 1999, in connection with the mergers, the company entered into a loan agreement (the "Credit Facility") with Bank Austria. Proceeds from the credit facility were used to pay certain indebtedness of PrimeVision Health and OptiCare Eye Health Centers and to fund the company's business operations. The credit facility provides the company with a $21.5 million term loan and up to a $12.7 million revolving credit facility and is secured by a security interest in substantially all of the assets of the company. We are required to maintain certain financial ratios, which are to be calculated on a quarterly and annual basis beginning on December 31, 1999. In the event of default of the financial covenants, the bank could foreclose on its security interest in the company's assets, which could have a material adverse effect on the results and financial position of the company. The first principal payment on the term loan is April 1, 2000 and the credit facility terminates and all amounts outstanding thereunder are due and payable on June 1, 2004. At September 30, 1999, the company had advances outstanding of $29.9 million under the credit facility.

     The interest rate applicable to the credit facility will equal the base rate or the Eurodollar rate (each, as defined in the loan agreement with Bank Austria ("Loan Agreement")), as the Company may from time to time elect, in accordance with the provisions of the Loan Agreement. The base rate will generally be the higher of (a) the prime rate of Bank Austria for domestic commercial loans in effect on such applicable day or (b) the federal funds rate in effect on such applicable day plus one-half of one percent (1/2 of 1%), which generally equals LIBOR plus 2.25%. The Eurodollar rate will generally equal the offered rate quoted by Bank Austria in the inter-bank Eurodollar market for U.S. dollar deposits of an aggregate amount comparable to the principal amount of the Eurodollar loan to which the quoted rate is to be applicable.

     For the nine months ended September 30, 1999 the company used $0.9 million in operating activities and $5.0 million in investing activities while financing activities provided cash of $3.2 million. Cash used in operating activities included $1.5 million of discontinued operations partially offset by a non-cash charge of $1.1 million of depreciation and amortization. Cash used in investing activities consisted of $4.7 million of merger related transactions. Net cash provided from financing activities primarily consisted of $3.3 million of borrowings under the company's revolving credit facility.

     For the nine months ended September 30, 1998 the company generated $0.3 million in operating activities and $1.9 million in financing activities while investing activities used cash of $0.4 million. Cash from operating activities represents a $1.3 million net loss from continuing operations, a non-cash charge of $1.0 million of depreciation and amortization, an increase in accounts receivable and decreases in inventory, accounts payable and accrued expenses. Net cash provided from financing activities consisted of $8.0 million from the issuance of mandatorily redeemable preferred stock that is partially offset by the repayment of $6.0 million of bank indebtedness. Cash used in investing activities consisted of $0.4 million of capital expenditures.

     The company raised $8 million of capital in the year ended December 31, 1998 by the issuance of mandatorily redeemable preferred stock. This cash and cash from operations was primarily used to fund the $.6 million of capital expenditures and the repayment of $6 million of bank indebtedness. For the years ended December 31, 1997 and 1996, proceeds from the issuance of long-term debt totaled $28.8 million and $11.0 million, respectively, which was primarily used in the discontinued operations of the Company.

     Under agreements with the North Carolina and Texas Departments of Insurance, we are required to maintain restricted investments of $25,000 and $500,000 on behalf of these respective regulatory bodies. In addition, we are not to declare or pay dividends or otherwise transfer any funds from its limited purpose health maintenance organization in Texas without prior approval from the Department of Insurance. The North Carolina Department of Insurance also places restrictions on dividends. The company does not believe these requirements will have a material impact on liquidity.

     Management believes that the combination of funds expected to be provided by its operations and credit facility will be sufficient to meet is current and anticipated funding needs for the next twelve months. The company may incur additional indebtedness and may issue notes or equity securities, in public or private transactions, in order to fund future acquisitions, capital expenditure and working capital requirements.


IMPACT OF INFLATION AND CHANGING PRICES

     We are subject to pre-determined Medicare reimbursement rates which, for certain products and services, have decreased over the past three years. A decrease in Medicare reimbursement rates could have an adverse effect on the company's results of operations if it can not manage these reductions through increases in revenues or decreases in operating costs. To some degree, prices for health care are driven by Medicare reimbursement rates, so that the company's non-Medicare business is also affected by changes in Medicare reimbursement rates.

     Management believes that inflation has not had a material effect on the company's revenues for the past three years.


YEAR 2000

     The company has taken steps to ensure that all of its computer systems are Year 2000 compliant. Management has developed a plan and arranged for the required resources to complete the necessary remediation efforts for both information technology ("IT") and non-information technology systems. These systems include those used in practice management, managed care administration and corporate functions, as well as any "imbedded systems" in medical equipment or leased office space. We are devoting the necessary internal and external resources to replace, upgrade or modify any significant systems that do not correctly identify the Year 2000. Substantially all necessary modifications and testing of the Company's significant systems have been completed.

     All of the company's critical and non-critical systems are anticipated to be Year 2000 compliant by the end of December 1999, and to date, management believes substantially all of the critical systems are compliant. Contingency plans are in place to address unexpected Year 2000 issues that include manual processing of data or seeking alternative processing sites while awaiting remediation of existing software or hardware from its vendors under existing maintenance contracts.

     We are also considering the potential impact of Year 2000 problems with other entities with which the company has business relationships that impact its operation. All key vendors, service providers, and customers have been contacted to obtain written and verbal verification as to their Year 2000 readiness.

     The company believes its greatest risk related to the Year 2000 involves the potential inability of external entities, with which the company transacts business, to be Year 2000 compliant. Since the company relies on certain external entities, in particular, third party commercial and governmental payors, for a considerable portion of its revenues, a significant failure of these parties in maintaining payments could materially adverse impact on the company's operations.

     As of September 30, 1999, the Company has not incurred any external cost related to the Year 2000 since any system upgrades related to Year 2000 compliance were made under existing maintenance contracts with vendors or were made under scheduled system upgrades as part of the company's aggressive strategy to maintain state of the art technology. The cost to bring internal systems and equipment into compliance has not been and is not expected to be material to the company's combined financial statements and the company does not expect Year 2000 issues to have a material adverse effect on its results of operations, liquidity or financial condition.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are subject to market risk from exposure to changes in interest rates based on our financing activities under our credit facility. The nature and amount of the company's indebtedness may vary as a result of future business requirements, market conditions and other factors. The extent of the company's interest rate risk is not quantifiable or predictable due to the variability of future interest rates and financing needs. The company does not expect changes in interest rates to have a material effect on income or cash flows in 1999, although there can be no assurances that interest rates will not significantly change. An increase of 10% in the interest rate payable by the company would increase the annual interest expense by $3.0 million, assuming that the company's borrowing level is unchanged. The company did not use derivative instruments to adjust the company's interest rate risk profile during the nine months ended September 30, 1999.

                                   BUSINESS


OUR BUSINESS

     We are an integrated eye care services company focused on providing laser vision correction, managed care and professional eye care services. We currently own, operate and develop laser and ambulatory surgery centers and provide systems, including Internet-based software solutions, to eye care professionals. We also provide managed eye care services to health plans and operate integrated eye health centers and retail optical stores.

     In the fourth quarter of 1999, our board of directors approved a new corporate strategy to focus on the growth of laser vision correction in the eye care industry. As part of our new growth strategy, described below, we reorganized our operations from two into the following three divisions: Laser Correction and Professional Services, Managed Care Services, and Other Integrated Services.


OUR GROWTH STRATEGY

 Overall

     Our goal is to become a leading integrated eye care services company. Although our businesses have solid same-store growth potential, we believe our laser correction and professional services division and our managed care business have the potential for very significant near-term and long-term growth. We have tailored our business model to focus on further developing our laser vision correction and managed care businesses.

 Expand Laser Vision Correction Services

     The market for laser vision correction services is less than three years old and is growing dramatically. Laser In-Situ Keratomileusis, or LASIK, surgical procedures, commonly called laser vision correction surgery, offers patients in need of vision correction an alternative to eye glasses or contact lenses. (See "Industry" below). As a result of the rapidly growing popularity of the procedure, ophthalmologists are exploring ways to offer laser vision correction services to meet this consumer demand. We intend to expand laser vision correction services at our existing owned and operated laser vision and ambulatory surgery centers in those markets where we have an existing eye care market presence.

     We have also developed a strategy called the OptiCare Laser Advantage (Trade Mark) to participate in the rapid growth of laser vision correction. In this arrangement, we intend to execute laser development agreements with ophthalmology practices that already perform laser vision correction surgery at third-party laser sites, but which desire to open their own laser center. We secure the laser and associated peripheral equipment and supplies at preferred rates, based on agreements with manufacturers, facilitate the development of the center, and perform marketing services for the center, utilizing our in house marketing experience and resources. We also offer these practices access to our buying group program and other services at preferred rates. We believe the combination of all of these value-added features distinguishes this program from our competitors. We intend to be paid by each practice on a multi-year, fixed fee-per-procedure basis, with guaranteed minimum procedure volumes. We have already executed our first installation and are investing resources to rapidly expand the OptiCare Laser Advantage (Trade Mark) program throughout the United States. We believe this service-oriented model will appeal to independent ophthalmologists who are eager to participate in the growth of laser vision correction. We believe that this initiative will be a source of our growth.

 Leverage our managed care expertise

     In our managed care division, we provide management services to health plans that contract with us to handle the eye health portion of the benefits provided to their enrolled participants. We currently provide managed eye care services for 30 contracts, with 27 managed care plans. We coordinate eye care services for 5.8 million lives, 3.2 million of which are in capitated programs,
1.2 million lives in plans in which we are paid on a fee-for-service basis, and
1.4 million lives in industrial
programs. This division has experienced 83% and 113% revenue growth each of the last two years, and over 60% growth through the 9 months ended September 30, 1999, versus the same period in the prior year. We believe that managed care plans increasingly realize that assigning responsibility for management of eye care benefits to a company that specializes in such services produces significant added value. We believe this trend is evidenced by our history of strong year-to-year revenue growth.

     We believe our strategy and internal capabilities permit us to continue to materially grow this business. First, by combining the existing managed care businesses of OptiCare Eye Health Centers, Inc. and PrimeVision Health, we have improved the efficiencies of our operations. Second, we believe our current and ongoing investment in systems infrastructure, including electronic authorization and claim payment capabilities, permits us to provide a high degree of service at an affordable and competitive price to our customers. These systems also permit us to understand cost and value drivers for our customers and modify our services and products quickly and effectively. In addition, we believe we have market-leading quality evaluation tools, including retrospective outcome studies, which will permit our managed care customers to improve the quality of care provided to their members.

     Also, we believe that our growth will be enhanced because we can provide a comprehensive set of managed care services for our customers. This means that we can offer integrated eye care management, which covers not only vision benefits (such as reimbursement for exams, frames and lenses), but also management of medical/surgical treatment of eye disease. We have experience coordinating care for all types of covered populations, including traditional or "commercial" managed care members, Medicare beneficiaries, and enrollees in Medicaid programs. We can address all of these benefit options in an integrated fashion or only specific segments depending on the needs of the customer.

 Link our service offerings

     We leverage eye care services and link service offerings across the spectrum of eye care. We believe that having operating units within the eye care services marketplace provides us with several advantages:

     o Patients who use one of our integrated eye health centers or retail optical locations may utilize one of our surgery centers. Procedures may include laser vision correction surgery or other eye surgery.

     o Eye care professionals that utilize our health services organization program, buying group program or eye care systems and software may be interested in developing laser vision correction services with us.

     o Our managed care business may increase patient visits in our eye health centers and retail optical locations.

     o Our expertise in managed care enables us to provide advisory services to our eye care professionals.

     o Patients using medical services as our integrated eye health centers purchase glasses or contact lenses at our eye health centers or retail optical stores.

     o Eye care professionals who develop laser vision correction services through our OptiCare Laser Advantage (Trade Mark) program will be strong candidates for our other professional service offerings.

     We believe our integrated services have several advantages over our competitors in the eye care services market.


OUR INDUSTRY

 Overview

     The eye care market includes both eye care services and optical products. In the eye care services market, eye health professionals, including ophthalmologists and optometrists, provide diagnostic eye examinations and treatment interventions to address complex eye and vision conditions. The most common conditions addressed by eye care professionals are nearsightedness, farsightedness and astigmatism. These eye and vision conditions have historically been treated with pharmaceuticals, prescription glasses, contact lenses or some combination of these treatments. With the introduction of LASIK in 1996, eye care professionals are beginning to use laser vision correction as an additional treatment alternative for these three conditions. The optical products portion of the eye care market consists of the manufacture, distribution and sale of optical goods, including corrective lenses, eyeglasses, frames, contact lenses and other related optical products.

     In the U.S., eye care services have traditionally been delivered by ophthalmologists and optometrists. Ophthalmologists are specifically trained physicians who have completed four years of medical school, obtained a medical degree and have received specialty training in ophthalmology. In addition to diagnostic examinations, ophthalmologists are licensed to perform ophthalmic surgery. Optometrists complete four years of optometry school and are generally licensed to perform routine eye exams and prescribe corrective optical goods. Optometrists do not perform surgery, but often provide pre- and post-operative care. There are approximately 32,000 practicing optometrists and 22,000 practicing ophthalmologists in the U.S.

     According to the Vision Council of America, 163 million people, or approximately 60% of the U.S. population, utilized eye care services in 1998, and 60% of those eye care consumers purchased eye wear products. 1998 spending for both services and products is estimated to be over $55 billion, increasing at approximately 6% per year.

 Laser Vision Correction

     Recently, new surgical technologies and procedures have been introduced for surgical correction of common vision conditions. Within the eye care industry, one sector that is experiencing rapid growth is laser vision correction. Although earlier applications for laser based surgical treatment of eye disorders, such as photorefractive keratotomy, or PRK, were introduced in the late 1980's, widespread interest in laser vision correction did not occur until the introduction and approval of LASIK. Introduced in 1996 in the U.S., LASIK has led to a dramatic increase in the popularity of laser vision correction surgery.

     The three most common conditions which are candidates for laser vision correction are:

     o nearsightedness, which is caused by a steepening of the cornea, resulting in the blurring of distant objects;

     o farsightedness, which is caused by a flattening of the cornea, resulting in the blurring of close objects; and

     o astigmatism, in which images are not focused on any point due to the varying curvature of the eye along different axes, which results in a distorted view of images.

     In the LASIK procedure, an ophthalmologist uses an automated microsurgical instrument to peel back a thin layer of corneal tissue which remains hinged to the eye. A number of laser pulses are then applied to the cornea to remove tissue and thereby correct the patient's vision by reshaping the patients cornea. After the surgeon replaces the layer of corneal tissue, no bandages are required and most patients experience no discomfort. A LASIK procedure typically takes 10 to 15 minutes from set-up to completion and is performed in an outpatient setting. At this time, only ophthalmologists are licensed to perform LASIK, although optometrists are often involved in providing pre- and post-operative care.

     Because of the effectiveness and convenience of LASIK, laser vision correction has grown from approximately 430,000 procedures to be performed in 1998 to industry estimates of 980,000 procedures to be performed in 1999. Despite this rapid growth, the number of laser vision correction patients in 1998 represented less than 0.3% of the 163 million people with refractive vision conditions in the U.S. Further, unlike most other eye-related surgical procedures, laser vision correction is an elective procedure for which patients pay and are generally not reimbursed by third party payors.

     Laser vision correction has been practiced in the United States only since 1996, and so there is only minimal information available for medical and scientific study of its long-term effects. Long-term follow-up data may reveal additional complications that may have a material adverse effect on acceptance of laser vision correction. Concern over the safety of laser vision correction procedures could adversely affect market acceptance of laser vision correction or result in adverse regulatory action, including product recalls. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

     Concerns about the safety and effectiveness of laser vision correction include predictability and stability of results. Potential complications and side effects include:

     o  post-operative discomfort;

     o an increase in the light-scattering properties of the cornea during healing (corneal hazing);

     o  glare/halos (undesirable visual sensations produced by bright lights);

     o  decreases in contrast sensitivity;

     o temporary increases in pressure within the eye in reaction to medication;

     o  modest fluctuations in focusing capabilities during healing;

     o modest decreases in best corrected vision (i.e., with corrective lenses);

     o  unintended over- or under-corrections;

     o  decline in corrective effect;

     o  disorders in corneal healing, corneal scars and corneal ulcers;

     o  induced astigmatism.

 Managed care

     According to InterStudy, a health care research firm, total 1998 U.S. enrollment in health maintenance organizations, the most common type of managed care plan, was 76.6 million. This represents a 14% increase in membership versus 1997. Almost all managed care plans cover medical/ surgical treatment of eye disorders and many also provide vision care benefits, including routine eye exams or optical products. According to the 1999 U.S. Optical Industry Handbook, 66% of consumers seeking eye care services received either full or partial reimbursement from a third-party insurance or managed care plan.

     We believe that enrollment in managed care plans and, therefore, the population with coverage of eye care services will continue to grow. We believe this trend will be supported by managed care plans offering enhanced vision and eye care benefits in order to more aggressively compete for potential membership. We also believe that the management of eye care services and products is specialized and best provided by companies that focus on these services. Given our success in both acquiring new customers and retaining existing customers, we believe this market segment has significant growth potential. For more information regarding our managed care customer growth, see "-- Our Growth Strategy -- Leverage our managed care expertise".

 Other eye care products and services

     Although vision correction techniques and technologies are growing dramatically, the demand for basic optical goods, including corrective lenses, eyeglass frames and other optical products, and eye health surgery, remains significant. Of the $55 billion eye care market, consumers spend approximately $16.3 billion on retail optical products. Approximately 83%, or $13.5 billion, is spent on lenses and frames, while approximately 12%, or $2 billion, is spent on contact lenses.

     We also expect the demand for eye surgery other than vision to show steady growth. Common eye disorders include glaucoma, macular degeneration, diabetic retinopathy and cataracts. We believe that the aging of the population, including the "baby boom" generation, will increase the demand for medical and surgical treatment of these disorders. Glaucoma affects approximately 3 million people in the U.S. and is projected by industry sources to double by 2030. Cataract surgery, the most widely performed eye care surgical procedure in the U.S., is typically performed on an outpatient basis using local anesthesia, and the procedure time is typically less than 30 minutes. In 1997, over 2.3 million cataract procedures were performed in the U.S. Since the preponderance of these other eye disorders affect patients over the age of 65, the Medicare program is the primary payor for treatment of these disorders, including surgery.

 Industry growth

     We believe that the eye care services market will continue to grow for several reasons:

     o Demographics. The nation's median age in 1998 was 35.2 years and is projected to be 36 in 2000 and over 37 in 2010. With age, the prevalence of eye disease increases, requiring professional eye health services and corrective interventions. The aging of the "baby boom" population and increases in life expectancy are expected to dramatically increase the number of adults over age 45, already over 91 million Americans. According to the 1999 US Optical Industry Handbook, 94% of people over age 45 require some form of vision correction.

     o New technologies. Technological advancements in the diagnosis and treatment of eye disease continue to arrive on the market. Additional applications for the excimer laser, for example, were approved in 1999. New technologies are in development that are expected to expand the access to, and the effectiveness of, treatments, particularly the treatment of refractive and cataract conditions.

     o High potential of growth for laser vision correction. Although the number of laser vision correction procedures performed in the U.S. is growing dramatically, the market penetration of laser vision correction is very small. In 1998, approximately 0.3% of the U.S. population that received treatment for eye disease received this procedure. Given the simplicity, convenience and high success rate of laser vision correction, this segment is likely to experience very dramatic growth in the years ahead.

     o Improved patient awareness. With the increased amount of medical information that has become available, patients have and continue to become increasingly educated and aware of the different types of eye and vision conditions and how they can be treated. Word of mouth among the growing number of successful patients, feature articles in major publications plus endorsements of numerous celebrities and sports figures, has added to the interest in laser vision correction. The widespread availability of the Internet has made both communication and commercial transactions, including eye care services and optical goods and products simpler, cheaper and faster.

 Challenges faced by eye care professionals

     Eye care professionals face challenges in laser vision correction surgery adapting to: rapid changes in medical treatments, including the technology, scientific sophistication and cost of equipment used in providing medical treatments, and rapid changes in business practices and communications. We believe that we can address both challenges.

     Recent advances in the treatment for vision correction have significantly increased consumer demand for laser vision correction surgery. Eye care professionals, and ophthalmologists in particular, face a number of significant challenges in addressing this demand, including:

     o maintaining their existing patient base while developing laser vision correction surgery capability;

     o developing marketing expertise to promote laser vision correction surgery to existing and potential patients;

     o purchasing, or otherwise gaining access to, expensive laser vision correction surgery equipment; and

     o adapting to the latest advances in laser vision correction technology and procedures, as well as establishing and maintaining a level of expertise with new technologies and procedures.

     The challenges posed by business practices and communications are equally significant to eye care professionals. We believe these challenges arise because future health care cost management is increasingly dependent upon compliance with benefit plan guidelines from payors designed to promote the appropriate use of health care resources and adherence to the best clinical practices to improve the quality of care and control patient care costs. We expect third-party payors to require ophthalmologists to have efficient, real-time information systems, to enable the third-party payors to control costs, utilization and quality of care. Today, electronic communication among the physician, payor, and supplier is typically limited to administrative transactions. These communications typically occur at specified times of day, usually several hours after medical care has been given or treatment has been prescribed. We believe that compliance with benefit guidelines can be better achieved through Internet-based health care e-commerce systems that enable real time communication at the point of care of clinical information as well as basic administrative and financial information.

     The dramatic growth of the Internet as an important new medium to collect and distribute information, communicate, interact and engage in commerce has emerged as a way to overcome the historical technical barriers for connecting the participants in the fragmented health care industry. These technical barriers are diminishing as:

     o  universal, low cost Internet access is replacing private networks;

     o common navigation via browser technology is replacing proprietary desktop client software; and

     o the Internet's open architecture is providing a solution for integrating existing computer systems.

     We believe our service offerings address each one of these eye care industry trends and opportunities. For more information, see "Business -- Our Growth Strategy."


OUR BUSINESS OPERATIONS

     We are an integrated eye care services company that delivers a range of services and products to eye care professionals, managed care plans and consumers. As a result of our expectations for the growth of laser vision correction, we have reorganized our operations from two business divisions to three:

     o Laser Correction and Professional Services. We develop laser vision correction centers and provide marketing, systems, software and other services to eye care professionals.

     o Managed Care Services. We contract with managed care plans to manage the eye health portion of managed care plans.

     o Other Integrated Services. We own and operate fully integrated eye health centers, retail optical stores and a buying group program.

 Laser Correction and Professional Services Division

     Laser Correction. We have two business models for providing laser vision correction and ambulatory surgery services. The first model involves ownership and operation of laser vision correction and ambulatory surgical centers. In the second model, we operate the OptiCare Laser Advantage (Trade Mark) program, in which we develop laser vision correction centers for independent ophthalmologists, and we participate on a fee-per-procedure basis in the growth of that center.

     We own and operate four surgery centers in Connecticut. In our ambulatory surgery centers, ophthalmic surgeons perform a range of eye care surgical procedures, including cataract surgery, and surgical treatment of glaucoma, macular degeneration and diabetic retinopathy. One of the ambulatory surgery centers is being converted from an eye-care-only center to a multi-specialty facility, permitting ophthalmic surgery and other types of non-eye care surgery to be performed there. In these centers, we bill patients (or their insurers, HMO's, Medicare, Medicaid or other responsible third-party payors) for use of the surgery center facility, and the surgeons bill the patients separately for their services. For laser vision correction, patients are billed directly and we generally are not reimbursed by third party payers. Our ambulatory facility in Waterbury, Connecticut is approved for the payment of facility fees by most health plans. Our other surgery facilities are Medicare approved. We have contracted with OptiCare P.C. to provide surgical and other services to patients at the ambulatory surgical centers. OptiCare P.C., is wholly owned by Dean J. Yimoyines, M.D., our Chairman of the Board, President and Chief Executive Officer and a beneficial holder of 4.4% of our common stock. For more information about this, see "Management" and "Certain Relationships and Related Transactions -- OptiCare P.C. Administrative Services Agreement" below.

     In the OptiCare Laser Advantage (Trade Mark) program, we use our marketplace position to identify, screen and negotiate agreements with prospective ophthalmology practices which already perform laser vision correction surgery at separate surgery centers, but have no ownership position in the center. Working with these physicians and the laser manufacturer, we will participate in developing, equipping, training and implementing a new laser vision correction center to be owned by the practice. We will also provide a laser vision correction marketing program and ongoing marketing support for the center. We intend to enter into agreements which provide that we are paid by each practice on a multi-year, fixed-price-per procedure basis, with guaranteed minimum procedure volume. As the laser vision correction volume of the center grows, we receive increasing revenues. To support the program, we have executed a strategic partnership agreement with Summit Technology, an excimer laser manufacturer and anticipate agreements with other laser manufacturers. We have opened our first center under this business model in Rocky Mount, N.C.

     Professional Services. Beyond establishing laser vision correction centers, we sell a broad range of other management services and eye care systems to eye care professionals, principally ophthalmologists and optometrists.

     As a result of our acquisition on October 1, 1999, of Cohen Systems, Inc., we provide eye care systems and software, in which we sell Internet based and point-of-sale systems solutions for optometry practices, retail optical locations and manufacturing laboratories. These products support eye health practice management, point-of-sale, and inventory control applications. As of December 14, 1999 we have approximately 150 retail customers and 100 lens manufacturing customers for various eye care systems and software services throughout the United States and Canada. In addition to these products, we have developed and sell Internet based order entry software systems that captures and links all eye health patient data, including providing such data to a remote manufacturing location for immediate processing of patient optical goods orders.

     In our Health service organization ("HSO") operations, we provide marketing, managed care and other administrative services to individual ophthalmology and optometry practices. As of December 14, 1999, we have HSO agreements in place with 31 ophthalmology and optometry practices having in the aggregate 56 facilities. We have entered into HSO agreements with 31 ophthalmology and optometry practices pursuant to which we offer core and supplemental services. These agreements generally run for a fifteen-year term. Under these agreements we receive a percentage of the revenues earned by these practices beginning at 3% of revenues and diminishing to 1% if annual revenue increase above pre-determined thresholds. In addition to these services, the practices may obtain from us various supplemental services at agreed upon rates, which are purchased on a menu basis. In our HSO arrangements, we offer core services including access to our buying group program and marketing assistance.

     We also allow our HSO customers access to supplemental services including certain laser vision correction programs, systems administration and human resources services.

     We believe that there will be increasing demand for management and information systems solutions for independent practitioners who are not interested in a traditional physician practice management model. We believe that these independent practitioners, which make up approximately 95% of practicing ophthalmologists, still require assistance in a range of administrative, marketing and information systems and software services. We believe these doctors have the potential to benefit from our services in this area.

 Managed Care Services Division

     We have significant expertise in providing managed care services for insurance companies, HMO's and other third-party payors. We have leveraged our leadership position in key markets to build a strong provider base of eye care professionals. We believe that we are well-positioned to compete for all types of eye care contracts because of our managed care expertise, sophisticated information systems and operating history.

     As of September 30, 1999, we administer eye care benefits for approximately 5.8 million lives, delivered through networks of over 5,000 eye care professionals nationwide. Over 2.7 million of these lives are in medical/surgical plans, which we believe, makes us one of the largest specialized managers of eye care medical/surgical benefits in the country.

     Under each managed care contract, we credential eye care professionals who provide the eye care services specified under the contract to the third-party payor's members. We also perform other services, including quality assurance and utilization review. We are compensated on either a capitated or fee-for-service basis. As of September 30, 1999, we were compensated by third-party payors on a capitated basis for approximately 3.2 million lives. We were also paid on a fee-for-service basis for 1.2 million lives and administer industrial eyewear programs for an additional 1.4 million lives. Most contracts have a term of three years and contain an automatic renewal provision for additional one-year periods and grant either party the right to terminate the contract upon 120 days notice.

     Upon obtaining a managed care contract, we develop a network of eye care professionals to provide the eye care services required under the contract. Generally, we attempt to contract first with eye care professionals with whom we have a business relationship. Additionally, we seek to enter into contracts with independent eye care professionals. We undertake a thorough credential review process on each prospective eye care professional, which includes obtaining a copy of the state license and Drug Enforcement Agency number, verifying hospital privileges, liability insurance and board certification, and reviewing work history for each provider. Eye care professionals who are on one of our panels are recredentialed every two years. All credentialed eye care professionals must meet the guidelines of the National Committee for Quality Assurance a leading quality assurance expert.

     We believe that our managed care services provide significant value to third-party payors by delivering high quality, cost-effective managed eye care to plan members and comprehensive administrative services to the third-party payor. Some of the services that we provide include:

       Plan Member Relations. Our service representative staff is available to answer questions on members' benefits, the status of claims and to resolve complaints about the service rendered.

       Simplified Pre-Authorization Process. Our network eye care professionals, with the assistance of our staff, obtain any required authorizations for the plan members prior to performing an eye care procedure. We believe that this approach simplifies the process for the plan member and thereby increases the plan members' overall satisfaction with their eye care benefits. We utilize proprietary systems to effectively administer eye health claims submitted to us, including Internet-based electronic authorization and claim protocols, to lower cost, reduce cycle time and improve the effectiveness of the administrative process.

       Quality Assurance Program. We solicit patient comments through monthly patient satisfaction surveys sent to a sample of members of our managed care customers. In addition, we track unsolicited comments that typically are in the nature of telephone complaints. If a plan member is dissatisfied with the service received, our service representative staff can quickly resolve routine complaints relating to matters such as eyeglasses, contact lenses and the quality of the eye examination. We believe that our issue-resolution structure is unique to the industry and increases plan members' satisfaction with their eye care benefits. In addition, we perform prospective-outcome studies and other quality assessment studies on the care rendered by our networks of providers.

       Utilization Review Services. We periodically monitor every eye care professional in our networks to verify that the eye care professionals are properly coding the medical services and treatment provided. Using proprietary clinical criteria for eye care procedures that are based on the American Academy of Ophthalmology's own guidelines, we work with eye care professionals regarding the appropriate eye care treatment of members.

       Credentialing. We provide credentialing services according to national standards set forth by the National Committee of Quality Assurance by which health plans are measured for compliance with quality assurance initiatives. The credentialing process includes collection of data from applications prepared by physicians, verification of licenses, insurance and education, and review of the physician's file in the National Practitioner Data Bank.

       Periodic Cost Reports. We prepare periodic analytical reports on costs for each of our health plans and the application of the funds of the health plans for the benefit of the participants. We utilize our systems technology to regularly and carefully monitor the economic and qualitative performance of the networks, individual providers and health plan customers.

     Licensing requirements. Our managed care division provides services to customers in 8 states. Texas requires us to be licensed, and we have a subsidiary, AECC Total Vision of Texas, which is licensed as single-purpose HMO in Texas. Our managed care division also has a single service license in North Carolina, but because of regulatory changes, we plan not to renew the North Carolina license when it expires in 2000. We expect to seek a utilization review license in Georgia in the next 12 months for our Georgia managed care operations. We hold licenses as a third-party administrator in Florida and Rhode Island, but we have not commenced business in either state at the present time. See, also, "Government Regulation."

 Other Integrated Services Division

     The Other Integrated Services division provides eye care services and products to consumers and also provides wholesale distribution of eye health products. We provide these diversified eye care services to our customers at our fully integrated eye health centers and retail optical stores.

     Fully integrated eye health centers. Our fully integrated eye health centers provide comprehensive eye care services to consumers, including medical and surgical treatment by ophthalmologists of eye diseases and disorders, and vision measuring and non-surgical correction services for patients by optometrists. We operate 17 centers in Connecticut and provide all management, billing, systems and related services for the operation of these centers.

     Retail optical stores. Our retail optical stores, both owned and franchised, provide vision correction services through optometrists, and/or sell eye glasses and other optical products. Our optical locations are either free-standing or co-located with our fully integrated eye health centers. In our retail optical stores, we provide all the customary optical goods and provide all the billing, collection, and information systems to support our optical operations. We own 46 retail optical locations as well as 8 optical dispensaries in Connecticut and North Carolina. In Connecticut, we also have a complete manufacturing facility in which lenses are manufactured, surfaced and ground to specifications and supplied to all of our Connecticut locations.

     For both our fully integrated eye health centers and our retail optical stores, we contract with professional corporations -- OptiCare, P.C., and Optometric Eye Care Center, P.A. -- which employ ophthalmologists and optometrists to provide surgical, medical and other professional services to consumers. We provide management services to OptiCare P.C. under a renewable 5-year professional services and support agreement, and to Optometric Eye Care Center, P.A. under a 15-year professional administrative services and support agreement. For further information about these agreements and OptiCare, P.C. and Optometric Eye Care Center, P.A., see "Government Regulation -- Corporate Practice of Optometry and Ophthalmology," and "Certain Relationships and Related Transactions."

     In addition to our owned and operated locations, we have entered into license agreements regarding our franchise of 32 retail optical locations in North Carolina and South Carolina. Pursuant to these license agreements, we permit these establishments to utilize our proprietary trademarks and trade names, including "Optometric Eye Care Center," and we offer specific marketing programs and group purchasing services. These agreements are generally for five year terms, however, we generally grant the licensee the right to terminate the agreement upon 90 days notice. The licensees pay us a fee based on a percentage of their gross revenue and have the option of requesting additional services from us on a separate fee basis.

     Optical Supplies. We purchase most of our eyeglasses, contact lenses and other optical goods and devices through our Buying Group. See -- "Buying Group Program" below.

     Buying Group Program. We also operate one of the largest U.S. wholesale optical goods distribution or "buying group" programs, which supplies both our fully integrated eye health centers and retail optical operations, as well as independent ophthalmology and optometric practices with optical and ophthalmic goods and medical supplies, i.e., eyeglass frames and lenses, contact lenses, clinical equipment and other supplies. Over 4,000 eye care professionals nationwide participate in our Buying Group. This purchasing program leverages the purchasing strength of the large number of participating optometrists and buys from a national panel of approximately 175 vendors. We enter into a non-exclusive account relationship with the buying ophthalmologists and optometrists who place "bill to -- ship to" orders directly with our contracted vendors. The vendors are contractually obligated to furnish a discount to the purchasers, ship the product directly to the practice and bill us at the predetermined price. We in turn then bill the participating practices and bear the credit risk. We achieve earnings from the buying group based upon the spread between the merchandise cost and the prices paid for the merchandise by the group members.


COMPETITION

     The market for eye care services is highly competitive in each segment of our business. In our Laser Correction and Professional Services division, we compete with:

     o  Refractive laser surgery companies;

     o  Stand-alone laser surgery operators;

     o  Hospitals; and

     o  Physician practice management companies, among others.

     While some of the competition in this segment is local and regional, we do have national competitors. For laser vision correction, these include Lasersight, TLC The Laser Center, Inc., Laser Vision Centers, Inc., ClearVision Laser Centers, Ltd., LCA-Vision Inc. and Novamed. Laser vision correction companies primarily compete on the basis of quality of service, reputation, price and convenience. With respect to professional services, we generally compete with a range of services specific operators providing services to eye health professionals, such as marketing companies, systems and software vendors. We have identified few, if any, integrated providers of eye health services other than physician practice management companies, which, under a substantially different business model, require substantial capital investment by the practice management company and equity participation by ophthalmologists and optometrists.

     Our managed care division competes with several regional and national eye health companies which provide services to managed care plans. These include Vision Twenty-one and Vision Service Plan of America. We also compete with HMO's, PPO's and private insurers, for managed care contracts, and many HMO's, PPO's and insurers have larger provider networks and greater financial and other resources than us. Managed care organizations compete on the basis of administrative strength, size, quality and geographic coverage of their provider networks, marketing abilities, informational systems, the strategy of their managed care contracts, operating efficiencies and price.

     For our Other Integrated Services division, the most direct form of competition is with independent ophthalmologists and optometrists, as well as regional operators of retail optical locations. On a national basis, companies that compete in this sector include retail optical operators, such as Lenscrafters, Cole National, Sight Resources, Eye Care Centers of America, and Sterling Vision. Retail optical operators compete on price, service, product availability and location. Buying group organizations compete on the basis of price, size and purchasing power of their member buying group, the strength of their credit, and the strength of their supplier agreements and relationships.

     Several competitors in each of our divisions have greater capital than us or may charge less for certain services. However, we believe the integrated nature of our business model provides significant competitive advantages in the marketplace.


OUR FORMATION

     The present form of our company is the result of two mergers completed on August 13, 1999 (more fully described below) between (i) a subsidiary of the company and OptiCare Eye Health Centers, Inc., a Connecticut corporation ("OptiCare Eye Health Centers"), and (ii) another subsidiary of the company and PrimeVision Health, Inc., a Delaware corporation ("PrimeVision Health"). As a result of the mergers, OptiCare Eye Health Centers and PrimeVision Health are wholly owned subsidiaries of the company. At the time of the mergers, PrimeVision Health and OptiCare Eye Health Centers were each an integrated vision services company, with PrimeVision Health headquartered in North Carolina, and OptiCare Eye Health Centers headquartered in Connecticut.

     The company was incorporated in Delaware in 1994 under the name "Saratoga Resources, Inc." At the time the company was formed, it succeeded by merger to the assets of an oil exploration and production business. Throughout this prospectus:

     o when we refer to "we," "our," "us" or the "company" for periods prior to August 13, 1999, we are referring to PrimeVision Health or to OptiCare Eye Health Centers, or to both of them on a combined pro forma basis as the context requires, and not to Saratoga;

     o when we use the word "Saratoga," we are referring to Saratoga Resources, Inc., a Delaware corporation, and its oil business for periods prior to August 13, 1999.


OUR HISTORY

     Saratoga, while engaged in the oil business prior to 1999, experienced several years of losses and in 1998 determined to spin off its oil assets and seek a merger partner or other transaction to take advantage of Saratoga's status as a publicly held company. On April 12, 1999, Saratoga entered into a merger agreement with PrimeVision Health and OptiCare Eye Health Centers. Pursuant to the merger agreement, Saratoga spun off or otherwise disposed of its assets other than a modest amount of cash and two "shell" subsidiaries, and PrimeVision Health and OptiCare Eye Health Centers merged with the shell subsidiaries. The merger agreement closed on August 13, 1999, and, pursuant to the merger agreement, Saratoga changed its name to "OptiCare Health Systems, Inc.," which is now the name of the company.

     At the closing of the merger agreement, the board of directors and management of Saratoga resigned and, in accordance with the terms of the merger agreement, were replaced by persons selected by PrimeVision Health and OptiCare Eye Health Centers. Likewise, the capital structure of the company was altered by amendments to the certificate of incorporation and by the filing of a certificate of designation establishing a class of preferred stock designated as the Series A Convertible Preferred Stock. For information about the current board of directors and officers of the company, see "Management"; for information about our capital structure, see "Capitalization," "Description of the Capital Stock," and the financial statements included in this prospectus.

GOVERNMENT REGULATION

     The federal and state governments extensively regulate the health care industry. Our business is subject to numerous federal and state laws and regulations, including the following:

 Excimer Laser Regulation. Medical devices, including the excimer lasers used in our eye surgery and laser centers, are subject to regulation by the U.S. Food and Drug Administration, referred to as the FDA. Medical devices may not be marketed for commercial sale in the U.S. until the FDA grants pre-market approval for the device.

     The FDA has not specifically approved the use of LASIK or the use of excimer lasers to treat both eyes on the same day, commonly referred to as bilateral treatment. The FDA considers these uses to be practice of medicine decision. Ophthalmologists, including our affiliated ophthalmologists, often perform LASIK and bilateral treatment in an exercise of professional judgment in connection with the practice of medicine.

     Failure to comply with applicable FDA requirements could subject us, our affiliated providers or laser manufacturers to enforcement action, product seizures, recalls, withdrawal of approvals and civil and criminal penalties. Further, failure to comply with regulatory requirements, or any adverse regulatory action, including a reversal of the FDA's current position that the "off-label," or non-FDA-approved, use of excimer lasers by physicians outside the FDA approved guidelines is a practice of medicine decision, which the FDA is not authorized to regulate, could result in a limitation on or prohibition of our use of excimer lasers.

 Regulation of Laser Vision Correction Marketing. The marketing and promotion of laser vision correction and other vision correction surgery procedures in the U.S. are subject to regulation by the FDA and the Federal Trade Commission, referred to as the FTC. The FDA and FTC have released a joint communique on the requirements for marketing these procedures in compliance with the laws administered by both agencies. The FTC staff also issued more detailed staff guidance on the marketing and promotion of these procedures and has been monitoring marketing activities in this area through a non-public inquiry to identify areas that may require further FTC attention. The FDA has traditionally taken the position that the promotion and advertising of lasers by manufacturers and physicians should be limited to the uses approved by the FDA. Although the FDA does not prevent surgeons from using excimer lasers off-label, the FDA reserves the right to regulate advertising and promotion of off-label uses.

     Insurance Licensure. Most states impose strict licensure requirements on health insurance companies, HMO's, and other companies that engage in the business of insurance or pre-paid health care. In most states, these laws do not apply to discounted fee-for-service arrangements or networks that are paid on a capitated basis, i.e. based on the number of covered persons the network is required to serve without regard to the actual rendering of eye care service to patients, provided that the association with which the network provider has contracted is a licensed health insurer or HMO. There are exceptions to these rules in some states. For example, certain states require a license for a capitated arrangement with any party unless the risk-bearing association is a professional corporation that employs the eye care providers. If we are required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits us to continue to operate while the licensure process is progressing, we could suffer losses of revenue that would result in material adverse changes in our business while the licensing process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements we may not immediately be able to meet. Once licensed, we would be subject to continuing oversight by and reporting to the licensing authority.

     Regulation of our HMO Subsidiaries. We hold two single service HMO licenses, one in North Carolina and one in Texas. Because of regulatory changes, we will continue our business in North Carolina without renewing the North Carolina license when it expires in 2000. The two states require the filing of quarterly and annual reports as well as periodic on-site audits.

     The Florida, North Carolina and Texas, managed care businesses are highly regulated. Such regulation can include, but is not limited to, caps on permissible premiums charged to customers;

mandated benefits; and rules governing relationships with, and payments to, network providers. Each of these states also require pre-approval from their respective Departments of Insurance prior to allowing a significant change of ownership control to take place.

     In Texas, a single service HMO must maintain a reserve of $500,000, net of accrued unpaid liabilities. However, if such a reserve is currently unavailable, the HMO must achieve and maintain a current reserve of $200,000; this reserve must increase to $275,000 by December 31, 1999; $350,000 by December 31, 2000; $425,000 by December 31, 2001; and $500,000 by December 31,
2002.

     Texas Administrative Oversight Order. Our wholly owned Texas HMO, AECC Total Vision Health Plan of Texas, Inc., is required by the terms of an administrative oversight order dated August 18, 1999, from the Texas Insurance Department to maintain a minimum net worth of $1,400,000. The Texas HMO is also prohibited from paying dividends or making any other payments to us without the prior written approval of the Texas Insurance Department. Our Texas HMO subsidiary is therefore restricted in its ability to apply its earnings (if any) to the payment dividends on our common stock, the reduction of our bank debt or any other corporate purpose, other than operation of the Texas HMO. Management does not consider this requirement burdensome under present circumstances, but we are nevertheless restricted in the use of our capital. We have a cost allocation agreement with our Texas HMO subsidiary, approved by the Texas Insurance Department, which permits our subsidiary to reimburse us, as the parent company, for shared administrative costs. The cost allocation agreement may be amended only with approval of the Texas Insurance Department.

     Third Party Administration Licensing. Some states require licensing for companies providing administrative services in connection with managed care business. We hold third-party administrator's licenses in Florida and Rhode Island. We intend to seek licenses in the states where they are available for eye care networks. However, we may not be able to meet the licensing requirements in all states, and this may have an adverse effect on our business and operating results or inhibit our growth.

     Physician Incentive Plans. Medicare regulations impose certain disclosure requirements on managed care networks that compensate providers in a manner that is related to the volume of services provided to Medicare patients (other than services personally provided by the provider). If incentive payments exceed 25% of the provider's potential payments, the network is also required to show that the providers have certain "stop loss" financial protections and to conduct certain Medicare enrollee surveys.

     "Any Willing Provider" Laws. Some states have adopted, and others are considering, legislation that requires managed care networks to include any qualified and licensed provider who is willing to abide by the terms of the network's contracts. These laws may also prohibit termination of providers without cause. These laws limit our ability to develop effective managed care networks in such states.

     Corporate Practice of Optometry and Ophthalmology. The laws of many states prohibit corporations that are not owned entirely by eye care professionals from:

     o  employing eye care professionals;

     o receiving for their own account reimbursements from third party payors for health care services rendered by licensed professionals;

     o  controlling clinical decision-making; or

     o engaging in other activities that constitute the practice of optometry or ophthalmology.

     To comply with these requirements, we:

     o contract with professional associations (which are owned by one or more licensed optometrists or ophthalmologists), which in turn employ or contract with licensed optometrists or ophthalmologists to provide professional services to patients;

     o  perform only non-professional services;

     o do not represent to the public or our customers that we provide professional eye care services; and

     o do not exercise influence or control over the practices of the eye care practitioners employed by the professional associations.

     Our agreements with eye care providers specifically provide that all decisions required by law to be made by licensed ophthalmologists or optometrists shall be made only by such licensed persons, and that we shall not engage in any services or activities which would constitute the practice of ophthalmology or optometry. If health care regulations and their interpretations change in the future, we may have to revise the terms of such agreements to comply with regulatory changes. See "Certain Relationships and Related Transactions -- OptiCare P.C. and -- Optometric Eye Care Centers, Inc."

     State Fee-Splitting and Anti-kickback Law. Most states have laws prohibiting the paying or receiving of any remuneration, direct or indirect, that is intended to induce referrals for health care products or services. Many states also prohibit "fee-splitting" by health care professionals with any party except other health care professionals in the same professional corporation or practice association. In most cases, these laws apply to the paying of a fee to another person for referring a patient or otherwise generating business, and do not prohibit payment of reasonable compensation for facilities and services other than the generation of business, even if the payment is based on a percentage of the revenues of the professional practice. However, in some states, "fee-splitting" has been interpreted to include payments by health professionals of a portion of fees in return for certain services.

     The North Carolina Medical Board stated in an Official Position Statement, which was adopted in 1993 and amended in 1996, that sharing profits between a non-physician and physician partner on a percentage basis is fee splitting and is grounds for disciplinary action. In the past year, this issue has been raised in several lawsuits in the state. In each of these cases, the court was asked to find that the profit sharing arrangement between a physician or physician group and management company is unethical and void as against public policy. To date, no court in North Carolina has ruled on this issue. There is a risk that a court could find that our arrangements with physicians are unethical and void as against public policy or that the Medical Board could determine that our arrangements with physicians in the state constitute unethical fee-splitting and that these physicians are subject to disciplinary action. This risk could also extend to arrangements with optometrists since the North Carolina Optometry Board has informally indicated that it takes a similar view on fee-splitting.

     North Carolina law also prohibits health care providers from paying any type of financial compensation to any person, firm or corporation for recommending or securing the provider's employment by a patient, or as a reward for having made a recommendation resulting in the provider's employment by a patient.

     Federal Fee-Splitting and Anti-kickback Law. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of patients covered by federally funded health care programs such as Medicare and Medicaid, or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any product or service that is covered by a federal program.

     On April 15, 1998 the Office of Inspector General of the U.S. Department of Health and Human Services (the "OIG") issued Advisory Opinion 98-4, which raised questions about whether a percentage of revenue management fee arrangement could be viewed as violating the federal anti-kickback law if the manager is involved in helping generate revenues derived from Medicare and Medicaid programs. Under the arrangement reviewed by the OIG, the manager's duties included management and marketing services, negotiation and oversight of health care contracts with various payors, including Federal healthcare programs, and setting up provider networks that included physicians. Payments to the management company included a "fair market value payment" for operating services provided by the manager, a payment based on a percentage of the cost of capital assets, and an additional 20% of net revenues of the practice for management services. The OIG noted that since the manager was paid a percentage of net revenue, including revenue from business derived from managed care contracts arranged by the manager, that a potential technical violation of the anti-kickback statute existed. The OIG further noted that since the manager would presumably receive some compensation for management efforts in connection with the development and operation of specialist networks, any evaluation by the OIG would require information about the relevant financial relationships. The OIG summarized that while the management arrangement "may" violate the anti-kickback statute, a definitive conclusion would require a determination of the parties' intent, which is beyond the scope of the advisory opinion process.

     Our services agreements are different from the arrangements reviewed by the OIG in its advisory opinion. Therefore, we believe that the opinion is inapplicable to our relationships with our eye care professionals. As a result, we have no present plans to change the terms of these relationships, but we continue to monitor any clarifications or determinations in this area. If the forms of our services agreements are ever determined to be in violation of the federal anti-kickback statute, it is likely that there would be a material adverse impact on our business, financial condition and results of operation.

     Advertising Restrictions. Many states, including Connecticut, prohibit licensed eye care professionals from using advertising which includes any name other than their own, or from advertising in any manner that is likely to lead a person to believe that a non-licensed professional is engaged in the delivery of eye care services. Certain of our forms of services agreements provide that all advertising shall conform to these requirements, but there can be no assurance that the interpretation of the applicable laws or our advertising will not inhibit us or result in legal violations that could have a material adverse effect on us.

     The laws described above have civil and criminal penalties and have been subject to limited judicial and regulatory interpretation. They are enforced by regulatory agencies that are vested with broad discretion in interpreting their meaning. Our agreements and activities have not been examined by federal or state authorities under these laws and regulations. There can be no assurance that review of our business arrangements will not result in determinations that adversely affect our operations or that certain material agreements between us and eye care providers or third-party payors will not be held invalid and unenforceable. In addition, these laws and their interpretation vary from state to state. The regulatory framework of certain jurisdictions may limit our expansion into, or ability to continue operations within, such jurisdictions if we are unable to modify our operational structure to conform with such regulatory framework. Any limitation on our ability to continue operating in the manner in which we have operated in the past could have an adverse effect on our business, financial condition and results of operations.

PROPERTIES

     The following table sets forth a description of our properties, all of which are leased under medium- to long-term leases which require payments of base annual rent and, generally, a share of the operating expenses of the properties or of increases in such costs. The company does not own any real property.


                                      BASE
                        SQUARE       ANNUAL      REMAINING
LOCATION               FOOTAGE        RENT          TERM       RENEWAL OPTIONS    USES
--------               -------        ----          ----       ---------------    ----
Waterbury, CT*         33,000      $612,240      11 years     2 10-year terms     Eye health services, retail
                                                                                  optical, ambulatory surgery
Waterbury, CT*          4,900      $ 96,500      13 years     2 10-year terms     Managed care
Waterbury, CT*          5,200      $ 98,600      11 years     2 10-year terms     Corporate offices
Waterbury, CT           4,100      $ 58,477      4 years       2 5-year terms     Retail optical
Ansonia, CT             2,300      $ 20,400      3 years       1 5-year term      Eye health services, retail optical
Bridgeport, CT          3,100      $ 42,000       1 year       2 5-year terms     Eye health services, ambulatory
                                                                                  surgery
Cheshire, CT            3,600      $ 48,903      4 years       2 5-year terms     Retail optical
Cheshire, CT            1,500      $ 24,123       1 year       1 5-year term      Eye health services, retail optical
Clinton, CT             1,200      $ 18,000      6 months           None          Retail optical
Danbury, CT             3,100      $ 43,008      4 years       2 5-year terms     Eye health services, retail optical
Fairfield, CT           2,100      $ 47,000      5 years       2 5-year terms     Retail optical
Greenwich, CT           2,100      $ 70,400      4 years       2 5-year terms     Eye health services, retail optical
Hamden, CT              2,900      $ 55,100       1 year       1 5-year term      Eye health services, retail optical
Madison, CT             1,000      $ 12,600       1 year       2 1-year terms     Retail optical
New Haven, CT           2,700      $ 27,749      4 months           None          Eye health services, retail optical
New Milford, CT*        2,400      $ 50,400      11 years     2 10-year terms     Retail optical
Naugatuck, CT           1,400      $ 24,225      3 years       1 5-year term      Retail optical
Norwalk, CT*           17,500      $421,000       1 year       2 3-year terms     Eye health services, retail
                                                                                  optical, ambulatory and laser
                                                                                  surgery
Ridgefield, CT          3,100      $ 50,356      6 years       1 5-year term      Eye health services, retail optical
Southbury, CT           1,700      $ 34,250     2.5 years      1 5-year term      Eye health services, retail optical
Stratford, CT           3,700      $ 36,000      6 months      1 1-year term      Eye health services
Torrington, CT          3,500      $ 64,385      4 years       2 5-year terms     Retail optical
Torrington, CT          1,800      $ 33,243      2 years            None          Eye health services, retail optical
Trumbull, CT            2,000      $ 26,062     2.5 years           None          Retail optical
Watertown, CT           3,400      $ 55,890      4 years       2 5-year terms     Retail optical
Westport, CT            3,000      $116,813      3 years       2 5-year terms     Eye health services, retail optical
Fayetteville, NC*       4,100        98,000      5 years            None          Optometry operations and retail
                                                                                  optical
Jacksonville, NC*       5,400        62,000      5 years            None          Optometry operations and retail
                                                                                  optical
Raleigh, NC            10,800      $183,600      2 years       1 5-year term      Offices
Rocky Mount, NC*        4,000      $ 46,500      3 years            None          HMO executive offices
Rocky Mount, NC*       15,100      $137,600      3 years            None          Operations center
Rocky Mount, NC*        1,800      $ 14,900      3 years            None          HMO offices
Rocky Mount, NC*        4,000      $ 40,000      5 years            None          Retail optometry
Burlington, NC          3,400      $ 65,100       1 year       1 5-year term      Retail optometry
Garner, NC              4,000      $ 48,000      2 years       2 5-year terms     Retail optometry
High Point, NC          3,700      $ 66,100      6 years       1 5-year term      Retail optometry
Shelby, NC              2,700      $ 43,100      6 years            None          Retail optometry
Largo, FL               3,000      $ 27,000      5 years       2 5-year terms     Software development
Dallas, TX                500      $  8,400       1 year            None          HMO offices

----------
* The lessor of these premises is affiliated or associated with one or more directors, executive officers or principal stockholders of the company. See "Certain Relationships and Related Transactions."

EMPLOYEES

     The company and its affiliates have approximately 925 employees, including 110 executive or managerial personnel, 207 licensed ophthalmologists, optometrists, and opticians and 148 ophthalmologist assistants. These amounts include an aggregate of 259 part-time personnel, i.e., working fewer than 30 hours per week. We believe that our relations with our employees are good. We are not a party to any collective bargaining agreement.


LITIGATION

     OptiCare Eye Health Centers Physicians Action and Countersuits. Seven physicians employed by OptiCare, P.C. commenced an action in January 1999 in the Connecticut Superior Court complaining of inducements that led them to affiliate with OptiCare Eye Health Centers. Shortly after the commencement of the action, three of the plaintiffs withdrew from the lawsuit. The remaining four plaintiffs seek damages for individual harm they claim to have suffered. One plaintiff also purports to sue derivatively on behalf of OptiCare Health Eye Centers for harm suffered by the shareholders. The defendants deny the factual and legal validity of the claims asserted and have moved to dismiss the complaint. The derivative portion of the complaint was dismissed on June 14, 1999. Dr Yimoyines, our chairman, chief executive officer and president, has been named as a defendant in this action.

     OptiCare Eye Health Centers and OptiCare P.C. instituted actions in January and February, 1999, in the Connecticut Superior court against two physicians for unfair trade practices, tortious interference and abuse of process based on defendants' course of conduct that plaintiffs complain is unlawfully designed to force plaintiffs to modify the defendants' employment contracts. Defendants have moved to strike the complaint. OptiCare Eye Health Centers and OptiCare, P.C. are opposing the motion to strike, and if successful in their opposition intend to vigorously pursue their claims. We have also brought a counterclaim against three of the physicians for anticipatory breach of contract.

     The foregoing actions have been consolidated in Connecticut Superior Court. These actions are in the early stages of discovery. We believe that we will prevail in these actions. However, if the physicians prevail in these actions, our business, financial condition and results of operations could be materially adversely affected.

     Missouri Action, Counterclaim and Related Put Option. PrimeVision Health commenced an action (the "Missouri Action") in United States District Court for the Eastern District of Missouri, in August 1998, seeking damages from an ophthalmologist (the "Missouri Seller") who sold his ophthalmology practice to PrimeVision Health. PrimeVision Health has alleged that the Missouri Seller falsely and fraudulently inflated the value of the corporation he sold to PrimeVision Health, in the amount of approximately $2 million. The Missouri Seller has counterclaimed against PrimeVision Health, for, among other things, enforcement of a put option, damages for allegedly malicious prosecution and a declaration that his administrative services agreement with PrimeVision Health is terminated and of no further force or effect. The litigation is in its earliest stages.

     As part of the purchase transaction, PrimeVision Health issued a put option by which the Missouri Seller, at his election, may require PrimeVision Health to purchase the balance of his ophthalmology practice, based on substantially the same valuation which PrimeVision Health is challenging in court. The exercise price that would be payable by PrimeVision Health under the put option is approximately $4 million. In January 1999, the Missouri Seller exercised the put option. PrimeVision Health has asserted to the Missouri Seller that PrimeVision Health is not obligated to honor the put for the same reasons that PrimeVision Health is seeking damages in the Missouri Action -- that the value of the corporation sold by the Missouri Seller to PrimeVision Health was falsely inflated. As noted above, the Missouri Seller has counterclaimed in the Missouri Action to enforce the put.

     We believe that we will prevail in the pending Missouri Action and in any attempt to enforce the put, but the expenses of the Missouri Action and the defense of the Missouri Seller's attempts, if any, to enforce the put could be substantial. If the Missouri Seller were to prevail in this action, our business, financial condition and results of operations could be materially adversely affected.

                             CERTAIN INDEBTEDNESS

     On August 13, 1999, we and PrimeVision Health, OptiCare Eye Health Centers, and a subsidiary of PrimeVision Health, all of which are now our subsidiaries), entered into an amended and restated loan and security agreement and certain other agreements relating to the loan agreement with a group of lenders represented by Bank Austria Creditanstalt Corporate Finance, Inc. The outstanding balance under our credit facility as of December 1, 1999, is approximately $32.7.

     Under the terms of our credit facility, the lenders have made available us a maximum aggregate principal amount at anytime outstanding of $34.2 million, which includes a term loan facility in the aggregate principal amount of $21.5 million, and a revolving credit facility in the maximum aggregate principal amount at anytime outstanding of $12.7 million, including, a letter-of-credit sub-facility of up to $1.5 million. We use our credit facility to provide us with working capital.

     We may borrow and repay under the revolving credit facility until June 1, 2004, subject to the terms and conditions of the credit facility. The term loan facility is repayable in fifteen quarterly principal installments, with the first fourteen installments repayable in accordance with the amortization schedule set forth in our credit facility, and the final payment of all principal amounts outstanding, being due and payable on June 1, 2004. The credit facility also requires us to make certain mandatory prepayments, including on account of the offering of common stock in this prospectus, and allows us to make optional prepayments. See "Use of Proceeds. " Our credit facility terminates, and all amounts outstanding under our credit facility are due and payable, on June 1, 2004.

     The interest rate under the credit facility equals the base rate or the eurodollar rate (each, as defined in the credit facility), as we may from time to time elect in accordance with the provisions of our credit facility. The base rate is generally the higher of (a) the prime rate of Bank Austria for domestic commercial loans in effect on such applicable day, or (b) the federal funds rate in effect on such applicable day plus one-half percentage point. The eurodollar rate generally equals the quotient of the offered rate quoted by Bank Austria in the interbank eurodollar market for U.S. dollar deposits of an aggregate amount comparable to the principal amount of the eurodollar loan to which the quoted rate is to be applicable.

     Our subsidiaries have guaranteed the payments and our other obligations under the credit facility, and we and certain of our subsidiaries have granted a security interest in substantially all our assets, in favor of the lenders. We have pledged the capital stock of certain of our subsidiaries to the lenders.

     The credit facility contains certain restrictions on the conduct of our business, including restrictions on: incurring debt, declaring or paying any cash dividends or any other payment or distribution on its capital stock, and creating liens on our assets. We are required to maintain certain financial covenants, including, a minimum fixed charge coverage ratio, a leverage ratio, a senior leverage ratio, and an interest coverage ratio. We are also restricted from incurring capital expenditures in excess of a specified amount and we are required to achieve minimum cash flows.

     The occurrence of certain events or conditions described in our credit facility constitute an "event of default" under the credit facility, which include:

     o  failure to make payment of principal or interest when due;

     o failure to observe or perform certain affirmative covenants and other covenants; or

     o the occurrence of a vacancy in the offices of the chief executive or chief financial officer which is not filled by a person reasonably acceptable to the lenders.

     In connection with this offering, Marlin Capital, L.P. will exchange a $2.0 million subordinated note issued by us for shares of common stock offered hereby at an exchange rate equal to the price of the common stock offered in this offering. See "Certain Relationships and Related Transactions."

                                  MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position of each of our directors and executive officers as of January 14, 2000. Each director will hold office until the next annual meeting of stockholders or until his or her successor has been elected and qualified. Our executive officers are appointed by and serve at the discretion of the board of directors.


NAME                                 AGE     POSITIONS
----                                 ---     ---------
Dean J. Yimoyines, M.D. ..........   52      Chairman of the Board of Directors, President
                                             and Chief Executive Officer
Steven L. Ditman .................   45      Executive Vice President, Chief Financial
                                             Officer and Director
Allan L.M. Barker, O.D. ..........   52      President of the Laser Correction and
                                             Professional Services Division and Director
Martin E. Franklin ...............   35      Director
John F. Croweak ..................   63      Director
David A. Durfee, M.D. ............   56      Director
Ian G.H. Ashken ..................   38      Director
D. Blair Harrold, O.D. ...........   53      President of Retail Optometry, North Carolina
                                             Operations
Samuel B. Petteway ...............   43      President of the Managed Care Division
Gordon A. Bishop .................   50      President of the Buying Group

     Dr. Yimoyines has served as our Chairman of the Board, Chief Executive Officer and President since August 13, 1999. Dr. Yimoyines is a founder of OptiCare Eye Health Centers and has served as the Chairman President and Chief Executive Officer of OptiCare Eye Health Centers since 1985. Dr. Yimoyines has been instrumental in the development and implementation of OptiCare Eye Health Centers business for nearly twenty years. He graduated with distinction from the George Washington School of Medicine. He completed his ophthalmology residency at the Massachusetts Eye and Ear Infirmary, Harvard Medical School. He completed fellowship training in vitreoretinal surgery at the Retina Associates in Boston. Dr. Yimoyines is a graduate of the OPM (Owner/President Management) program at Harvard Business School and a Fellow of the American Academy of Ophthalmology.

     Mr. Ditman has served as our Executive Vice President, Chief Financial Officer and a Director since August 13, 1999. Mr. Ditman served as a director of OptiCare Eye Health Centers since July 1989 and the Chief Financial Officer and Treasurer of OptiCare Eye Health Centers since March, 1992. Mr. Ditman has also served as Chief Operating Officer of OptiCare Eye Health Centers since May, 1998. From October, 1986 until March, 1992, Mr. Ditman served as Director, Chief Financial Officer and Treasurer of the Daytona Group and Drubner Broadcasting. During the same period of time, Mr. Ditman also served as Chief Financial Officer and Treasurer of The Drubner Investment Group. Mr. Ditman served as Corporate Controller of Victor Electric Wire and Cable Corporation from November, 1981 until October, 1986. Mr. Ditman served as a senior auditor for KPMG Peat Marwick from 1977 to 1981. Mr. Ditman received his Bachelor of Science in Accounting from Northeastern University in June 1977. Mr. Ditman became a Certified Public Accountant in 1980 and was licensed in the State of Rhode Island.

     Dr. Barker is our President of the Laser Correction and Professional Services Division and has served as a Director since August 13, 1999. Dr. Barker has been a senior executive officer and director of Prime since 1996. He is a licensed optometrist with 25 years experience in the eye care industry. From October, 1989 to July, 1996, Dr. Barker served as co-president of Consolidated Eye Care, Inc., the parent company of AECC/Pearlman Buying Group and AECC Total Vision Health Plan, Inc. Also during this period Dr. Barker served as vice president and secretary of Optometric Eye Care Center, P.A. Dr. Barker received his Doctor of Optometry degree in 1975 from Southern College of Optometry in Memphis, Tennessee.

     Mr. Franklin has served as a Director since August 13, 1999. Mr. Franklin was a Director of PrimeVision Health from July, 1998 to August 13, 1999. Since February 1, 1997, Mr. Franklin has served as Chairman of the Board of Directors of Bolle Inc., an AMEX company, which is a manufacturer, marketer and distributor of premium eyewear. Mr. Franklin has been Chairman and Chief Executive Officer of Marlin Holdings, Inc., the general partner of Marlin Capital, L.P., a private investment partnership, since October, 1996. From May, 1996 until December, 1998, Mr. Franklin served as Chairman and Chief Executive Officer of Lumen Technologies, Inc., a NYSE company, which is a manufacturer and distributor of specialty lighting equipment, and served as Executive Chairman from May, 1996 until December, 1998. Mr. Franklin was Chairman of the Board and Chief Executive Officer of Lumen's predecessor, Benson Eyecare Corporation from October, 1992 to May, 1996 and President from November, 1993 until May, 1996. Mr. Franklin was non-executive Chairman and a director of Eyecare Products plc, a London Stock Exchange Company, from December, 1993 until February, 1999. In addition, Mr Franklin has served as a director of Specialty Catalog Corp., a NASDAQ listed company, since 1994 and of Corporate Express, Inc., a NASDAQ listed company since March, 1999. Mr. Franklin also serves on the boards of a number of privately held companies and charitable organizations. Mr. Franklin received a B.A. in Political Science from the University of Pennsylvania in 1986.

     Mr. Croweak has served as a Director since August 13, 1999. Mr. Croweak was a Director of OptiCare Eye Health Centers from September, 1995 to August 13, 1999. Mr Croweak has been Chairman of the Board of Directors of Anthem Blue Cross and Blue Shield of Connecticut state chartered since August, 1997. From April 4, 1988 through August, 1997, Mr. Croweak was Chief Executive Officer of Blue Cross and Blue Shield of Connecticut. Mr. Croweak has been a director of Anthem Insurance Companies, Inc., a multi-state health insurance company based in Indianapolis, Indiana, since August, 1997. He is also a director of United Illuminating, a diversified utility operator based in New Haven, Connecticut and The New Haven Savings Bank, a state chartered savings bank based in New Haven, Connecticut. Mr. Croweak received a BBA degree from the University of Cincinnati in 1959.

     Dr. Durfee has served as a Director since August 13, 1999. Dr. Durfee served as acting Chief Executive Officer of PrimeVision Health from April, 1999 to August 13, 1999 and has served as Senior Vice President of PrimeVision Health from September 1, 1996 until August 13, 1999, after a 21-year career in clinical medicine. Dr. Durfee was a member of Oregon Eye Care, a group ophthalmology practice in the Portland, Oregon market. He received his M.D. degree from the University of Oregon Medical School in 1968 and was board certified in ophthalmology in 1976. Dr. Durfee has been on the Board of Directors of PACC Health Plans, a regional health insurer, since 1986. He served as Chairman of the Board of PACC Health Plans from 1989 to 1994. Dr. Durfee has served the American Academy of Ophthalmology since 1981. He has held positions on the Board of Councilors, Long-Range Planning Committee, and was a member of the Board of Trustees from 1990 to 1996. He last served as the Senior Secretary for Ophthalmic Practice. He has delivered numerous lectures on ophthalmology regarding practice management, networking, and contracting within the managed care environment.

     Mr. Ashken, A.C.A., has served as a Director since August 13, 1999. Mr. Ashken has been Vice Chairman of Marlin Holdings, Inc., the general partner of Marlin Capital, L.P., since October, 1996. Mr. Ashken has served as Vice-Chairman and Secretary of Bolle Inc., an AMEX company, which is a manufacturer, marketer and distributor of premium eyewear, since December, 1998. From February, 1997 until his appointment as Vice-Chairman, Mr. Ashken served as Executive Vice President, Chief Financial Officer, Assistant Secretary and a Director of Bolle Inc. Mr. Ashken was elected Executive Vice President, Chief Financial Officer, Assistant Secretary and a Director of Lumen Technologies, Inc., a NYSE company, which is a manufacturer and distributor of specialty lighting equipment, from December, 1995 until he resigned from these positions in December, 1998. Mr. Ashken was Chief Financial Officer of Lumen's predecessor, Benson Eyecare Corporation, and a director of Benson Eyecare from October, 1992 to May, 1996. Mr. Ashken also served as Benson Eyecare's Executive Vice President from October, 1994 to May, 1996; and, Assistant Secretary from December, 1993 to

May, 1996. Mr. Ashken was a director of Eyecare Products plc, a London Stock Exchange Company, from August, 1994 until he resigned from this position in February, 1999. Mr. Ashken received his B.A. (Hons) in Economics and Account from the University of Newcastle in England.

     Dr. Harrold has served as the President of Retail Optometry, North Carolina Operations since August 13, 1999. Prior thereto, Dr. Harrold served as a senior executive and director of PrimeVision Health since its acquisition of Consolidated Eye Care, Inc. in July, 1996. Dr. Harrold founded Consolidated Eyecare in 1989 and served as its Co-President until its acquisition by PrimeVision Health. Dr. Harrold is a licensed optometrist, having graduated from Ohio State University with a B.S. in physiological optics and a Doctor of Optometry degree in 1971. Dr. Harrold has also served as President of Optometric Eye Care Center, PA, a North Carolina professional association. Dr. Harrold is a member of the American Optometric Association and the North Carolina State Optometric Association and is also a Fellow in the American Academy of Optometry.

     Mr. Petteway has served as the President of our Managed Care Division since August 13, 1999. Mr. Petteway has been President of PrimeVision Health's managed care business operations since July, 1996 and, prior to PrimeVision Health's acquisition of Consolidated Eye Care, Inc, the managed care business operations of Consolidated Eyecare since 1989. Since October 1994, Mr. Petteway has served as Chairman of the Board for Association of Eye Care Centers Total Vision Health Plan, Inc. From April, 1995 through August 13, 1999, Mr. Petteway served as the Chairman of the Board of AECC Total Vision Health Plan of Texas, Inc., which are both owned by Prime. Prior to 1989, Mr. Petteway was President of Strategic Health Services, providing consulting services to hospitals, physicians, pharmacies and companies. Mr. Petteway graduated from the University of North Carolina at Chapel Hill with a Bachelor of Science in Pharmacy in 1979 and received a Masters in Business Administration with Distinction from Campbell University in 1985.

     Mr. Bishop has served as President of the Company's Buying Group since August, 1999. In that position, he has overall responsibility for the Company's Buying Group and all Connecticut retail optical operations. From June, 1998 to August, 1999, Mr. Bishop directed the retail operations of OptiCare Eye Health Centers, Inc. Mr. Bishop has over 30 years of experience in the optical industry, having served in a variety of different capacities with different organizations in the United States and Canada. From August of 1997 to April, 1998, he served as Vice President of Operations for Public Optical. From July of 1994 to April of 1997, he served as Operations Manager for Vogue Optical. From June of 1990 to July of 1994, he held positions of increasing responsibility with Standard Optical Ltd. He ultimately held the position of Vice President of Operations for that company. Mr. Bishop received his Business Administration Diploma from Confederation College of Applied Arts and Technology and subsequently obtained an Ophthalmic Dispensing Diploma from Ryerson Polytechnic University. He holds a variety of eye care professional certifications and is certified by the American Board of Opticianry and holds a Fellowship in the National Academy of Opticianry.


COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors currently has two committees, the audit committee and the compensation committee. The audit committee, among other things, recommends the selection of independent auditors to the board of directors, reviews their reports to management, and meets from time to time as they deem necessary or advisable to review our systems of internal financial controls. The members of the audit committee are Messrs. John Croweak and David Durfee.

     The compensation committee is responsible for establishing compensation policy for senior management. The members of the compensation committee are Messrs. John F. Croweak and David A. Durfee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee was formed on August 13, 1999. Mr. Croweak has never been one of our officers or employees. Mr. Durfee, who is the other member of the committee, served as the acting Chief Executive Officer and Senior Vice President of PrimeVision Health from 1996 until the closing of the mergers on August 13, 1999. Prior to the formation of the compensation committee, all decisions regarding executive compensation, salaries and incentive compensation for our employees and consultants were made solely by the board of directors and executive officers of PrimeVision Health and OptiCare Eye Health Centers, as the case may be.


                            EXECUTIVE COMPENSATION

     The Executive Compensation discussion below:

     o for periods prior to the closing of the mergers on August 13, 1999, includes executive compensation of our directors and officers earned from PrimeVision Health and OptiCare Eye Health Centers, as the case may be; and

     o does not include any information relating to Saratoga or Saratoga's officers and directors prior to the mergers.


SUMMARY COMPENSATION TABLE

     The following table sets forth, for the fiscal years ended December 31, 1999, 1998 and 1997, compensation paid by us to the Chief Executive Officer and to our four other most highly compensated executive officers whose total compensation exceeded $100,000.


                                                ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                             --------------------------   ------------------------------------
                                                                                                 ALL OTHER
NAME AND PRINCIPAL POSITION (9)     YEAR     SALARY ($)     BONUS ($)       OPTIONS (#)      COMPENSATION (8)
-------------------------------     ----     ----------     ---------       -----------      ----------------
Dean J. Yimoyines, M.D. (1)         1999     403,650           37,152          325,000(7)         10,671
Chairman of the Board of            1998     360,537          139,756          286,450(6)         10,948
Directors, President and            1997     350,000           20,803                0             7,034
Chief Executive Officer

Steven L. Ditman (2)                1999     159,135                0          150,000(7)          2,700
Executive Vice President,           1998     145,673           32,000           72,977(6)              0
Chief Financial Officer,            1997     125,000           20,000                0               692
Secretary and Director

Allan L.M. Barker, O.D. (3)         1999     263,161                0                0             5,000
President of the Integrated         1998     305,028              271                0             5,160
Eyecare Services Division           1997     299,839                0                0             4,750
and Director

D. Blair Harrold, O.D. (4)          1999     263,485                0                0             3,566
President of the Retail             1998     305,028                0                0             5,000
Optometry Division, North           1997     299,789                0                0             5,474
Carolina Operations

Samuel B. Petteway (5)              1999     294,590           63,868           45,000(7)          5,000
President of the Managed            1998     201,000           57,582                0             5,206
Care Division                       1997     197,077           10,000           18,828(6)          4,750

                                               (See footnotes on following page)

----------
(1) The information reflects the aggregate compensation paid by OptiCare Eye Health Centers and OptiCare P.C. for the services of Dr. Yimoyines.

(2) The information reflects the compensation paid by OptiCare Eye Health Centers for the services of Mr. Ditman.

(3) The information reflects the aggregate compensation paid by PrimeVision Health and Consolidated Eye Care for the services of Dr. Barker.

(4) The information reflects the aggregate compensation paid by PrimeVision Health and Consolidated Eye Care for the services of Dr. Harrold.

(5) The information reflects the aggregate compensation paid by PrimeVision Health and Consolidated Eye Care for the services of Mr. Petteway.

(6) All awards reflected represent options currently held by our executive officers which were received in connection with the mergers on August 13, 1999 in exchange for options of OptiCare Eye Health Centers capital stock or PrimeVision Health common stock, as the case may be.

(7) Upon the closing of the mergers on August 13, 1999, we granted options to purchase 325,000, 150,000 and 45,000 shares of common stock under our Performance Stock Program to Dr. Yimoyines, Mr. Ditman and Mr. Petteway, respectively.

(8) The executive officers were provided with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to the rules promulgated under the Exchange Act. The amounts shown include (i) matching contributions by the Company under a 401(k) retirement savings plan maintained by the Company for each of Messrs. Yimoyines $1,200, $1,200 and $1,125, Ditman $0, $0 and $692, Barker $5,000, $5,160 and
      $4,750, Harrold $3,566, $5,000 and $5,474 and Petteway $5,000, $5,206 and
      $4,750, for the years 1999, 1998 and 1997, respectively, (ii) Insurance premiums paid by the Company on behalf of Mr. Yimoyines for disability insurance was $2,555 for each of the years 1999, 1998 and 1997, (iii) Car allowance paid by the Company on behalf of Mr. Yimoyines was $3,438 and $3,025 for the years 1999 and 1998, respectively, and on behalf of Mr. Ditman of $2,700 for the year 1999, (iv) Country Club dues paid by the Company on behalf of Mr. Yimoyines were $3,478, $4,168 and $3,354 for the years 1999, 1998 and 1997, respectively.

(9) The Summary Compensation table does not include any information relating to Thomas Cook who served as the Chief Executive Officer and President of Saratoga prior to the mergers effected on August 13, 1999.


OPTIONS GRANTED IN 1999

     The following table sets forth in information regarding our options currently held by our Chief Executive Officer and our four other most highly compensated executive officers whose total compensation exceeded $100,000. In accordance with the rules of the Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their terms. These gains are based on assumed rates of annual compound stock price appreciation of our common stock of 5% and 10% from the date the options were granted to the end of the option terms.



                                                                                               POTENTIAL
                              INDIVIDUAL                                                       REALIZABLE
                                 GRANTS          PERCENTAGE                                 VALUE AT ASSUMED
                            ----------------      OF TOTAL                                  ANNUAL RATES OF
                                NUMBER OF          OPTIONS                                    STOCK PRICE
                               SECURITIES         GRANTED TO      EXERCISE                  APPRECIATION FOR
                               UNDERLYING         EMPLOYEES        PRICE                      OPTION TERM
                                 OPTIONS          IN FISCAL         PER       EXPIRATION   ------------------
NAME                           GRANTED(#)            1998          SHARE         DATE       5%        10%
-------------------------   ----------------   ---------------   ---------   -----------   ----   -----------
Dean J. Yimoyines, M.D.          325,000(1)          45.1%(2)     $ 5.85        8/09        0       $698,750
Steven L. Ditman                 150,000(1)          20.8%(2)     $ 5.85        8/09        0       $322,500
Samuel B. Petteway                45,000(1)           6.2%(2)     $ 5.85        8/09        0       $ 96,873

                                               (See footnotes on following page)

----------
(1) Excludes options to purchase 286,450, 72,977 and 18,828 shares of common stock which were received in connection with the mergers on August 13, 1999 in exchange for options of OptiCare Eye Health Centers capital stock or PrimeVision Health common stock, as the case may be.

(2) The total options granted excludes options granted in connection with the mergers on August 13, 1999.


AGGREGATED OPTION EXERCISES IN 1999 AND YEAR END OPTION VALUES

     The following table summarizes certain information regarding option values of our options as of January 14, 2000, held by the Chief Executive Officer and each of the other named executive officers.


                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED               IN-THE-MONEY
                             OPTIONS AT 12/31/99(#) (1)      OPTIONS AT 12/31/99($) (1)
                            -----------------------------   ----------------------------
                                                 NON-                           NON-
NAME                         EXERCISABLE     EXERCISABLE     EXERCISABLE     EXERCISABLE
-------------------------   -------------   -------------   -------------   ------------
Dean J. Yimoyines, M.D.        143,224         468,226         $134,631       $134,631
Steven L. Ditman                36,488         186,489         $ 34,299       $ 34,299
Samuel B. Petteway              17,782          46,046                0              0

----------
(1) Includes options received in exchange for options of OptiCare Eye Health Centers capital stock or PrimeVision Health common stock, as the case may be, as well as options issued in fiscal 1999 after the mergers.


COMPENSATION PLANS

     We maintain the following plans for the benefit of employees, including directors and executive officers:

     o  Performance Stock Program;

     o  Employee Stock Purchase Plan;

     o  401(k) plans; and

     o  health and other insurance plans.

     We do not currently maintain a defined benefit pension plan or other actuarial retirement plan for our named executive officers or otherwise.


                           PERFORMANCE STOCK PROGRAM


GENERAL

     Our Performance Stock Program was adopted by the board of directors on May 14, 1999, and approved by our stockholders on August 13, 1999. The Program provides for the issuance of awards of an aggregate maximum of up to the lesser of (a) 3,000,000 shares of our common stock, or (b) 15% of the sum of (1) the number of shares outstanding at the time the limitation in this clause (b) is calculated, (2) the number of shares subject to options and performance shares then outstanding, and (3) the number of shares then available for future awards under the Program.

     Awards may be comprised of incentive stock options, nonqualified stock options, restricted stock, performance shares or cash units, each as described below. No single individual may receive awards for (a) more than 600,000 shares in 1999 (excluding substitute options granted to option holders of OptiCare Eye Health Centers and PrimeVision Health pursuant to the merger agreement) or (b) more than 200,000 shares in any subsequent calendar year.

     The number of persons currently eligible for awards is approximately 925. Authorized but previously unissued shares, treasury shares and shares forfeited under the Program may be issued again under the Program up to the maximum aggregate limit.

     The Program provides for administration by either our board of directors or the compensation committee of the board of directors. The compensation committee has the general authority to interpret the provisions of the Program and adopt such rules as it deems necessary or desirable for the administration of the Program. The compensation committee also handles the selection of employees, consultants and other service providers who will participate in the Program, and the determination of the size and terms of awards made under the Program.

     The Program will terminate upon adoption by the board of directors of a resolution terminating the Program, or upon the award and vesting of the maximum aggregate number of shares of common stock available under the Program.

     As of January 14, 2000, no options had been exercised pursuant to the Program, options to purchase 1,316,778 shares were outstanding, and 266,539 shares remained available for future grants. On August 13, 1999, an aggregate of approximately 630,737 options were granted to option holders of OptiCare Eye Health Centers and PrimeVision Health in substitution for such options, which contained substantially identical terms as the options substituted therefor, except for a change in the exercise price and the number of shares for which options can be exercised to reflect the mergers. In addition, after the consummation of the mergers, on August 13, 1999 an aggregate of approximately 721,250 options were granted to our employees.


NON-QUALIFIED AND INCENTIVE STOCK OPTIONS

     The compensation committee may designate options as either non-qualified stock options (i.e., options not entitled to special tax benefits under the Internal Revenue Code) or incentive stock options pursuant to Section 422 of the Code. Incentive stock options may only be issued to employees and must be issued at an option price no less than the fair market value of our common stock on the date of the grant (and 110% of fair market value in the case of 10% stockholders). Subject to the foregoing, the price of the shares subject to each option is set by the compensation committee.

     The exercise of options granted under the Program is subject to terms and conditions set by the compensation committee and set in the agreement evidencing each option. The purchase price for the shares acquired upon exercise of the option may be paid (a) in cash or by certified check, or (b) at the discretion of the committee, by delivery of one or more stock certificates evidencing other shares of our common stock with a fair market value equal to the option price, or (c) by a combination of cash and common stock as described in clauses (a) and (b).

     The compensation committee sets the expiration date of each option, but in the case of incentive stock options, the expiration date may not be longer than ten years from the date of the grant (or five years in the case of 10% stockholders).

     All incentive stock options will terminate on the earlier of the expiration date or one year following termination of employment due to disability or death. Upon termination of employment for any reason other than disability or death, all options will expire on the earlier of their expiration date or ninety days following termination of employment, unless otherwise provided in an applicable agreement or instrument. Non-qualified stock options may be subject to the same provisions with respect to termination, or may contain such other provisions as the compensation committee determines.

     Options are not transferable or assignable other than by will or the laws of descent and distribution and are exercisable during the participant's lifetime only by the participant, except that the compensation committee may, in its sole discretion, allow for transfers of awards (other than incentive stock options) to other persons or entities.

RESTRICTED STOCK

     An award of a share of restricted stock is an award to a participant of a share of our common stock generally conditioned upon the attainment of performance goals established by the compensation committee for the performance period to which the award relates and the continued employment or retention as a service provider of the participant with us or any of our majority-owned subsidiaries through the end of the performance period. During the performance period, the participant has all of the rights of one of our stockholders, including the right to receive dividends, except that the participant shall not have custody of the shares of common stock nor the right to transfer ownership of the shares during the performance period.

     Generally, a participant's termination of employment or provision of services to us prior to the end of the relevant performance period results in forfeiture of an award of restricted stock, although the compensation committee is authorized to determine that all or any portion of the award shall not be forfeited. If a portion of a restricted stock award is forfeited, the non-forfeited portion is reduced by the amount of any dividends previously paid to the participant with respect to the forfeited portion.


PERFORMANCE SHARES OR CASH UNITS

     The compensation committee may establish performance programs and grant awards of performance shares or cash units pursuant to such programs. The compensation committee will establish performance goals and a schedule relating to such goals to determine the performance awards to be granted to participants. At the completion of a performance award period, the compensation committee shall determine the award to be made to each participant by multiplying the number of performance units granted to each participant by a performance factor representing the degree of attainment of the performance goals. Performance shares shall generally be paid in the form of common stock, and cash units shall be paid in cash, provided that the compensation committee may pay performance shares in the form of cash at the request of a participant.


THE EFFECT OF A CHANGE IN CONTROL

     In the event of a change in control of us, as defined in the Program, all awards will become fully vested and all options will become immediately exercisable if the compensation committee so provides, if an award so provides or if an employment agreement with a recipient of an award so provides.


                         EMPLOYEE STOCK PURCHASE PLAN

     Our 1999 Employee Stock Purchase Plan was adopted by our board of directors on May 14, 1999 and approved by our stockholders on August 13, 1999. The Plan provides for an aggregate maximum of up to 450,000 shares of our common stock to be sold to employees under the terms of the Plan. Authorized but previously unissued shares and treasury shares may be issued under the Plan up to the maximum aggregate limit.

     The Plan is administered by the compensation committee. The compensation committee has the general authority to interpret the provisions of the Plan and adopt such rules as it deems necessary or desirable for the administration of the Plan.

     The Plan will terminate upon adoption by the board of a resolution terminating the Plan, or upon the sale of the maximum aggregate number of shares of common stock available under the Plan.


ELIGIBILITY

     All of our employees and those of our subsidiaries, other than certain 5% stockholders, are eligible to participate in the Plan if they customarily work at least 20 hours per week for at least five months in a year.

ELECTION TO PARTICIPATE

     Eligible employees elect to participate in the Plan by contributing a portion of their compensation (not to exceed the lesser of 20% of base pay or $21,250) to purchase shares of common stock under the Plan. Participating employees may change their elections at any time, but not more than once in a calendar quarter.


PURCHASE PRICE

     Employee contributions will be used to purchase shares of common stock as of the last business day of each calendar quarter at a price equal to 85% of the then fair market value of such shares. Only whole numbers of shares will be purchased for each employee, with any excess contributions being carried over to the next quarter.


                  EMPLOYMENT AGREEMENTS WITH CERTAIN OFFICERS

     The provisions of the employment agreements of Messrs. Yimoyines, Ditman, Barker, Harrold and Petteway are summarized below.

     Dean J. Yimoyines. The term of his employment the agreement is three years, expiring August 13, 2002, and it is automatically renewable for additional one year terms unless either party gives six months' notice. Dr. Yimoyines may terminate his employment agreement without cause upon six months' notice. Dr. Yimoyines' base annual salary and guaranteed bonus is $410,000, and he may receive performance-based bonuses as determined by our board of directors, up to 100% of base salary plus guaranteed bonus, subject to the achievement of goals established for each calendar year by the board or the compensation committee. Dr. Yimoyines is entitled to a disability benefit consisting of full base salary and guaranteed bonus for the first six months of a disability, and thereafter 65% of base salary, guaranteed bonus and performance-based bonus earned as of the date of disability and to a life insurance policy on his life in the amount of $1,500,000 payable to a beneficiary designated by Dr. Yimoyines. If his employment is terminated on account of disability or without cause by the company, or if the agreement is not renewed at the end of the initial three year term, Dr. Yimoyines shall receive a lump sum payment in an amount equal to three times total compensation for the year prior to termination, plus continuation of all benefits for a period of three years after termination. If (a) during the three year period following a change in control, Dr. Yimoyines' duties are materially diminished, his principal place of employment is moved more than 50 miles, or his employment is terminated on account of disability or by us without cause or by now-renewal of the agreement, or (b) Dr. Yimoyines voluntarily terminates his employment during the one year period following a change in control, then Dr. Yimoyines shall receive severance pay equal to three times total compensation for the year ended prior to the change in control. If Dr. Yimoyines' employment is not terminated at our election; including a termination on account of non-renewal after the initial 3-year term, then (1) during the term of the agreement and for a period of 18 months after the date of termination of employment, Dr. Yimoyines shall not engage in the practice of any branch of ophthalmology or ophthalmic surgery in any capacity in Connecticut or any portion of any other state where the company actively conducts business; and
(2) for the 12 month period following termination, Dr. Yimoyines may not render services to any organization which is engaged in (a) researching, developing, marketing or selling any eye wear or eye care product, process or service or
(b) management of an ophthalmic medical practice which competes with any of our products, processes or services.

     Steven L. Ditman. The term of his employment is three years expiring August 13, 2002, renewable for one year terms, subject to termination by Mr. Ditman without cause upon six months' notice. His base annual salary, excluding the cost of certain perquisites, is $175,000, and he may receive performance-based bonuses as determined by the board of directors, subject to the achievement of goals established for each calendar year by the board or the compensation committee, up to 100% of base salary. If he becomes disabled, he is entitled to full base salary for first three months, and thereafter 65% of base salary and performance-based bonus earned as of the date of disability. He is also entitled to a death benefit of $150,000. If (1) we do not renew Mr. Ditman's agreement at the end of the initial 3-year term; (2) we terminate Mr. Ditman's employment agreement without cause; (3) Mr. Ditman voluntarily terminates his employment during the one year period following a change of control; or (4) during the three year period following a change in control, Mr. Ditman's duties are materially diminished, his principal place of employment is moved more than 50 miles, or his employment is terminated by us without cause or by non-renewal of the agreement, then he shall receive a lump sum payment equal to two times his total compensation for the year prior to termination. During the term of the agreement and for a period of 18 months after termination, subject to certain exceptions, Mr. Ditman may not render services directly or indirectly to any organization which is engaged in (1) researching, developing, marketing or selling any eye wear or eye care product, process or service which competes with us, or (2) managing the business practice of ophthalmologists, optometrists, or opticians.

     Allan L.M. Barker and D. Blair Harrold. The term of each agreement is seven years, expiring August 13, 2006, and is automatically renewable for subsequent one year terms unless either party gives six month prior notice. The employee may terminate the agreement without cause upon six months' notice. Base annual salary is $150,000, subject to cost of living adjustments on the third and sixth anniversary dates. Each employee may receive performance-based bonuses as determined by the board of directors, subject to the achievement of goals established for each calendar year by the board or the compensation committee, up to 100% of base salary. If the employee is disabled, he receives full base salary for the first three months. The employee is entitled to receive a death benefit of $150,000. If the employee is terminated by us without cause, he is entitled to a lump sum payment equal to the base salary the employee would have received from the date of termination to the end of the term, and continuation of benefits to the end of the term; if the employee terminates his employment with us following a change in control, he is entitled to a lump sum payment equal to one year of base salary. During the term of the agreement and for a period of 18 months after termination, subject to certain exceptions, the employee may not render services directly or indirectly to any organization which is engaged in (1) researching, developing, marketing or selling any eye wear or eye care product, process or service which competes with us, or (2) managing the business practice of ophthalmologists, optometrists, or opticians.

     Samuel B. Petteway, President of the Managed Care division. The term of the agreement is three years expiring August 13, 2002, and is automatically renewable for subsequent one year terms unless either party gives six months prior notice. Mr. Petteway may terminate the agreement without cause upon six months' notice and we may terminate without cause upon 3 months' notice. His base annual salary and guaranteed bonuses are: 1999: $221,000; 2000: $232,000; 2001: $243,000; 2002: $193,000. If the Managed Care division achieves specific targets of net operating profit in each year, Mr. Petteway will receive performance bonuses of $73,000 for 1999, and $77,000 for 2000. Thereafter, the board shall determine net operating profit goals for 2001 and 2002, and Mr. Petteway's bonuses for those years shall be $2,000 and $77,000 respectively if such goals are achieved. Mr. Petteway shall also receive bonuses equal to certain percentages of the growth of net operating income of the Managed Care division. These bonuses are capped at $41,200 for 2000, $17,500 for 2001 and $19,300 for 2002. He may also earn additional bonuses if we achieve certain goals. Mr. Petteway is entitled to disability benefits consisting of full base salary bonuses for the first three months, and thereafter 65% of base salary plus bonuses earned as of the date of disability and to death benefits of $200,000. If the employee is terminated by us without cause or if employee terminates his employment following a change of control, he is entitled to a lump sum payment equal to 18 months' base salary. If the employee terminates the agreement without cause, he is entitled to 12 months' base salary, payable in monthly installments. During the term of the agreement and for 12 months thereafter, the employee may not compete with our managed eye care business.


COMPENSATION OF DIRECTORS

     Directors who are also employees do not receive any additional compensation for their service as directors. All other directors receive a fee of $1,000 per board meeting attended in person, and $500 per committee meeting attended in person. The chairman of the audit committee and the compensation committee, receives an additional payment of $1,500 per year. We also reimburse directors for their expenses incurred in connection with attendance at board and committee meetings, including travel and lodging, if necessary.


     Each non-employee director receives options to purchase 10,000 shares of common stock upon their election to the board (the "election options"), and thereafter options to purchase 5,000 shares at the time of each annual meeting of stockholders. All such options will vest in tranches of one-third of the award on the first, second and third anniversaries of the awards. However, each option granted to non-employee directors serving as of January 1, 2000 will vest in tranches of one-third of the award on the sixth month, eighteenth month and thirtieth month after the grant of award.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, our certificate of incorporation, as amended, provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

     o for any breach of the director's duty of loyalty to us or our stockholders;

     o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     o  under Section 174 of the Delaware General Corporation Law, and

     o for any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation, as amended, and bylaws generally provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law, including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding. We believe that the provisions will assist us in attracting and retaining qualified individuals to serve as directors.

     We intend to enter into indemnification agreements with each of our directors. These indemnification agreements provide for the indemnification by us of our directors for liability for acts and omissions as directors. We believe that indemnification agreements are necessary to attract and retain qualified persons as directors.

     We currently maintain an executive liability insurance policy which provides coverage for our directors and officers. Under this policy, the insurer agreed to pay, subject to certain exclusions, for any claim made against any of our directors or officers for a wrongful act by any such director or officer.

     There is no pending litigation or proceeding involving any of our directors, officers, employees or agent as to which indemnification is being sought other than against Dean Yimoyines who is named as defendant in the OptiCare Eye Health Center Physicians Action. See "Business -- Litigation." The board of directors passed a resolution directing us to pay for all his expenses. We are not aware of any other pending or threatened litigation or proceeding that might result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


OPTICARE, P.C. PROFESSIONAL SERVICES AND SUPPORT AGREEMENT

     OptiCare Eye Health Centers has entered into a Professional Services and Support Agreement with OptiCare P.C., a Connecticut professional corporation, effective December 1, 1995. Pursuant to that agreement, OptiCare P.C. employs medical personnel and performs all ophthalmology and optometry services at our facilities in Connecticut. We select and provide the facilities at which the services are performed and are the exclusive provider of all administrative and support services for the facilities operated by OptiCare P.C. pursuant to this agreement. We bill and receive payment for the services rendered by OptiCare P.C. and in turn pay OptiCare P.C. a service fee pursuant to a compensation plan mutually agreed to each year. The company owns all the rights to the "OptiCare" name and under the terms of the agreement, if the agreement with OptiCare P.C. is terminated, OptiCare P.C. must change its name and discontinue using the OptiCare name. The agreement expires on December 1, 2000 and automatically renews for successive two year terms unless either party terminates the agreement at least 180 days before the next renewal date. Dean
J. Yimoyines, M.D., our Chairman, Chief Executive Officer, and President, is the sole stockholder of OptiCare, P.C.


OPTOMETRIC EYE CARE CENTER, P.A. PROFESSIONAL SERVICE AND SUPPORT AGREEMENT

     Through one of our subsidiaries, we have entered into a Professional Services and Support Agreement with Optometric Eye Care Center, P.A., a North Carolina professional association, effective August 10, 1999. Pursuant to that agreement, Optometric Eye Care Center employs optometrists and technical personnel and performs all optometry services at our facilities in North Carolina. We select and provide the facilities at which the services are performed, and we provide all administrative and support services for the facilities operated by Optometric Eye Care Center pursuant to this agreement. We bill and receive payment for the services rendered by Optometric Eye Care Center and in turn pay Optometric Eye Care Center a service fee pursuant to a compensation plan mutually agreed to each year. We own all the rights to the trade names used at the practice locations under the terms of the agreement. If the agreement with Optometric Eye Care Center is terminated, Optometric Eye Care Center must change its name to a name substantially dissimilar to our trade names. The agreement expires in 15 years and automatically renews for successive five-year terms unless either party terminates the agreement at least 180 days before the next renewal date. Drs. Allan L.M. Barker, a member of our board of directors and President of our Laser Correction and Professional Services Division, and D. Blair Harrold, the President of Retail Optometry, North Carolina Operations, own all the capital stock of Optometric Eye Care Center.


CERTAIN LEASES

     OptiCare Eye Health Centers is the tenant under a Lease Agreement dated September 1, 1995 with O.C. Realty Associates Limited Partnership, as landlord. The leased premises are located in New Milford, Connecticut and are used for the practice of ophthalmology and optometry and incidental activities such as the sale of eye glasses and corrective lenses. The term of the lease is 15 years. Under the Lease Agreement, during the first five years of the leasehold term, OptiCare Eye Health Centers pays a minimum annual rental to O.C. Realty Associates Limited Partnership of $50,400, subject to adjustment at the end of the first five years and every five years thereafter plus all taxes, assessments, utilities and insurance related to the property being leased. In addition, OptiCare Eye Health Centers has guaranteed the mortgage of O.C. Realty Associates Limited Partnership, the amount of which was approximately $222,000 as of December 31, 1998. Dean J. Yimoyines, M.D., John Yimoyines, brother of Dean Yimoyines, and Steven Ditman, our Executive Vice President, our Chief Financial Officer and a director each owns a 4.11% interest in O.C. Realty Associates Limited Partnership.

     OptiCare Eye Health Centers is the tenant under a Lease Agreement dated September 1, 1995 with French's Mill Associates, as landlord. The leased premises are located in Waterbury, Connecticut and are used for the practice of ophthalmology and optometry, an ambulatory surgery center, and incidental activities such as the sale of eye glasses and corrective lenses. The term of the lease is fifteen years. Under the Lease Agreement, during the first five years of the leasehold term, OptiCare Eye Health Centers pays annual rental to French's Mill Associates of $604,000, subject to adjustment at the end of the first five years and every five years thereafter. In addition, OptiCare Eye Health Centers pays all taxes, assessments, utilities and insurance related to the property being leased. Linda Yimoyines and John Yimoyines, the wife and brother, respectively, of Dean Yimoyines, M.D., each owns a 14.28% interest in French's Mill Associates.

     We are currently negotiating an additional real property lease for approximately 4,700 square feet with French's Mill Associates, which would be used for clinical administrative space.

     OptiCare Eye Health Centers is the tenant under a Lease dated September 30, 1997 with French's Mill Associates II, LLP, as landlord. The leased premises are located in Waterbury, Connecticut and are the location of our main headquarters. The term of the lease is fifteen years. Under the lease, during the first five years of the leasehold term, OptiCare Eye Health Centers pays a minimum annual rental to French's Mill Associates II, LLP of $76,800, subject to adjustment at the end of the first five years and every five years thereafter. In addition, OptiCare Eye Health Centers pays all taxes, assessments, utilities and insurance related to the property being leased. Linda Yimoyines and John Yimoyines each owns a 12.5% interest in French's Mill Associates II, LLP.

     O.N.B. Associates owns approximately a 25% interest in Cross Street Medical Building Partnership, the landlord under a lease dated September 22, 1987 and a Lease Extension Agreement dated December 12, 1997 with Ophthalmic Physicians and Surgeons, P.C., an entity that merged with and into OptiCare Eye Health Centers in 1987. The leased premises are located in Norwalk, Connecticut and are used for the practice of ophthalmology and optometry, an ambulatory surgery center, and incidental activities such as the sale of eyeglasses and corrective lenses. The term of the lease is three years. Under the Lease, OptiCare Eye Health Centers pays a minimum annual rental to Cross Street Medical Building Partnership of $427,600. In addition, OptiCare Eye Health Centers pays all taxes, assessments, utilities and insurance related to the property being leased. Linda Yimoyines and John Yimoyines each own an 11% interest in O.N.B. Associates and Steven Ditman, our Chief Financial Officer and a director, owns a 1.5% interest in O.N.B. Associates.

     OptiCare Eye Health Centers is also the tenant under a second Lease Agreement dated September 1, 1995 with French's Mill Associates II, L.L.P. as landlord. The leased premises are located in Waterbury, Connecticut and are also part of OptiCare's main headquarters. The term of the lease is fifteen years. Pursuant to the Lease Agreement, during the first five years of the leasehold term, OptiCare Eye Health Centers pays a minimum annual rental to French's Mill Associates II of $54,210, subject to adjustment at the end of the first five years and every five years thereafter. In addition, OptiCare Eye Health Centers pays all taxes, assessments, utilities and insurance related to the property being leased.

     Consolidated Eye Care, Inc., one of our subsidiaries, is guarantor for a $298,530 liability of Kirkland Drive Associates, an entity which, at the time of the guarantee, was owned 50% by Prime and 50% by Drs. Barker and Harrold, two of our officers. Kirkland Drive Associates is currently owned 100% by Drs. Barker and Harrold. Dr. Barker is a director and officer of the company, and Dr. Harrold is an officer of the company.

     Consolidated Eye Care, Inc. is the tenant under a Lease Agreement dated March 1, 1997 with Drs. D. Blair Harrold and Allan L. M. Barker. The leased premises are located in Rocky Mount, North Carolina and are used for HMO offices. The term of the lease is five years commencing on August 1, 1997. Under the lease, Consolidated Eye Care, Inc. pays an annual rental of $13,500 and $14,850 during the first two years and second two years respectively. In addition, Consolidated Eye Care, Inc. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased. Dr. Barker is a director and officer of the company, and Dr. Harrold is an officer of the company.

     Consolidated Eye Care, Inc. is the tenant under a Lease Agreement dated March 1, 1997 with Drs. Harrold and Barker. The leased premises are located in Rocky Mount, North Carolina and are used for HMO executive offices. The term of the lease is five years commencing on May 1, 1997. Under the lease, Consolidated Eye Care, Inc. pays an annual rental of $42,409 and $46,448 during the first two years and second two years respectively. In addition, Consolidated Eye Care, Inc. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.

     Consolidated Eye Care, Inc. is the tenant under a Lease Agreement dated March 1, 1997 with Drs. Harrold and Barker. The leased premises are located in Rocky Mount, North Carolina and are used as an operations center. The term of the lease is five years commencing on May 1, 1997. Under the lease, Consolidated Eye Care, Inc. pays an annual rental of $122,467 and $137,552 during the first two years and second two years respectively. In addition, Consolidated Eye Care, Inc. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.

     Consolidated Eye Care, Inc. is the tenant under a Lease Agreement dated September 1, 1999 with Drs. Harrold and Barker. The leased premises are located in Rocky Mount, North Carolina and are used as executive offices. The term of the lease is five years commencing September 1, 1999. Under the lease, Consolidated Eye Care, Inc. pays an annual rental of $40,000 during the first year of the lease. Thereafter, the rental amount is adjusted annually in accordance with the consumer price index. In addition, Consolidated Eye Care, Inc. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being leased.

     Optometric Eye Care Centers, P.A., a North Carolina professional association affiliated with us through a management agreement, is the tenant under a Lease Agreement dated March 1, 1997 with Drs. Harrold and Barker. The leased premises are located in Fayetteville, North Carolina and are used for the practice of optometry and the sale of eye glasses and corrective lenses. The term of the lease is five years commencing May 1, 1997. Under the lease, Optometric Eye Care Centers, P.A. pays an annual rental of $96,000 and $100,000 during the first two years and second two years respectively. In addition, Optometric Eye Care Centers, P.A. pays all taxes, assessments, utilities, insurance and for certain repairs related to the property being released.

     Optometric Eye Care Centers, P.A., is the tenant under a Lease Agreement dated March 1, 1997 with Drs. Harrold and Barker. The leased premises are located in Jacksonville, North Carolina and are used for the practice of optometry and the sale of eye glasses and corrective lenses. The term of the lease is four years commencing May 1, 1997. Under the lease, Optometric Eye Care Centers, P.A. pays an annual rental of $59,752 during the first two years. During the second two years Optometric Eye Care Centers, P.A. pays an annual rental of $65,184 or 6% of net revenues, whichever is greater. In addition, Optometric Eye Care Centers, P.A. pays all taxes, assessment, utilities, insurance and for certain repairs related to the property being released.


STOCK PURCHASE AGREEMENT AND CONSULTING AGREEMENT

     Under the terms of a Stock Purchase Agreement dated as of October 15, 1997 among OptiCare Eye Health Centers and Oxford Health Plans, Inc., Nazem OptiCare Partners, LP, Eugene W. Huang and Christopher Kaufman, as purchasers, OptiCare Eye Health Centers sold, for an aggregate purchase price of $6,000,017 either Class A preferred shares, or Class B preferred shares to Oxford, Nazen, OptiCare Partners, Huang and Kaufman. In addition Oxford received warrents to purchase Class B shares.

     On October 15, 1997, OptiCare Eye Health Centers also entered into a three-year Consulting Agreement with Mr. Fred Nazem, who is beneficial owner of in excess of 5% of the outstanding capital stock of OptiCare. OptiCare paid to Mr. Nazem a sum of $180,000 in consideration for consulting services under that agreement, and issued to Mr. Nazem and two of his associates warrants to purchase an aggregate of 19,911 shares of Class B preferred stock of OptiCare Eye Health Centers. These warrants were exchanged in the merger for warrants in the company, as described above.

     Prior to the mergers, OptiCare Eye Health Centers, Oxford, Nazem OptiCare Partners, Nazem, Huang and Kaufman were parties to a certain Amended and Restated Stockholders Agreement (the "OptiCare Stockholders Agreement"), dated as of October 15, 1997, that contained provisions such as restrictions on transfers of shares, rights of first refusal, co-sale rights and provisions relating to the election of directors. Pursuant to a Second Amended and Restated Stockholders' Agreement entered into in connection with the mergers, the OptiCare Stockholders Agreement was amended and restated so as to terminate most of its provisions and to amend certain provisions relating to restrictions of the employee/stockholders from competing with the company.

     Prior to the mergers, OptiCare Eye Health Centers, Oxford, Nazem OptiCare Partners, Huang and Kaufman were parties to a certain Registration Rights Agreement (the "OptiCare Registration Rights Agreement"), dated as of October 15, 1997, that provided for certain demand and piggyback registration rights in favor of the stockholders parties thereto. The OptiCare Registration Rights Agreement was terminated, effective as of the mergers. However, pursuant to a Letter Agreement, dated August 9, 1999, between the company and Oxford, we agreed to continue the piggyback registration rights provided for in the OptiCare Registration Rights Agreement with respect to the shares issuable upon exercise of the warrants held by Oxford.


PARTICIPATING PROVIDER AGREEMENT

     OptiCare Eye Health Centers is also a party to a participating provider agreement with Oxford Health Plans, Inc., a holder of in excess of five percent of our outstanding capital stock, under which OptiCare Eye Health Centers provides medical services to the insured members of Oxford's insurance plans and receives fees from Oxford for these services. This agreement may be terminated by either party upon 90 days written notice.


SETTLEMENT WITH OPTOMETRIC EYE CARE CENTER, P.A.

     In 1996, Drs. Allan L.M. Barker and D. Blair Harrold, majority shareholders in Optometric Eye Care Center, P.A. and Consolidated Eye Care, Inc., sold Consolidated to PrimeVision Health. At the same time, Drs. Barker and Harrold became executive officers and directors of PrimeVision Health. Consolidated and Optometric Eye Care had previously entered an administrative services agreement which continued after the sale of Consolidated to PrimeVision Health. Among other factors, the impending mergers of PrimeVision Health and OptiCare Eye Health Centers prompted Drs. Barker and Harrold to begin proceedings to terminate the administrative services agreement between Consolidated (a subsidiary of PrimeVision Health at the time) and Optometric Eye Care and to submit their resignations from PrimeVision Health forthwith. In conjunction with these actions, Drs. Barker and Harrold submitted a Request for Declaratory Ruling from the North Carolina Board of Examiners in Optometry and instituted a lawsuit in North Carolina Superior Court, asking the court to grant a Temporary Restraining Order, which was issued, enjoining, among other things, the mergers.

     On April 9,1999, Drs. Harrold and Barker entered into a settlement agreement among Optometric Eye Care, PrimeVision Health, Consolidated and the other parties to the lawsuit, and the transactions called for in the settlement agreement closed on August 13, 1999, at the same time as the mergers of PrimeVision Health and OptiCare Eye Health Centers with us. Following are the material terms of this settlement agreement:

     (1) Consolidated and Optometric Eye Care entered into a new 40-year administrative services agreement with an initial 15 year term and five automatic renewals for five years each. See above "Optometric Eye Care Centers Professional Services and Support Agreement.

     (2)  $2.5 million was paid to Drs. Harrold and Barker.

     (3) PrimeVision Health issued additional shares of its common stock to Drs. Barker and Harrold such that, together with shares previously owned, will constitute 32% of PrimeVision Health's total common stock calculated on a primary basis immediately prior to the mergers. This share grant satisfied a note receivable in the amount of $364,896 plus accrued interest held by Consolidated Eye Care and all other alleged claims.

     (4) Drs. Harrold and Barker entered into new employment agreements with the company that became effective on August 13, 1999, at the same time as the closing of the mergers. See "Management -- Employment Agreements with Certain Officers."

     (5) In the event of our subsequent insolvency or bankruptcy, Drs. Barker and Harrold will have the right to purchase six retail business operations in North Carolina for three times the earnings before interest, taxes, depreciation and amortization excluding the effect of all extraordinary items and non-recurring charges. This right will be available to Drs. Barker and Harrold only until such time as the aggregate market value of their common stock is less than $7 million.

     (6)  Dr. Barker was named as one of our directors.


ARRANGEMENTS WITH MARLIN CAPITAL, L.P.

     Pursuant to the terms of a stock purchase agreement, dated as of June 4, 1998, between PrimeVision Health and Marlin Capital, L.P., PrimeVision Health sold to Marlin Capital (i) 8,000 shares of Prime Vision Health's Class A Preferred Stock and (ii) warrants to purchase 1,333,333 shares of PrimeVision Health's common stock for an aggregate purchase price of $8,000,000. Mr. Martin
E. Franklin, who is a current director of OptiCare Eye Health Centers, is the Chairman, Chief Executive Officer and principal stockholder of Marlin Holdings, Inc., which is the general partner of Marlin Capital, L.P., a private investment partnership since October 1996. Mr. Ian G.H. Ashken, who is a current director of OptiCare Eye Health Centers, is the Vice Chairman of Marlin Holdings, Inc.

     In connection with the mergers, the 8,000 shares of Prime Vision Health Class A Preferred Stock and warrants owned by Marlin Capital were exchanged as follows:

     o 2,000 shares of PrimeVision Health preferred stock and all the warrants (as adjusted) were exchanged for 2,033,333 shares of PrimeVision Health common stock, which in turn were exchanged in the mergers for 638,059 shares of our common stock.

     o 2,000 shares of PrimeVision Health preferred stock were exchanged for a promissory note issued by us in the principal amount of $2,000,000, having a three year term and bearing interest at the annual rate of 8%.

     o 4,000 shares of PrimeVision Health preferred stock were exchanged for a convertible promissory note issued by us in the principal amount of $4,000,000, having a three year term, and bearing interest at the annual rate of 9% beginning on February 14, 2000. The note is convertible into our common stock after August 13, 2000 at a conversion price which is the greater of (x) closing market price on the first trading day after mergers, or (y) 90% of average closing price of our common stock in the 20 trading days prior to conversion. This note will be paid in full with a portion of the proceeds of the offering. In general, we are required to redeem the note to the extent that we raise net proceeds in the aggregate from the public or private sales of common stock or convertible securities in an amount in excess of $3 million.

     Both of these Notes are subordinated in right of payment to our senior bank debt. See "Use of Proceeds" and "Certain Indebtedness."


STOCK OPTIONS

     In connection with the mergers, options to acquire shares of our common stock or capital stock of OptiCare Eye Health Centers and PrimeVision Health, as the case may be, were exchanged by our directors and officers for options under our Performance Stock Program. See "Management -- Executive
Compensation", and "-- Performance Stock Program."

                            PRINCIPAL STOCKHOLDERS


PRINCIPAL STOCKHOLDERS

     As of January 14, 2000 there were 8,972,128 shares of our common stock outstanding. The following table sets forth as of January 14, 2000 certain information regarding the beneficial ownership of the common stock outstanding (but without giving effect to the underwriters' exercise of the over-allotment option) by (i) each person who is known to us to own 5% or more of our common stock (the holdings of certain unrelated entities listed below are based on shareholdings disclosed in their public filings), (ii) each of our directors,
(iii) our four other most highly compensated executive offices whose total compensation exceeded $100,000 and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned.




                                                               SHARES BENEFICIALLY            SHARES BENEFICIALLY
                                                                OWNED PRIOR TO THE                   OWNED
                                                                   OFFERING (1)             AFTER THE OFFERING (1)
                                                             ------------------------   -------------------------------
 NAME OF EXECUTIVE OFFICERS, DIRECTORS OR 5% STOCKHOLDERS       SHARES       PERCENT           SHARES           PERCENT
----------------------------------------------------------   ------------   ---------   --------------------   --------
Oxford Health Plans (2) ..................................      775,996         8.8%            775,996           5.8%
Bank Austria Creditanstalt Corporate Finance,
 Inc. (3) ................................................      785,616         8.9%            785,616           5.8%
Fred Nazem (4) ...........................................      474,243         5.4%            474,243           3.6%
Marlin Capital, L.P. .....................................      638,059         7.2%          1,209,487(13)       9.4%
Martin E. Franklin (5)(6) ................................      777,144         8.8%          1,348,572(13)      10.3%
Ian G.H. Ashken (6)(7) ...................................      777,144         8.8%          1,348,572(13)      10.3%
Allan L.M. Barker, O.D. (8) ..............................      665,056         7.4%            665,056           5.1%
D. Blair Harrold, O.D. ...................................      660,505         7.4%            660,505           5.1%
Dean J. Yimoyines M.D. (9) ...............................      393,149         4.4%            393,149           3.0%
Steven L. Ditman (10) ....................................       38,488           *              38,488             *
Samuel B. Petteway (11) ..................................      118,225         1.3%            118,225             *
John F. Croweak ..........................................        2,000           *               2,000             *
David A. Durfee (12) .....................................       86,765           *              86,765             *
Gordon A. Bishop .........................................            0           *                   0             *
All executive officers and directors as a group
 (10 persons) (5) (6) (7) (8) (9) (10) (11) (12) .........    4,690,422          52%          5,261,850(13)        41%

----------
*     Less than 1%


   (1) Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days upon the exercise of an option are treated as outstanding for purposes of determining beneficial ownership and the percent beneficially owned by such individual and for the executive officers and directors as a group.

   (2) Includes 337,514 shares subject to currently exercisable warrants. The address of Oxford is 800 Connecticut Avenue, Norwalk, Connecticut 06854.

   (3) Includes 418,803 shares of non-voting convertible preferred stock held by Bank Austria. See "Business -- Credit Facility." Also includes warrants to purchase 100,000 shares of either common stock or non-voting convertible preferred stock. Does not give effect to provisions which may be included in the preferred stock and warrants, which, for bank regulatory purposes, will restrict Bank Austria from beneficially owning in excess of 4.99% of our outstanding common stock. The address of Bank Austria is Two Ravinia Drive, Suite 168, Atlanta, Georgia 30346.

   (4) Includes 275,618 shares of common stock held by Nazem OptiCare Partners, L.P., a limited partnership of which Mr. Nazem is the general partner. Mr. Nazem disclaims beneficial ownership of such shares. Also includes 198,627 shares of common stock subject to currently exercisable warrants. The address of Mr. Nazem is c/o Nazem OptiCare Partners, L.P., 645 Madison Avenue, New York, New York 10022.


   (5) Includes 638,059 shares of common stock held by Marlin Capital, L.P. Mr. Martin E. Franklin, who is a director of the company, is the Chairman, Chief Executive Officer and principal stockholder of Marlin Holdings, Inc. which is the general partner of Marlin Capital, L.P. Mr. Franklin disclaims beneficial ownership of such shares. The address of Marlin Capital, L.P. is 555 Theodore Fremd Ave., Rye, New York 10584.


   (6) Includes 137,085 shares of common stock held by a former principal stockholder which are subject to a voting agreement whereby the stockholder irrevocably appointed Martin E. Franklin or Ian Ashken as his proxy, commencing August 13, 1999.


   (7) Includes 638,059 shares of common stock held by Marlin Capital, L.P. Mr. Ian G.H. Ashken is the Vice Chairman of Marlin Holdings, Inc., which is the general partner of Marlin Capital, L.P. Mr. Ashken disclaims beneficial ownership of such shares.


   (8) Includes 552 shares of common stock held by Dr. Barker's son, as to which Dr. Barker disclaims beneficial ownership.


   (9) Includes 249,825 shares of common stock held by Linda Yimoyines, wife of Dean J. Yimoyines, and 143,224 shares of common stock issuable upon the exercise of outstanding options. Excludes 468,226 shares of common stock which are issuable upon the exercise of outstanding options which are not currently exercisable.


   (10) Includes 36,488 shares of common stock issuable upon the exercise of outstanding options held by Mr. Ditman. Excludes 186,489 shares of common stock which are issuable upon the exercise of outstanding options which are not currently exercisable.


   (11) Includes 17,782 shares of common stock issuable upon the exercise of outstanding options held by Mr. Petteway. Excludes 46,046 shares of common stock which are issuable upon the exercise of outstanding options which are not currently exercisable.


   (12) Includes 17,259 shares of common stock subject to currently exercisable options held by Dr. Durfee.


   (13) Includes 571,428 shares of common stock expected to be purchased by Marlin Capital in this offering.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL


     We are authorized to issue an aggregate of 55,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. As of January 14, 2000, there were 8,972,128 shares of common stock outstanding, 418,803 shares of preferred stock outstanding, 100,000 shares of preferred stock reserved for issuance under an outstanding warrant.


PREFERRED STOCK


     Our board of directors is authorized, without further stockholder action, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, preemption rights, redemption rights and other rights and preferences of each class or series of preferred stock.


     Effective August 13, 1999, our board of directors authorized a class of preferred stock designated as the "Series A convertible preferred stock." The total number of authorized shares of the Series A convertible preferred stock is 550,000, of which 418,803 are issued and outstanding, and 100,000 are reserved for issuance pursuant to an outstanding warrant. Bank Austria Creditanstalt Corporate Finance, Inc., is currently the sole holder of the issued and outstanding preferred stock and of the warrant. The principal terms of the Series A convertible preferred stock are as follows:


   Dividends: Dividends and other distributions, payable in cash or other property, shall be paid on the Series A convertible preferred stock equally, ratably and on parity with dividends and other distributions paid on the common stock.


 Liquidation: The Series A convertible preferred stock shall be preferred upon liquidation over the common stock.


  Conversion: Each share of Series A convertible preferred stock is convertible at any time at the option of the holder thereof into one fully paid non-assessable share of our common stock with certain limitations. In addition, we may cause the conversion of all, but not less than all, the outstanding shares of Series A convertible preferred stock into shares of common stock provided that the common stock to be received upon such conversion when aggregated with all other shares of common stock currently or previously held by or currently issuable without restrictions to each holder, would be equal to or less than 3% of our then outstanding common stock.

     Because our certificate of incorporation authorizes "blank check" preferred stock, the board of directors, at any time in the future, could authorize and issue, without stockholder approval, a new class or series of preferred stock with terms which could have the effect of protecting incumbent management from a takeover, or could result in a change of control of us to the holders of such new class or series of preferred stock, or a new class or series of preferred stock could have an adverse effect upon the value of the common stock. The issuance of any series of preferred stock could adversely affect the rights of the holders of our common stock by restricting dividends on, diluting the power of, or impairing the liquidation rights of common stock, or delaying or preventing a change in control of us. We have no present plans to issue any additional shares of preferred stock, other than upon exercise, (if any), of the warrant held by Bank Austria to purchase up to 100,000 shares of the Series A convertible preferred stock.

COMMON STOCK

     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board out of funds legally available therefor. We do not anticipate paying dividends on our common stock in the foreseeable future. See "Dividend Policy."

     In the event of a liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference and other amounts owed to the holders of the preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock are, and the shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.


TRANSFER AGENT

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.


LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation contains provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty as a director, except for liability in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation and our bylaws contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. See "Management -- Limitation of Liability and Indemnification Matters."


DELAWARE ANTI-TAKEOVER STATUTE

     We are subject to Section 203 of the Delaware General Corporation law, which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless:

    o prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder;

    o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced; and

    o on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholder, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include:

    o any merger or consolidation involving the corporation and the interested stockholder;

    o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

    o subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and


    o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledged or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.


                        SHARES ELIGIBLE FOR FUTURE SALE


GENERAL

     Upon the consummation of this offering, assuming we sell all 4,000,000 shares being offered, we will have 12,972,128 shares of common stock issued and outstanding. All of the 4,000,000 shares of common stock to be sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act ("Rule 144")), which will be subject to certain resale limitations of Rule 144. After the completion of this offering, we will have 2,388,942 shares of common stock outstanding which are "restricted securities" as that term is defined in Rule 144 and are also subject to certain restrictions on disposition. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration such as Rule 144 or Rule 701 under the Securities Act. Sales of restricted securities in the public market, or the availability of such shares for sale, could have an adverse effect on the price of the common stock. See "Risk Factors -- The significant number of shares of common stock eligible for future sale could adversely effect the price of our stock."


RULE 144

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of common stock for at least one year, including a person who may be deemed our "affiliate", is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of shares of the class of stock sold or the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed our "affiliate" at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

     No prediction can be made as to the effect, if any, that market sales of shares of common stock that are restricted securities, or the availability of such shares, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock and could impair our future ability to raise capital through an offering of equity securities.

     In addition, we may file one or more registration statements on Form S-8 under the Securities Act covering all shares of common stock subject to outstanding options and issuable pursuant to each of the Performance Stock Program and the Employee Stock Purchase Plan. See "Management -- Performance Stock Program" and "-- Employee Stock Purchase Program." Shares covered by these registration statements will thereupon be available for sale, upon the exercise of vested options, in the open market, except for shares acquired by affiliates or persons who have agreed to lock-up agreements described above and Rule 144 volume limitations applicable to affiliates.

LOCK-UP AGREEMENTS

     Officers, directors, 10% stockholders and certain former stockholders of OptiCare Eye Health Centers or PrimeVision Health (who acquired shares of our common stock in the mergers) have agreed with us not to sell their shares of our common stock prior to certain dates, or to limit the numbers of shares which they will sell in certain periods. The following table summarizes, as of the closing of the mergers on August 13, 1999, the approximate numbers of shares which are so limited or restricted:


                                                                        shares
       Will not sell prior to February 9, 2000
         and will not sell thereafter until August 13, 2001
         without first offering to sell to us ...................... 1,886,250
       Will not sell prior to February 9, 2000 (but may
         sell thereafter without first offering to sell to us) ..... 1,931,489
       Will not sell more than 25% of holdings (as of
         August 13, 1999) in any 6-month period
         (non-cumulative basis) .................................... 3,563,043

REGISTRATION

     We granted piggyback registration rights to Oxford Health Plans Inc. with respect to the shares of our common stock it may acquire upon the exercise of a warrant held by it. The warrant gives Oxford Health Plans, Inc. the right to purchase 337,514 shares of our common stock. Any time we register stock in an underwritten offering, we must give Oxford Health Plans, Inc. the option to register all or some of the 337,514 shares in the registration. We can limit the number of shares Oxford Health Plans, Inc. may register if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten.

     We granted Bank Austria Creditanstalt Corporate Finance, Inc. piggyback registration rights with respect to certain warrants and preferred stock held by it and the shares issuable upon the exercise or conversion of those warrants and preferred stock. See "Principal Stockholders." Subject to certain exceptions, any time we register stock, we must give Bank Austria the option to register all or some of its warrants or stock. If the registration relates to an underwritten offering, we can limit the number of shares Bank Austria may register if the managing underwriter determines that the amount of securities being registered is sufficiently large to materially and adversely affect the success of the offering. In addition, Marlin Capital, L.P. has been granted the same registration rights with respect to the shares of our common stock which may be issued upon conversion of the $4 million subordinated convertible promissory note that are afforded to the common stock issued or to be issued to Bank Austria.

     Registration of shares held by Oxford, Bank Austria and Marlin Capital under the Securities Act would cause such shares to be freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration, which could result in some of such shares becoming eligible for sale in advance of the dates set forth above.

                             PLAN OF DISTRIBUTION

     We do not intend to use an underwriter or broker to sell our common stock being sold in this offering. Our directors, salaried officers and employees will solicit and process subscriptions on our behalf to selected individuals and institutions. No additional compensation, commission or remuneration will be paid to our directors, officers and employees who solicit or process subscriptions. We are relying on Rule 3a4-1 promulgated under the Securities Exchange Act for exemption of our directors, officers and employees from the broker-dealer registration requirements under the Securities Exchange Act. In certain states, we may be prohibited from selling securities other than through a registered broker or dealer. We will not market our shares through any mass mailings, or other personal solicitation.

     The offering is not subject to the sale of any minimum number of shares. All subscriptions to purchase shares will be irrevocable. Therefore, we will not place any offering proceeds in escrow or trust pending the sale of any minimum amount of shares. We cannot be certain that all the shares we have registered in this offering will be sold.

                                 LEGAL MATTERS

     The validity of the shares of common stock being offered by us will be passed upon for us by Kane Kessler, P.C., in connection with this offering.


                                    EXPERTS

     The combined financial statements of OptiCare Eye Health Centers, Inc. and Affiliate as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of PrimeVision Health, Inc. at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Prime's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                      CHANGES OF INDEPENDENT ACCOUNTANTS

     Our board of directors formally approved the appointment of Deloitte & Touche LLP as our independent accountants on August 30, 1999, and at the same time, our board determined not to engage Ernst & Young LLP as our independent accountants for the year ending December 31, 1999. Ernst & Young audited Saratoga's consolidated financial statements as of and for the year ended December 31, 1998. The board of directors of Saratoga formally approved the appointment of Ernst & Young LLP, of Dallas, Texas, as its independent accountants to audit Saratoga's consolidated financial statements for 1998 on March 29, 1999.

     The report of Ernst & Young on Saratoga's consolidated financial statements for 1998 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with Ernst & Young's audit of Saratoga's financial statements for 1998, and through March 29, 1999, Ernst & Young had no disagreements with us or Saratoga on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused them to make reference to those disagreements in their report on Saratoga's consolidated financial statements for 1998. At Saratoga's request, Ernst & Young furnished a letter addressed to the Securities and Exchange Commission stating that it agrees with the previous statements.


                            ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto) under the Securities Act with respect to us and the common stock being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by such reference. We are subject to the information requirements of the Securities Exchange Act and as a consequence file reports and other information with the Commission. Copies of the registration statement may be examined without charge at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp center, 500 West

Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C. 20549, upon payment of certain prescribed fees. The Securities and Exchange Commission maintains a World Wide Web site that contains other information regarding registrants (including us) that file electronically. The address of such World Wide Web site is http://www.sec.gov. We intend to distribute annual reports containing audited financial statements. In addition our public filings are also available for inspection at the office of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. The telephone number of the Securities and Exchange Commission is (800) SEC-0330.


     We will provide, without charge, to each person who receives a prospectus, upon the written or oral request of such person, a copy of any of the aforementioned documents, and all exhibits and amendments thereto, including the financial statements and schedules, as filed with the Commission. Requests for such copies should be directed to our Corporate Secretary at c/o OptiCare Health System Inc., 87 Grandview Avenue, Waterbury, Connecticut 06708, or via telephone (203) 596-2236.


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, shares of common stock only in jurisdiction where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

                         INDEX TO FINANCIAL STATEMENTS

                 OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES




Pro Forma Combined Financial Statements
Introduction ......................................................................   F-2
Pro Forma Combined Statement of Operations for the nine months ended September 30,
 1999 (unaudited) .................................................................   F-3
Pro Forma Combined Statement of Operations for the year ended December 31, 1998
 (unaudited) ......................................................................   F-4
Notes to Pro Forma Combined Financial Statements ..................................   F-5

Interim Financial Statements
Condensed Consolidated Statements of Operations for the three and nine months ended
 September 30, 1999 and 1998 (unaudited) ..........................................   F-6
Condensed Consolidated Balance Sheets at September 30, 1999 (unaudited) and
 December 31, 1998 ................................................................   F-7
Condensed Consolidated Statements of Cash Flows for the nine months ended
 September 30, 1999 and 1998 (unaudited) ..........................................   F-8
Notes to Condensed Consolidated Financial Statements ..............................   F-9

                                   PRIMEVISION HEALTH, INC. AND SUBSIDIARIES
Annual Financial Statements
Report of Independent Auditors ....................................................   F-13
Consolidated Balance Sheets as of December 31, 1998 and 1997 ......................   F-14
Consolidated Statements of Operations for the years ended December 31, 1998, 1997
 and 1996 .........................................................................   F-15
Consolidated Statements of Shareholders' (Deficit) Equity for the years ended
 December 31, 1998, 1997 and 1996 .................................................   F-16
Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997
 and 1996 .........................................................................   F-17
Notes to Consolidated Financial Statements ........................................   F-18

                               OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE
Interim Financial Statements
Combined Balance Sheets as of June 30, 1999 (unaudited) and December 31, 1998 .....   F-32
Combined Statements of Operations for the six months ended June 30, 1999
 and 1998 (unaudited) .............................................................   F-33
Combined Statements of Cash Flows for the six months ended June 30, 1999 and 1998
 (unaudited) ......................................................................   F-34
Notes to Combined Financial Statements ............................................   F-35

Annual Financial Statements
Report of Independent Auditors ....................................................   F-36
Combined Balance Sheets as of December 31, 1998 and 1997 ..........................   F-37
Combined Statements of Operations for the years ended December 31, 1998, 1997
 and 1996 .........................................................................   F-38
Combined Statements of Shareholders' Equity for the years ended December 31, 1998,
 1997 and 1996 ....................................................................   F-39
Combined Statements of Cash Flows for the years ended December 31, 1998, 1997
 and 1996 .........................................................................   F-40
Notes to Combined Financial Statements ............................................   F-41

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                    PRO FORMA COMBINED FINANCIAL STATEMENTS


     The following unaudited pro forma combined statements of operations give effect to (i) the mergers between Saratoga Resources, Inc., PrimeVision Health, Inc. ("Prime Vision Health") and OptiCare Eye Health Centers, Inc. ("OptiCare Eye Health Centers") and related transactions and (ii) this offering and the application of the estimated net proceeds of $13.6 million therefrom as though they had occurred as of the beginning of the periods presented.


     The pro forma combined financial statements are derived from (i) the historical unaudited financial statements of the company for the nine months ended September 30, 1999; (ii) the unaudited financial statements of OptiCare Eye Health Centers for the period January 1, 1999 through August 31, 1999;
(iii) the the historical audited financial statements of PrimeVision Health for the year ended December 31, 1998; (iv) the historical audited financial statements of OptiCare Eye Health Centers for the year ended December 31, 1998; and (v) the adjustments set forth in the notes to the pro forma combined financial statements.


     The acquisition of OptiCare Eye Health Centers by Prime Vision Health was accounted for under the purchase method of accounting, whereby the purchase price has been allocated to the preliminary estimated fair value of assets acquired and liabilities assumed. The excess of the aggregate purchase price of $26.9 million over the estimated fair value of the net assets acquired, based on a preliminary allocation, was approximately $21.7 million. Of this excess, $17.7 million has been recorded as goodwill and is being amortized on a straight-line basis over 25 years and $4.0 million has been used to eliminate the valuation allowance related to Prime Vision Health's deferred tax assets. In addition, the company recorded an intangible asset of $7.1 million in connection with a new administrative services agreement that is being amortized over 25 years. Also, in connection with the mergers, all of PrimeVision Health's mandatorily redeemable preferred stock was converted into $2.0 million of subordinated long term debt; $4.0 million of convertible subordinated long term debt and approximately 638 thousand shares of common stock.


     Pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. Management does not expect material changes to purchase accounting and other pro forma adjustments upon final allocation of the purchase price. The unaudited pro forma combined financial information presented herein is not necessarily indicative of the results of operation or financial position that the company would have obtained had such events occurred at the beginning of the periods presented, as assumed, or of the future events of the Company. The pro forma combined financial statements should be read in conjunction with the consolidated financial statements included in this Prospectus.

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)




                                                               OPTICARE
                                              HISTORICAL      EYE HEALTH        PRO FORMA            OFFERING         PRO FORMA
                                             COMPANY (1)     CENTERS (2)       ADJUSTMENTS         ADJUSTMENTS        COMBINED
                                          ----------------- ------------- --------------------   ---------------   --------------
NET REVENUES:
   Total net revenues ...................     $ 62,895        $ 29,992       $      3,511 (a)                       $    96,398
OPERATING EXPENSES:
 Salaries, wages and benefits ...........       10,102          15,543              3,511 (a)                            29,225
                                                                                       69 (b)
 Other operating expenses ...............       48,776          15,282               (544)(c)                            63,514
 Interest, net ..........................        2,588             150               (994)(d)            (765)(n)         1,635
                                                                                      100 (e)
                                                                                      188 (f)
                                                                                      226 (g)
                                                                                      142 (h)
 Depreciation and amortization ..........        1,098           1,021                190 (i)                             2,695
                                                                                      386 (j)
                                              --------        --------       ------------                ----        -----------
   Total operating expenses .............       62,564          31,996              3,274                (765)           97,069
                                              --------        --------       ------------                ----        -----------
Income (loss) from continuing
 operations before income taxes .........          331          (2,004)               237                 765              (671)
Income tax expense (benefit) ............          119            (802)               109 (k)             306 (k)          (268)
                                              --------        --------       ------------                ----        -----------
Income (loss) from continuing
 operations .............................     $    212        $ (1,202)      $        128                 459       $      (403)
                                              ========        ========       ============                ====         ===========
Basic weighted average
 shares outstanding .....................    3,414,626                          5,447,502 (m)       4,000,000        12,862,128
Basic loss per share ....................     $  (0.11)(3)                                                          $     (0.03)

----------
(1) Represents the historical Company, as reported, for the nine months ended September 30, 1999. On August 13, 1999, OptiCare Eye Health Centers was acquired in a transaction accounted for as a purchase. Accordingly, the results of Operations of OptiCare Eye Health Centers are included in the Company's historical results of operations since September 1, 1999, the deemed effective date of the acquisition for accounting purposes.

(2) Represents the results of operations of OptiCare Eye Health Centers for the eight months ended August 31, 1999.

(3) Basic loss per share is calculated after giving effect to preferred stock dividend.










             See Notes to Pro Forma Combined Financial Statements.

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)




                                                                OPTICARE
                                             PRIME VISION      EYE HEALTH        MERGER           OFFERING        PRO FORMA
                                                HEALTH           CENTERS      ADJUSTMENTS       ADJUSTMENTS       COMBINED
                                         -------------------- ------------ ----------------- ----------------- --------------
NET REVENUES:
 Net revenues-other ....................    $     64,612        $27,193           4,625 (a)                      $    96,430
 Net revenues-related party ............              --          7,552              --                                7,552
                                            ------------        -------           -----                           ----------
 Total net revenues ....................          64,612         34,745           4,625                              103,982
                                            ------------        -------           -----                           ----------
OPERATING EXPENSES:
 Salaries, wages and benefits ..........           9,275         20,179           4,625 (a)                           34,183
                                                                                    104 (b)
 Other operating expenses ..............          52,227         14,443                                               66,670
 Interest, net .........................           4,498            (73)         (2,105)(d)         (1,020)(n)         2,353
                                                                                    160 (e)
                                                                                    300 (f)
                                                                                    365 (g)
                                                                                    228 (h)
 Depreciation and amortization .........           1,417          1,063             285 (i)                            3,339
                                                                                    574 (j)
                                            ------------        -------           -----             ------         ---------
   Total operating expenses ............          67,417         35,612           4,536             (1,020)          106,545
                                            ------------        -------           -----             ------         ---------
Income (loss) from continuing
 operations
 before income taxes ...................          (2,805)          (867)             89              1,020           (2,563)
Income tax expense (benefit) ...........             434           (365)         (1,502)(k)            408 (k)       (1,025)
                                            ------------        -------           -----             ------        ---------
Income (loss) from continuing
 operations ............................    $     (3,239)       $  (502)       $  1,591                612       $   (1,538)
                                            ============        =======        =============        ======        ==========
Basic weighted average
 shares outstanding ....................       2,256,461 (1)                  6,605,667 (l)      4,000,000       12,862,128
Basic loss per share ...................    $      (2.54)(2)                                                     $    (0.12)

----------
(1) The weighted average common shares outstanding have been adjusted to reflect the conversion associated with the reverse merger with Saratoga.

(2) Basic loss per share is calculated after giving effect to preferred stock dividends.







             See Notes to Pro Forma Combined Financial Statements.

                         OPTICARE HEALTH SYSTEMS, INC.


               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS


(a) Adjustment to reflect the consolidation of optometric practice revenues and physician compensation in accordance with EITF 97-2.


(b) Adjustment to reflect the amortization of prepaid compensation of $730,000 recorded in conjunction with the merger, calculated over the 7-year term of related employment agreements.


(c) Adjustment to reflect the elimination of OptiCare Eye Health Centers' merger related expenses incurred and charged to OptiCare Eye Health Centers' operations prior to the merger. Such expenses do not have a recurring effect on the results of the company.


(d) Adjustment to reflect reduction of interest expense based upon new bank indebtedness of $29.9 million at an interest rate of approximately 7.5% per annum. The adjustment is calculated after considering the historical recorded amounts.


(e) Adjustment to reflect interest expense at 8% per annum on the $2 million of subordinated promissory notes.


(f) Adjustment to reflect the average interest expense at 7.5% on the convertible subordinated debt of $4.0 million.


(g) Adjustment to reflect interest expense on new subordinated long term debt of approximately $4.1 million, issued to physicians at interest rates ranging from 7.0% to 9.5% per annum, as part of the disposal of the ophthalmology operations.


(h) Adjustment to reflect the amortization of deferred financing fees of approximately $1.1 million over five years (the term of the amended credit facility).


(i) Adjustment to reflect amortization of intangibles of $7.1 million recorded on the new administrative service agreement entered into in conjunction with the merger, calculated on a straight line basis over the estimated contract term of 25 years.


(j) Adjustment to reflect amortization of goodwill of $17.7 million recorded on the purchase of OptiCare Eye Health Centers over an estimated useful life of 25 years, less historic Opticare Eye Health Centers intangible amortization.


(k)      Adjustment to reflect estimated tax at the statutory rate of 40%.


(l) Adjustment to reflect the net issuance of shares in conjunction with the mergers and related transactions as follows:



    Shares issued in conjunction with the merger of OptiCare
     Eye Health Centers ............................................ 4,387,050
    Shares issued in conjunction with the merger of
     Saratoga Resources, Inc. ......................................   225,000
    Shares issued in exchange for redeemable preferred
     stock and warrants ............................................   638,060
    Shared issued to the bank in conjunction with the
     new credit facility ..........................................    226,024
    Shared issued in conjunction with the new administrative
     service agreement ............................................    873,903
    Other shares issued, net ......................................    255,630
                                                                     ---------
        Total net shares ..........................................  6,605,667
                                                                     =========

(m) Adjustment to reflect total shares outstanding upon completion of mergers and related transactions.


(n) Adjustment to reflect reduction of interest expense as a result of $13.6 million of net proceeds from this offering at an interest rate of approximately 7.5%.

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)




                                                        THREE MONTHS ENDED             NINE MONTHS ENDED
                                                          SEPTEMBER 30,                  SEPTEMBER 30,
                                                   ----------------------------   ----------------------------
                                                       1999            1998           1999            1998
                                                   ------------   -------------   ------------   -------------
NET REVENUES:
 Integrated services and product sales .........   $  17,197       $   12,781     $  46,806       $   38,976
 Managed care services .........................       6,356            3,776        16,089           11,188
                                                   ----------      ----------     ----------      ----------
   Total net revenues ..........................      23,553           16,557        62,895           50,164
                                                   ----------      ----------     ----------      ----------
OPERATING EXPENSES:
 Cost of product sales .........................      10,044            9,109        31,423           27,627
 Medical claims ................................       5,177            2,877        12,904            8,240
 Salaries, wages and benefits ..................       4,830            2,428        10,102            7,175
 Selling, general and administrative ...........       1,969            1,463         4,449            4,290
 Depreciation and amortization .................         480              330         1,098              981
 Interest, net .................................         925            1,454         2,588            3,372
                                                   ----------      ----------     ----------      ----------
   Total operating expenses ....................      23,425           17,661        62,564           51,685
                                                   ----------      ----------     ----------      ----------
INCOME (LOSS) FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES                          128           (1,104)          331           (1,521)
Income tax expense (benefit) ...................          51             (172)          119             (236)
                                                   ----------      ----------     ----------      ----------
NET INCOME (LOSS) FROM CONTINUING
 OPERATIONS ....................................          77             (932)          212           (1,285)
DISCONTINUED OPERATIONS:
 Income from discontinued operations, net of
   tax .........................................          --              538            --              851
(Loss) from disposal of discontinued operations,
 net of tax ....................................          --               --        (2,317)              --
                                                   ----------      ----------     ----------      ----------
NET INCOME (LOSS) ..............................   $      77       $     (394)    $  (2,105)      $     (434)
                                                   ==========      ==========     ==========      ==========
NET INCOME (LOSS) PER COMMON
 SHARE (NOTE 3):
Income (loss) from continuing operations
 Basic .........................................   $    0.01       $    (0.67)    $   (0.11)      $    (0.84)
                                                   ==========      ==========     ==========      ==========
 Diluted .......................................   $    0.01       $    (0.67)    $   (0.11)      $    (0.84)
                                                   ==========      ==========     ==========      ==========
Net income (loss)
 Basic .........................................   $    0.01       $    (0.43)    $   (0.79)      $    (0.46)
                                                   ==========      ==========     ==========      ==========
 Diluted .......................................   $    0.01       $    (0.43)    $   (0.79)      $    (0.46)
                                                   ==========      ==========     ==========      ==========
Weighted average shares outstanding
 Basic .........................................   5,593,626        2,286,425     3,414,626        2,241,275
                                                   ==========      ==========     ==========      ==========
 Diluted .......................................   6,260,396        2,286,425     3,414,626        2,241,275
                                                   ==========      ==========     ==========      ==========

           See Notes to Condensed Consolidated Financial Statements.

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)




                                                                     SEPTEMBER 30,     DECEMBER 31,
                                                                          1999             1998
                                                                    ---------------   -------------
                                                                       (Unaudited)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ......................................    $      3,196       $   5,956
 Accounts receivable, net .......................................          11,052           4,571
 Inventories ....................................................           3,294           1,360
 Net current assets of discontinued operations ..................              --           5,582
 Deferred taxes .................................................           6,173           1,499
 Other ..........................................................           1,680           1,269
                                                                     ------------       ---------
   TOTAL CURRENT ASSETS .........................................          25,395          20,237
Property and equipment, net .....................................           9,911           4,510
Intangible assets, net ..........................................          29,789           1,356
Deferred taxes ..................................................             485             123
Other ...........................................................           2,864             330
                                                                     ------------       ---------
    TOTAL ASSETS ................................................    $     68,444       $  26,556
                                                                     ============       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ...............................................    $      9,726       $   3,926
 Accrued expenses ...............................................          11,566           5,776
 Current portion of long-term debt ..............................           2,923          39,784
 Deferred income tax liability ..................................              --           1,620
 Other ..........................................................           1,112              92
                                                                     ------------       ---------
   TOTAL CURRENT LIABILITIES ....................................          25,327          51,198
Long-term debt, less current portion ............................          34,459             192
Convertible subordinated debentures .............................           4,000              --
Other ...........................................................             322             656
                                                                     ------------       ---------
   TOTAL LIABILITIES ............................................          64,108          52,046
COMMITMENTS AND CONTINGENCIES
Mandatorily Redeemable preferred stock, $.01 par value, 5,000,000
 shares authorized, 8,000 shares issued and outstanding .........              --           9,200
STOCKHOLDERS' EQUITY (DEFICIT):
Series A Convertible Preferred Stock, $.001 par value, 550,000 shares authorized; 418,803 shares issued and outstanding at
 September 30, 1999. No shares outstanding at December 31,
 1998 ...........................................................               1              --
Common Stock, $0.001 par value; 50,000,000 shares authorized;
 8,862,128 and 2,325,124 shares outstanding at September 30, 1999
 and December 31, 1998, respectively ............................               9               2
Additional paid-in-capital ......................................          46,994           5,862
Accumulated deficit .............................................         (42,668)        (40,554)
                                                                     ------------       ---------
   TOTAL STOCKHOLDERS' EQUITY (DEFICIT) .........................           4,336         (34,690)
                                                                     ------------       ---------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
    (DEFICIT) ...................................................    $     68,444       $  26,556
                                                                     ============       =========

           See Notes to Condensed Consolidated Financial Statements

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)



                                                                                  NINE MONTHS ENDED
                                                                                    SEPTEMBER 30,
                                                                               -----------------------
                                                                                   1999        1998
                                                                               ------------ ----------
OPERATING ACTIVITIES:
 Net loss ....................................................................   $ (2,105)   $   (434)
 Less: net income (loss) from discontinued operations ........................     (2,317)        851
                                                                                 --------    --------
 Net income (loss) from continuing operations ................................        212      (1,285)
 Adjustments to reconcile net income (loss) from continuing operations to net cash (used in) provided by operating activities .......................
 Depreciation and amortization ...............................................      1,098         981
 Changes in operating assets and liabilities (excluding the effects of the acquisition of OptiCare)
   Accounts receivable .......................................................       (988)     (1,878)
   Inventories ...............................................................        (67)        785
   Other current assets ......................................................        434         232
   Other assets ..............................................................     (2,360)        (49)
   Accounts payable and accrued expenses .....................................      3,065       2,084
   Other current liabilities .................................................       (600)      1,160
   Other liabilities .........................................................       (253)     (1,112)
 Cash (used in) discontinued operations ......................................     (1,467)       (641)
                                                                                 --------    --------
Net cash (used in) provided by operating activities ..........................       (926)        277
                                                                                 --------    --------
INVESTING ACTIVITIES:
 Purchases of equipment ......................................................       (860)       (360)
 Cash acquired in merger .....................................................        570          --
 Cash used for acquisitions and related expenses .............................     (4,737)         --
                                                                                 --------    --------
Net cash (used in) investing activities ......................................     (5,027)       (360)
                                                                                 --------    --------
FINANCING ACTIVITIES:
 Proceeds from issuance of long-term bank debt ...............................      3,274          --
 Proceeds from issuance of mandatorily redeemable preferred stock ............         --       8,000
 Payments on long-term bank debt .............................................         --      (6,000)
 Payments on capital lease obligations .......................................        (81)       (104)
                                                                                 --------    --------
Net cash provided by financing activities ....................................      3,193       1,896
                                                                                 --------    --------
Increase (decrease) in cash and cash equivalents .............................     (2,760)      1,813
Cash and cash equivalents at beginning of year ...............................      5,956       2,478
                                                                                 --------    --------
Cash and cash equivalents at end of year .....................................   $  3,196    $  4,291
                                                                                 ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest .......................................................   $  3,047    $  2,990
Cash paid for income taxes ...................................................   $    110    $  1,616
(See also Note 2)


           See Notes to Condensed Consolidated Financial Statements

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION

         The accompanying consolidated financial statements of OptiCare Health Systems, Inc., a Delaware corporation (formerly known as Saratoga Resources, Inc.), and subsidiaries (the "Company") for the three and nine months ended September 30, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934 and are unaudited. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the consolidated financial statements have been included. The results of operations for the three and nine month periods ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year. The condensed consolidated balance sheet as of December 31, 1998 was derived from the Company's audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

         The Company's shareholders approved an amendment to its Articles of Incorporation changing, among other things, the Company's name to OptiCare Health Systems, Inc., effective August 13, 1999.


2. THE MERGERS

         On August 13, 1999 Saratoga Resources, Inc. ("Saratoga"), a Delaware corporation, PrimeVision Health, Inc. ("Prime") and OptiCare Eye Health Centers, Inc. ("OptiCare") merged (the "Mergers"). In this transaction Prime merged with Saratoga through a reverse acquisition by Prime of Saratoga (the "Prime Merger") whereby Prime has acquired Saratoga at book value with no purchase accounting adjustments. Upon consummation of the Prime Merger, each share of Prime common stock was converted into the right to receive 0.3138 shares of Common Stock of the Company. Immediately following the Prime Merger, OptiCare was acquired by Prime (the "OptiCare Merger"). Upon consummation of the OptiCare Merger, each share of OptiCare capital stock was converted into the right to receive 11.7364 shares of Common Stock of the Company. The OptiCare merger was accounted for under the purchase method of accounting, whereby the purchase price has been allocated to preliminarily estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. The excess of the aggregate purchase price of $26.9 million over the estimated fair value of the net assets acquired, based on a preliminary allocation, was approximately $21.7 million. Of this excess, $17.7 million has been recorded as goodwill and is being amortized on a straight-line basis over 25 years and $4.0 million has been used to eliminate the valuation allowance related to Prime's deferred tax assets. In addition, the company recorded an intangible asset of $7.1 million in connection with a new administrative services agreement that is being amortized over 25 years. Fair values are based on valuations and other studies that are substantially complete. The Company does not expect that the effect of any final adjustments based upon the completion of such valuations and studies will result in any material adjustments to the purchase allocations.

         In connection with the merger, all of Prime's mandatorily redeemable preferred stock was converted into $2.0 million of subordinated long term debt; $4.0 million of convertible subordinated long term debt and approximately 2.0 million shares of common stock.

         For accounting purposes, Prime is the accounting acquirer and the surviving accounting entity. Accordingly, the operating results of OptiCare have been included in the accompanying consolidated financial statements since September 1, 1999, the deemed effective date of the acquisition for accounting purposes. The impact of results from August 13, 1999 through August 31, 1999 are not material to the consolidated financial statements.

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES

     The following is a summary of the pro forma results of the Company as if the Mergers had closed effective January 1, of the respective periods:

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                      -----------------------
                                                         1999         1998
                                                      ----------   ----------
                                                      (AMOUNTS IN THOUSANDS,
                                                        EXCEPT SHARE DATA)
Net Revenues ......................................    $ 96,398     $ 78,092
Income (loss) from continuing operations ..........        (862)      (1,951)
Net income (loss) .................................      (3,179)      (1,100)
Income (loss) per common share from continuing
 operations:
 Basic ............................................    $  (0.10)    $  (0.22)
 Diluted ..........................................    $  (0.10)    $  (0.22)
Net income (loss) per common share:
 Basic ............................................    $  (0.36)    $  (0.12)
 Diluted ..........................................    $  (0.36)    $  (0.12)

         Pro forma data may not be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor does it intend to be a projection of future results.


NOTE 3 -- EARNINGS PER COMMON SHARE

The following tables sets forth the computation of basic and diluted earnings per share:



                                                       T HREE MONTHS ENDED             NINE MONTHS ENDED
                                                         SEPTEMBER 30,                  SEPTEMBER 30,
                                                  ----------------------------   ---------------------------
                                                       1999           1998           1999           1998
                                                  -------------   ------------   ------------   ------------
                                                       (AMOUNTS IN THOUSANDS EXCEPT SHARE INFORMATION)
Income (loss) from continuing operations
 applicable to common stockholders:
 Income (loss) from continuing operations .....    $       77     $    (932)     $     212      $  (1,285)
 Preferred stock dividend .....................                        (600)          (600)          (600)
                                                   ----------     ----------     ----------     ----------
Income (loss) from continuing operations
 applicable to common stockholders ............    $       77     $  (1,532)     $    (388)     $  (1,885)
                                                   ==========     ==========     ==========     ==========
Net income (loss) applicable to common
 stockholders:
 Net income (loss) ............................    $       77     $    (394)     $  (2,105)     $    (434)
 Preferred stock dividend .....................                        (600)          (600)          (600)
                                                   ----------     ----------     ----------     ----------
                                                   $       77     $    (994)     $  (2,705)     $  (1,034)
                                                   ==========     ==========     ==========     ==========
Income (loss) per common share from
 continuing operations:
 Basic ........................................    $     0.01     $   (0.67)     $   (0.11)     $   (0.84)
                                                   ==========     ==========     ==========     ==========
 Diluted ......................................    $     0.01     $   (0.67)     $   (0.11)     $   (0.84)
                                                   ==========     ==========     ==========     ==========
Net income (loss) per common share:
 Basic ........................................    $     0.01     $   (0.43)     $   (0.79)     $   (0.46)
                                                   ==========     ==========     ==========     ==========
 Diluted ......................................    $     0.01     $   (0.43)     $   (0.79)     $   (0.46)
                                                   ==========     ==========     ==========     ==========
Weighted average common shares-basic ..........     5,593,626     2,286,425      3,414,626      2,241,275
Effect of dilutive securities:
 Preferred stock ..............................       204,849             *              *              *
 Options ......................................       331,364             *              *              *
 Warrants .....................................       130,557             *              *              *
                                                   ----------     ----------     ----------     ----------
Weighted average common shares-diluted ........     6,260,396     2,286,425      3,414,626      2,241,275
                                                   ==========     ==========     ==========     ==========

----------
*     Anti-dilutive

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES

     The weighted average common shares outstanding for all periods prior to the merger have been adjusted to reflect the conversion associated with the reverse merger with Saratoga. In addition, the effect of dilutive securities excludes the assumed conversion of convertible debt due to anti-dilution.


NOTE 4 -- DISCONTINUED OPERATIONS

      In December 1998, Prime began the process of discontinuing its ophthalmology operations and recorded a loss on the disposal of these discontinued operations. The disposal of these operations continued in 1999 through the cancellation of the administrative service agreements with affiliated ophthalmologists and the repurchase of practice assets by the physicians. During the three months ended June 30, 1999 the Company revised its estimate of loss on the disposal of its ophthalmology operations and accordingly recorded an additional loss on the disposal of $2,529,000, net of tax of $212,000. As of September 30, 1999 the disposal of these operations is substantially complete.


NOTE 5 -- SEGMENT INFORMATION

      The Company manages the operations of the business through two operating segments: (1) integrated services and product sales and (2) managed care services. The integrated services and product sales segment includes a range of services rendered to licensed practitioners of ophthalmology and optometry, including the development and marketing of laser vision correction centers, eye health systems and software, a buying group and other services. In addition, this segment provides services to eye care patients, including the operation of integrated eye health centers and retail optical stores. The managed care segment provides a range of administrative, network management and related services to health maintenance organizations and other health care entities.

      Management assesses the performance of its segments based on income before income taxes, interest expense, depreciation and amortization, and other corporate overhead. Summarized financial information, by segment, for the three months and nine months ended September 30, 1999 and 1998 is as follows:




                                                       THREE MONTHS ENDED           NINE MONTHS ENDED
                                                         SEPTEMBER 30,                SEPTEMBER 30,
                                                   --------------------------   --------------------------
                                                       1999          1998           1999          1998
                                                   -----------   ------------   -----------   ------------
                                                         (IN THOUSANDS)               (IN THOUSANDS)
Revenues:
 Integrated services and products ..............     $17,197       $ 12,781      $ 46,806       $ 38,976
 Managed Care ..................................       6,526          3,776        16,259         11,188
                                                     -------       --------      --------       --------
 Segment totals ................................      23,723         16,557        63,065         50,164
 Elimination of inter-segment revenues .........        (170)                        (170)
                                                     -------       --------      --------       --------
 Total net Revenue .............................     $23,553       $ 16,557      $ 62,895       $ 50,164
                                                     =======       ========      ========       ========
Operating earnings (loss)
 Integrated services and products ..............     $ 1,736       $    681      $  3,725       $  2,541
 Managed Care ..................................         426            263         1,047          1,084
                                                     -------       --------      --------       --------
 Segment totals ................................       2,162            944         4,772          3,625
 Depreciation and Amortization .................        (480)          (330)       (2,588)          (981)
 Interest Expense ..............................        (925)        (1,454)       (1,098)        (3,372)
 Corporate .....................................        (629)          (264)         (755)          (793)
                                                     =======       ========      ========       ========
Operating earnings (loss) from continuing
 operations ....................................     $   128       $ (1,104)     $    331       $ (1,521)
                                                     =======       ========      ========       ========

                OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTE 6 -- CREDIT FACILITY


      In August 1999, in connection with the Mergers, the Company entered into a credit agreement (the "Credit Facility") with Bank Austria. The Credit Facility was entered into for the purpose of facilitating the Mergers, to pay certain indebtedness of Prime and OptiCare and to provide working capital. The Credit Facility provides the Company with a $21.5 million term loan and up to a $12.7 million revolving credit facility and is secured by a security interest in substantially all of the assets of the Company. The Company is required to maintain certain financial ratios, which are to be calculated on a quarterly and annual basis beginning on December 31, 1999. The first principal payment on the term loan is April 1, 2000 and the Credit Facility terminates and all amounts outstanding thereunder are due and payable on June 1, 2004. At September 30, 1999, the Company had amounts outstanding of $29.9 million under the Credit Facility.


      The interest rate applicable to the Credit Facility will equal the base rate or the eurodollar rate (each, as defined in the loan agreement with Bank Austria ("Loan Agreement")), as the Company may from time to time elect, in accordance with the provisions of the Loan Agreement. The base rate will generally be the higher of (a) the prime rate of Bank Austria for domestic commercial loans in effect on such applicable day or (b) the federal funds rate in effect on such applicable day plus one-half of one percent (1/2 of 1%) which generally equals LIBOR plus 2.25%. The eurodollar rate will generally equal the offered rate quoted by Bank Austria in the interbank eurodollar market for U.S. dollar deposits of an aggregate amount comparable to the principal amount of the eurodollar loan to which the quoted rate is to be applicable.


NOTE 7 -- CONTINGENCIES


      The Company is both a plaintiff and defendant in lawsuits incidental to its current and former operations. Management is of the opinion that, although there can be no assurance as to the ultimate disposition of these matters, the ultimate resolution of these matters will not have a material adverse effect on the results of operations and the financial condition of the Company.


NOTE 8 -- SUBSEQUENT EVENTS


     In October 1999, the Company signed a letter of intent with ConnectiCare, Inc. to provide medical/surgical managed care services as well as routine eye care coverage to its 215,000 commercial and Medicare members.

                        REPORT OF INDEPENDENT AUDITORS




The Board of Directors and Shareholders
Prime Vision Health, Inc. and Subsidiaries


     We have audited the accompanying consolidated balance sheets of Prime Vision Health, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' (deficit) equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prime Vision Health, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


     The accompanying financial statements have been prepared assuming that Prime Vision Health, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring operating losses and has a working capital deficiency. In addition, the Company has not complied with certain covenants of its loan agreement with a bank. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                        /s/ ERNST & YOUNG LLP

May 7, 1999
Raleigh, NC

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS




                                                                                      DECEMBER 31,
                                                                           ----------------------------------
                                                                                 1998               1997
                                                                           ----------------   ---------------
ASSETS
Current assets:
 Cash and cash equivalents .............................................    $   5,955,527      $  2,478,142
 Accounts receivable, less allowance of $441,476 in 1998 and
   $334,085 in 1997.....................................................        4,571,392         4,091,446
 Inventories ...........................................................        1,359,524         2,272,073
 Net current assets of discontinued operations .........................        5,582,428         8,472,637
 Income tax receivable .................................................        1,088,502                --
 Deferred tax asset, current ...........................................        1,499,595           545,274
 Other current assets ..................................................          179,965           414,202
                                                                            -------------      ------------
  Total current assets .................................................       20,236,933        18,273,774
Property and equipment, net ............................................        4,510,254         4,825,044
Intangible assets, net .................................................        1,356,069         1,630,770
Net long-term assets of discontinued operations ........................               --        61,000,290
Notes receivable from related parties, less current portion ............          175,506           159,027
Deferred tax asset, non-current ........................................          122,903           344,722
Other assets ...........................................................            4,907            13,169
Restricted cash ........................................................          150,000           150,000
                                                                            -------------      ------------
TOTAL ASSETS ...........................................................    $  26,556,572      $ 86,396,796
                                                                            =============      ============
LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
Current liabilities:
 Accounts payable ......................................................    $   3,926,126      $  2,747,625
 Accrued salaries and related expenses .................................        3,099,727         3,133,978
 Accrued expenses ......................................................        1,281,654           931,215
 Income tax payable ....................................................               --           280,817
 Deferred income tax liability, current ................................        1,620,443           581,198
 Current portion of long-term debt .....................................       39,784,074            30,628
 Current portion of capital lease obligations ..........................           91,583            85,708
 Interest payable ......................................................        1,394,411           497,706
                                                                            -------------      ------------
  Total current liabilities ............................................       51,198,018         8,288,875
Capital lease obligations, less current portion ........................          202,119           128,238
Long-term debt, less current portion ...................................          192,436        45,928,118
Deferred tax liability .................................................            2,055        27,142,344
Notes payable to related party .........................................          451,916           363,431
                                                                            -------------      ------------
TOTAL LIABILITIES ......................................................       52,046,544        81,851,006
Mandatorily redeemable preferred stock, $.01 par value, 5,000,000
 shares authorized, 8,000 shares issued and outstanding ................        9,200,000                --
Shareholders' (deficit) equity:
 Common stock, $.01 par value, 15,000,000 and 80,000,000 shares authorized; 7,409,574 and 6,916,270 shares issued and
   outstanding .........................................................           74,096            69,163
 Additional paid-in capital ............................................        5,790,232         5,647,527
 Accumulated deficit ...................................................      (40,554,300)       (1,170,900)
                                                                            -------------      ------------
Total shareholders' (deficit) equity ...................................      (34,689,972)        4,545,790
                                                                            -------------      ------------
Total liabilities, preferred stock and shareholders' (deficit) equity ..    $  26,556,572      $ 86,396,796
                                                                            =============      ============

                            See accompanying notes.

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                           YEAR ENDED DECEMBER 31,
                                                             ----------------------------------------------------
                                                                   1998               1997              1996
                                                             ----------------   ---------------   ---------------
REVENUES:
Managed vision care ......................................    $  14,901,627      $  7,416,313      $  4,116,925
Buying group and distribution ............................       30,024,518        31,741,865        29,684,168
Optometric practice management and retail optical ........       19,686,153        19,187,860        18,355,668
                                                              -------------      ------------      ------------
   Total revenues ........................................       64,612,298        58,346,038        52,156,761
                                                              -------------      ------------      ------------
COST AND EXPENSES:
Cost of sales and services:
Managed vision care ......................................       10,994,145         4,992,592         2,635,194
   Buying group and distribution .........................       28,030,374        30,090,470        28,345,413
   Optometric practice management and retail optical......        7,206,607         6,920,347         6,437,718
                                                              -------------      ------------      ------------
   Total cost of sales and services ......................       46,231,126        42,003,409        37,418,325
                                                              -------------      ------------      ------------
Salaries, wages and benefits:
Managed vision care ......................................        1,752,066         1,084,042           505,042
Buying group and distribution ............................          731,794         1,071,371         1,154,920
Optometric practice management and retail optical ........        6,215,786         5,963,209         5,394,296
Indirect .................................................          575,725         1,011,326           715,548
                                                              -------------      ------------      ------------
  Total salaries, wages and benefits .....................        9,275,371         9,129,948         7,796,806
                                                              -------------      ------------      ------------
General and administrative expenses ......................        5,995,563         5,195,798         5,492,744
Depreciation and amortization ............................        1,417,296         1,220,085         1,331,254
Interest expense .........................................        4,498,081         3,856,261         1,039,126
                                                              -------------      ------------      ------------
  Total costs and expenses ...............................       67,417,437        61,405,501        53,051,255
                                                              -------------      ------------      ------------
Loss from continuing operations before minority interest
 and income taxes ........................................       (2,805,139)       (3,059,463)         (894,494)
Minority interest ........................................               --             9,166            76,796
                                                              -------------      ------------      ------------
Loss from continuing operations before income taxes ......       (2,805,139)       (3,068,629)         (971,290)
Income tax (benefit) expense .............................          433,516        (1,034,995)         (204,577)
                                                              -------------      ------------      ------------
Loss from continuing operations ..........................       (3,238,655)       (2,033,634)         (766,713)
Discontinued operations:
 Income (loss) from discontinued operations (Note 3) .....      (11,287,396)          628,373        (1,437,464)
 Loss from disposal of discontinued operations, net
   of tax ................................................      (23,564,016)               --                --
                                                              -------------      ------------      ------------
 Net loss ................................................    $ (38,090,067)     $ (1,405,261)     $ (2,204,177)
                                                              =============      ============      ============
Loss per common share (basic and diluted):
Loss from continuing operations ..........................    $       (0.80)     $      (0.34)     $      (0.35)
                                                              =============      ============      =============
 Net loss ................................................    $       (5.64)     $      (0.24)     $      (1.00)
                                                              =============      ============      =============
Weighted average shares outstanding ......................        7,190,762         5,914,374         2,209,839
                                                              =============      ============      =============

                            See accompanying notes.

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY




                                                                                RETAINED
                                                               ADDITIONAL       EARNINGS
                                     PREFERRED     COMMON       PAID-IN       (ACCUMULATED      DEFERRED
                                       STOCK       STOCK        CAPITAL         DEFICIT)      COMPENSATION        TOTAL
                                    ----------- ----------- --------------- ---------------- -------------- -----------------
Balance at December 31, 1995 ......  $      --   $  8,647    $    183,744    $   2,438,538     $ (104,778)    $   2,526,151
 Issuance of 45,511 shares of
   common stock ...................                   455                                                               455
 Issuance of 3,966,771 shares
   of preferred stock in
   exchange for 910,221 shares
   of common stock in
   connection with the merger
   with PrimeVision Group .........  $  39,668     (9,102)        (30,566)
 Issuance of stock warrant ........                               124,562                                           124,562
 Issuance of 3,166,465 shares
   of common stock ................                31,665       4,099,803                                         4,131,468
 Amortization of deferred
   compensation ...................                                                               104,778           104,778
 Net loss for 1996 ................                                             (2,204,177)                      (2,204,177)
                                     ---------    ---------  ------------    -------------     ----------     --------------
Balance at December 31, 1996 ......     39,668     31,665       4,377,543          234,361             --         4,683,237
 Issuance of 1,600,000 shares
   of common stock in
   exchange for 3,966,771
   shares of preferred stock ......    (39,668)    16,000         (26,332)                                          (50,000)
 Purchase of minority interest.....                    17           1,596                                             1,613
 Issuance of stock warrant ........                               115,093                                           115,093
 Administrative Services
   Agreement renegotiation ........                              (969,425)                                         (969,425)
 Issuance of 2,148,143 shares
   of common stock ................                21,481       2,149,052                                         2,170,533
 Net loss for 1997 ................                                             (1,405,261)                      (1,405,261)
                                     ----------   ---------     ---------    -------------     ----------     -------------
Balance at December 31, 1997 ......         --     69,163       5,647,527       (1,170,900)            --         4,545,790
 Issuance of stock warrant in
   connection with the
   issuance of redeemable
   preferred stock ................                             1,293,333                                         1,293,333
 Accretion of preferred stock .....                                             (1,293,333)                      (1,293,333)
 Preferred stock dividends ........                            (1,200,000)                                       (1,200,000)
 Issuance of 493,304 shares of
   common stock ...................                 4,933          49,372                                            54,305
 Net loss for 1998 ................                                            (38,090,067)                     (38,090,067)
                                     ----------   ---------     ---------    -------------     ----------     -------------
Balance at December 31, 1998 ......  $      --   $ 74,096    $  5,790,232    $ (40,554,300)    $       --     $ (34,689,972)
                                     =========   ========    ============    =============     ==========     =============

                            See accompanying notes.

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                YEAR ENDED DECEMBER 31,
                                                                -------------------------------------------------------
                                                                       1998               1997               1996
                                                                -----------------   ----------------   ----------------
OPERATING ACTIVITIES:
 Net loss ...................................................     $ (38,090,067)     $  (1,405,261)     $  (2,204,177)
 Less: net income (loss) from discontinued
   operations ...............................................       (34,851,421)           628,373         (1,437,464)
                                                                  -------------      -------------      -------------
 Net loss from continuing operations ........................        (3,238,655)        (2,033,634)          (766,713)
 Adjustments to reconcile net loss from continuing
   operations to net cash provided by (used in)
   operating activities:
   Depreciation .............................................         1,133,322          1,035,661          1,177,848
   Amortization .............................................           283,974            184,424            153,406
   Loss on sale of equipment ................................                --                 --             14,478
   Changes in operating assets and liabilities:
    Accounts receivable .....................................          (479,946)          (349,735)        (1,888,564)
    Inventories .............................................           912,549            611,388           (271,780)
    Other current assets ....................................        (1,808,584)          (645,341)           135,569
    Other assets ............................................           230,081            (49,179)           766,387
    Accounts payable and accrued expenses ...................         3,276,131          4,357,026          1,363,784
   Cash provided by (used in) discontinued
    operations ..............................................         1,898,798        (26,589,035)       (10,921,562)
                                                                  -------------      -------------      -------------
Net cash provided by (used in) operating activities .........         2,207,670        (23,478,425)       (10,237,147)
                                                                  -------------      -------------      -------------
INVESTING ACTIVITIES:
 Purchases of equipment -- continuing operations ............          (599,462)        (1,851,237)          (375,244)
 Additions to intangible assets -- continuing
   operations ...............................................            (9,273)                --           (708,476)
                                                                  -------------      -------------      -------------
   Net cash used in investing activities .....................         (608,735)        (1,851,237)        (1,083,720)
FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt ...................            17,764         28,809,392         10,974,626
 Principal payments on long-term debt .......................        (6,000,000)                --                 --
 Proceeds from issuance of redeemable preferred
   stock ....................................................         8,000,000                 --                 --
 Payment of financing costs .................................                --           (300,000)          (460,098)
 Payments on capital lease obligations ......................          (139,314)           (95,153)           (73,259)
                                                                  -------------      -------------      -------------
Net cash provided by financing activities ...................         1,878,450         28,414,239         10,441,269
                                                                  -------------      -------------      -------------
Increase (decrease) in cash and cash equivalents ............         3,477,385          3,084,577           (879,598)
Cash and cash equivalents at beginning of year ..............         2,478,142           (606,435)           273,163
                                                                  -------------      -------------      -------------
Cash and cash equivalents at end of year ....................     $   5,955,527      $   2,478,142      $    (606,435)
                                                                  =============      =============      =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest ......................     $   3,986,581      $   3,842,730      $     686,757
Cash paid during the year for income taxes ..................     $   2,154,823      $      83,750      $      44,332

                            See accompanying notes.

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION

Prime Vision Health ("PVH" or the "Company") is a vertically integrated, vision services company incorporated in Delaware and headquartered in North Carolina. PVH, within its eye care services business segment is involved in three vision-related lines of business: (1) managed vision care, (2) buying group and distribution and (3) optometric practice management and retail optical. In December 1998, the Board of Directors approved the reorganization and disposal of the Company ophthalmology practice management segment and related administrative support functions (the "ophthalmology segment"). Accordingly, the ophthalmology division is presented as a discontinued operation for financial reporting purposes.

PVH is a result of a merger between Consolidated Eye Care (CEC) and Prime Vision Group (PVG) which occurred on July 3, 1996 whereby CEC exchanged all of its outstanding voting common stock for 3,966,771 shares of voting preferred stock of PVG. Since the former CEC shareholders retained the majority of the voting rights in the combined company, CEC was treated as the acquirer in the business combination. These shareholders, acting collectively as a group of the former companies CEC and PVG, have the independent right to dissolve the Company as defined in the corporate by-laws. The stated period of time for a dissolution to occur commences in January 2001 and ends 60 days later. This right of dissolution terminates if the Company completes an initial public offering or is acquired.

The Company operated in two business segments: (1) eye care services, which includes managed vision care, buying group and distribution and optometric practice support including retail optical and (2) ophthalmology physician practice management (ppm) and related administrative support. As discussed in
Note 3, the Board of Directors decided to reorganize and dispose of the ophthalmology business segment. Segment disclosures relating to the operations of the ophthalmology physician practice management business segment are included in the accompanying financial statements as discontinued operations. Continuing operations of the Company pertain to the eye care services business segment.

Within the eyecare services segment, the Company provides consulting, administrative and other support services to optometry eye care centers in North Carolina. All of the optometry centers are owned by shareholders of the Company who were formerly shareholders of CEC. The administrative services for these optometry centers are provided under a 30 year contract which provides a management fee to the Company.

Within the eyecare services segment, the Company operates managed vision care business conducted primarily through its two wholly owned subsidiaries which are licensed as single service Health Maintenance Organizations (HMOs) in North Carolina and Texas.

In addition, as part of its eyecare services segment, the Company operates a buying group and distribution business with approximately 4,000 individual ophthalmology and optometry practices as customers throughout the United States.


2. MERGER AND RESTRUCTURING

For the year ended December 31, 1998, the Company had a net loss of approximately $38.1 million. The Company is highly leveraged and is not in compliance with its bank debt covenants. Accordingly, all bank debt has been classified in current liabilities. Management has determined that the ophthalmology segment is the main contributing factor to the Company's liquidity problems due to lower than anticipated cash flows from the ophthalmology service agreements as evidenced by the historical operating losses experienced by the ophthalmology segment. The Company's headquarters in Raleigh, North Carolina exists primarily to support the ophthalmology segment and such headquarter expenses were higher than justified by operating earnings of the ophthalmology segment.

On December 15, 1998, in recognition of the significant losses and the fact that the physician's practice management business model as operated by the Company has been largely unsuccessful, the Company

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

determined that the business should be disposed of and that a combination should be sought with a related business with a stronger infrastructure. Subsequent to such decision by the Board, the Merger described in Note 14 was approved. The Merger and the disposal of the ophthalmology segment should enable the Company to repay a substantial portion of its bank debt, resulting in an amendment to such debt to provide financing to the merged entity. The merger agreement and transition agreements covering the reorganization of the ophthalmology segment expire on September 30, 1999 if the merger has not been completed by that date.


3. DISCONTINUED OPERATIONS

On December 15, 1998, the Board of Directors decided to reorganize and dispose of its ophthalmology segment. Such disposal is currently in process and is expected to be completed by September 30, 1999.

The disposal is currently being accomplished primarily through cancellation of the administrative services agreements and the repurchase of practice assets by the physicians. Agreement has been reached with substantially all of the practices comprising the Prime Ophthalmology division, whereby either the assets of the practice have been sold back to the original owners of the practice, or responsibility for collecting amounts owed for these assets has been assumed by the Bank.

The Company's ophthalmology division consisted of 46 managed ophthalmology practices acquired since 1996 and located throughout the United States. When acquired, the professional corporation associated with the practice entered into a 30 or 40 year Administrative Services Agreement ("ASA") whereby PVH provided consulting, administrative and other support services in return for a management fee. The management service fee is comprised of a monthly fixed fee, plus a stated percentage of the net income of the practice. This segment has performed poorly and accordingly management has decided to reorganize and dispose of its ophthalmology segment. The Company anticipates that a new agreement will be entered into with many of these practices following the reorganization and disposal to provide the services of the Company's other three divisions. Based upon agreements currently in place or verbally agreed, the probable loss on the disposal of this segment is estimated to be approximately $23 million. The investment in discontinued operations on the balance sheet is shown net of this estimated loss. The ophthalmology segment has been presented as a discontinued operation.

Summarized information on the discontinued ophthalmology segment follows:




                                                                           1998               1997               1996
                                                                     ----------------   ----------------   ----------------
Net revenues .....................................................    $  69,441,745       $ 54,554,570       $ 10,559,787
(Loss) income from discontinued operations before taxes ..........      (17,884,428)         1,041,178         (2,446,971)
Income tax (benefit) expense .....................................       (6,597,032)           412,805         (1,009,507)
                                                                      -------------       ------------       ------------
Income (loss) from discontinued operations .......................      (11,287,396)           628,373         (1,437,464)
(Loss) on disposal of discontinued operations ....................      (23,564,016)                --                 --
                                                                      -------------       ------------       ------------
Total income (loss) from discontinued operations .................    $ (34,851,412)      $    628,373       $ (1,437,464)
                                                                      =============       ============       ============
Loss (income) per share from discontinued operations .............    $       (4.84)      $       0.10       $      (0.65)
                                                                      =============       ============       ============

4. SIGNIFICANT ACCOUNTING POLICIES


PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include PVH and all of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in preparing the consolidated financial statements. In September 1997, the Company acquired the remaining 49% ownership interest in ExPec, Inc., thus eliminating the minority interest position held by the former owners.

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CASH AND CASH EQUIVALENTS

The Company considers highly liquid, short-term investments with a maturity of three months or less when purchased to be cash equivalents.


INVENTORIES

Inventories consist primarily of eye care products and are stated at the lower of cost (using the average cost method) or market.


PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 10 years.


STOCK BASED COMPENSATION

The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires companies to (i) recognize as expense the fair value of all stock-based awards on the date of grant, or (ii) continue to apply the provisions of APB 25 and provide pro forma net income disclosures for employee stock option grants as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosure provisions of SFAS 123 (see Note 12). The Company has not granted options to non-employees, and therefore no stock based compensation has been recorded under SFAS 123.


ADVERTISING COSTS

The Company expenses advertising costs as incurred. Total advertising expense was approximately $501,975, $686,704 and $784,830 for 1998, 1997 and 1996,
respectively.


USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


IMPAIRMENT OF LONG-LIVED ASSETS

The Company follows SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". The company reviews the carrying value of the intangible assets to determine if facts and circumstances exist which would suggest that the intangible assets may be impaired or that the amortization period needs to be modified. If indicators are present which may indicate impairment is probable, PVH prepares a projection of the undiscounted cash flows of the associated operations to determine whether the intangible assets are recoverable based on these undiscounted cash flows. If impairment is probable, an adjustment is made to reduce the carrying amount of the intangible assets to their fair value. Fair value is determined using available market and industry information including revenue, earnings and multiples, discounted cash flow analyses and comparable public market valuations.


INSURANCE OPERATIONS

The Company's managed vision care business is conducted primarily through two wholly-owned subsidiaries which are licensed single service HMOs in the states of North Carolina and Texas. Each is subject to regulation and supervision by regulatory authorities of the state in which it operates. The

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

regulatory bodies have broad administrative powers relating to standards of solvency, minimum capital and surplus requirements, maintenance of required reserves, payments of dividends, statutory accounting and reporting practices, and other financial and operational matters. Each state insurance department requires that stipulated amounts of paid-in-capital and surplus be maintained at all times. Dividends generally are limited to the lesser of 10% of statutory-basis capital and surplus or net income of the preceding year excluding realized capital gains. At December 31, 1998, the amount of restricted stockholders' equity is $275,000.

Under agreements with the North Carolina and Texas Departments of Insurance, the Company is required to pledge investments on behalf of the respective regulatory bodies. The investments pledged amount to $25,000 and $125,000 in North Carolina and Texas, respectively.

Reserves for estimated insurance losses, included in accounts payable and accrued expenses, are determined on a case basis for reported claims, and on estimates based on company experience for loss adjustment expenses and incurred but not reported claims. These liabilities give effect to trends in claims severity and other factors which may vary as the losses are ultimately settled. The Company's management believes that the estimates of the reserves for losses and loss adjustment expenses are reasonable; however, there is considerable variability inherent in the reserve estimates. These estimates are continually reviewed and, as adjustments to these liabilities become necessary, such adjustments are reflected in current operations of the period of the adjustment.

CONCENTRATION OF CREDIT RISK

The Company's principal financial instrument subject to potential concentration of credit risk is accounts receivable which are unsecured. The Company provides an allowance for doubtful accounts equal to estimated losses expected to be incurred in the collection of accounts receivable. During the years ended December 31, 1998, 1997 and 1996, bad debt expense charged to operations was $263,727, $190,833 and $270,411 respectively, and account receivable write offs were $156,336, $228,557 and $202, respectively.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133") which is required to be adopted in years beginning after June 15, 1999. Because of the Company's minimal use of derivatives, management does not anticipate the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

RECLASSIFICATIONS

Certain 1997 and 1996 financial statement amounts have been reclassified to conform current classifications. These reclassifications had no effect on net loss or shareholders' equity as previously reported.

MANAGED VISION CARE REVENUE RECOGNITION

The Company provides vision care services, through its managed vision care business, as a preferred provider to HMOs, PPOs, third party administrators, insurance indemnity programs and large employer groups. The contractual arrangements with these entities operate under capitated programs, exclusive and non-exclusive fee-for-services, preferred provider arrangements and other exclusive arrangements. Capitation payments are accrued when they are due under the related contracts. Incurred but not reported by patient costs are estimated and accrued based upon historical experience. Revenue from non-capitated services is recognized when the services are provided and the Company's customers are obligated to pay for such services.

BUYING GROUP AND DISTRIBUTION REVENUE RECOGNITION

The Company's buying group and distribution business sells ophthalmic products and equipment to 4,000 independent doctor practitioners. The buying group utilizes a bill-to-ship arrangement with its customers

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

and acts as an intermediary between the doctor and the product manufacturer. The distribution center buys eye care products in bulk from manufacturers and resells the product to individual doctors. Revenue is recognized when the product manufacturer ships the product to the individual doctor customers. Historically, returns have been deminimus and are recorded when incurred.


OPTOMETRIC PRACTICE MANAGEMENT AND RETAIL OPTICAL REVENUE RECOGNITION


A significant portion of the optometric eye care centers' medical service revenues are reimbursements received from Medicare, other governmental programs and insurance companies. These payors reimburse providers based on pre-set fee schedules. In the ordinary course of business, providers receiving reimbursement from Medicare and other governmental programs are subject to review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation. The administrative services agreement does not meet the consolidation criteria of EITF 97-2 and accordingly does not consolidate the revenues and sales of the optometric centers. Management fee revenues are recognized in the period the related optometric services are rendered and are recorded at the net recoverable amount of charges for services rendered after deducting physician compensation. All non-physician related costs of providing the optometric services are expenses of the Company incurred as part of providing administrative services to the optometric centers.


6. PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31:




                                                                   1998              1997
                                                             ---------------   ---------------
 Leasehold improvements ..................................    $  2,085,337      $  2,171,460
 Furniture and equipment .................................       7,395,830         6,899,513
 Computer hardware and software ..........................       1,089,835         1,021,247
                                                              ------------      ------------
                                                                10,571,002        10,092,220
 Less accumulated depreciation and amortization ..........      (6,060,748)       (5,267,176)
                                                              ------------      ------------
                                                              $  4,510,254      $  4,825,044
                                                              ============      ============

7. INTANGIBLE ASSETS

Intangible assets consist of the following as of December 31:




                                                                              1998            1997
                                                                         -------------   -------------
 Optometric administrative services agreements and goodwill ..........    $1,405,665      $1,405,665
 Capitalized organization and financing costs ........................       664,615         644,687
 Other ...............................................................        30,661          41,416
                                                                          ----------      ----------
                                                                           2,100,941       2,091,768
 Accumulated amortization ............................................      (744,872)       (460,998)
                                                                          ----------      ----------
 Intangible assets, net ..............................................    $1,356,069      $1,630,770
                                                                          ==========      ==========

The intangible assets relate primarily to the acquisition of the assets of optometry practices, related administrative services agreements and costs involved in arranging and obtaining long-term financing. Amortization of the administrative service agreements and goodwill is provided on a straight-line basis over a twenty-five year period. Other intangible assets are amortized over their useful lives ranging from five to ten years. Amortization expense related to these intangible assets was $283,874, $184,424 and $153,406 during 1998, 1997 and 1996, respectively.

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. CREDIT AGREEMENTS

Long-term debt consists of the following:




                                                                                        1998            1997
                                                                                  --------------- ---------------
 Term note payable to bank in 19 quarterly principal amounts of
   $1,200,000 from April, 1999 through July 1, 2001, then increasing to
   $2,000,000 or until the obligation is paid in full, through January 1,
   2004, with interest payable in quarterly installments at prime plus
   1 3/4%, collateralized by substantially all assets of the Company . ..........  $ 31,820,910    $ 31,784,910
 Revolving credit note to bank, due May 1, 2002, interest payable quarterly at prime plus 1 3/4%, collateralized by substantially all assets of the Company (net of unamortized discount of $62,228 at
   December 31, 1997). ..........................................................     7,929,940      13,948,176
 Promissory notes payable due at various dates between 2001 and 2005.
   Interest is payable annually at a rate of 8.25% and the notes are
   secured by personal guarantees of the shareholders. ..........................       225,660         225,660
                                                                                   ------------    ------------
                                                                                     39,976,510      45,958,746
 Less current portion ...........................................................    39,784,074          30,628
                                                                                   ------------    ------------
                                                                                   $    192,436    $ 45,928,118
                                                                                   ============    ============

On July 3, 1996, the Company entered into a loan and security agreement with a bank. The agreement, as amended on November 25, 1996 and May 30, 1997, made available to the Company a revolving credit facility permitting advances of up to $18 million at any one time and term loans in the aggregate principal amount of $32 million. The terms of this agreement include restrictive covenants which, among other things, require the Company to maintain specific levels of net worth, not to exceed maximum leverage and fixed charge coverage ratios, and not to exceed specified cash flow parameters.

The outstanding borrowings under the revolving loan facility and the term loan facility are individually and collectively limited to specific available borrowing base amounts, as defined in the agreement. The interest rate of these loans can be changed, at the Company's option, from prime plus 1 3/4% to a Quoted Rate, as defined, plus 3 3/4%. During 1998, the company's average borrowing rate was 9.95%.

As of December 31, 1998 and currently, the Company is in default of certain restrictive covenants of the term note payable to bank and the revolving credit note to bank, as amended. Accordingly, all of the debt has been reclassified to short-term.

Pursuant to the term note payable and the revolving credit agreement and amendments, the Company issued the Series A, Series B, Series C and Series D preferred shareholders warrants entitling the holders the right to purchase 57,506, 57,505, 92,020 and 13,250 shares of common stock, respectively, at a warrant price of $.01 per share. The estimated fair value of the warrants was recorded as debt discount with a corresponding credit to additional paid-in capital. The fair value was determined by using the minimum value model with the following assumptions: risk free interest rate of 5.5%, no dividend yield and an expected life of five years. The amortization of the debt discount has increased the stated interest rate to an effective rate of approximately 10.67% per annum and is being amortized to interest expense using the interest method over the terms of the related notes. The Series A, B and C warrants are exercisable upon issuance and expire on November 25, 2006, January 7, 2007, April 9, 2007 and June 26, 2008 respectively. As of December 31, 1998, the warrants had not been exercised.

The promissory notes represent debt issued to certain sellers of optometric assets in connection with acquisition activities. The acquisition terms include an earn-out component tied to a percentage of certain future sales of optometric products. The earn-out component guarantees additional consideration to the seller if future sales of optometric products exceed a sales threshold. Such earn-out components expire

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

with the end of the term of the related promissory notes between 2001 and 2005. During 1998 and 1997, no additional consideration was required to be paid or accrued in connection with the earn-out component. Management does not expect payment, if any, of the earn-outs to result in a material adverse affect on the results of financial position of the Company.


The following represents maturities of long-term debt by year and in the aggregate:



  1999 .........................  $39,784,074
  2000 .........................       36,041
  2001 .........................       27,097
  2002 .........................       29,333
  2003 .........................       31,753
  Thereafter ...................       68,212
                                  -----------
                                  $39,976,510
                                  ===========

At December 31, 1998 and 1997, the Company was a guarantor of debt of related parties in the amount of $298,530 and $327,005, respectively.


At December 31, 1998 and 1997, the Company had standby letters of credit outstanding in the amount of $600,000 and $608,000, respectively.


The Company has concluded that it is not practicable to estimate the fair value of its bank debt. Because of the Company's financial position as outlined in
Note 2, it is highly unlikely that similar debt could be obtained currently. Therefore, while the fair value of the debt can be assumed to be lower than its carrying amount, it is not practicable to estimate the fair value.


9. LEASES


The Company leases certain furniture, machinery and equipment under capital lease agreements that expire through 2003. The Company primarily leases its facilities under cancelable and noncancelable operating leases expiring in various years through 2011. Several facility leases have annual rental terms comprised of base rent at the inception of the lease adjusted annually by a contingent amount based, in part, upon the increase in the consumer price index. Also, certain facility leases contain provisions which provide for additional contingent rents based on a stated percentage of sales. Rent expense charged to operations during the years ended December 31, 1998, 1997 and 1996 was $2,302,269, $2,193,038 and $1,907,746 of which $132,132, $109,355 and
$159,295, respectively, represent contingent rent expense.


Property and equipment includes the following amounts for capital leases at December 31:




                                                       1998             1997
                                                 ---------------   -------------
 Furniture, machinery and equipment ..........    $  1,356,412      $1,211,116
 Less accumulated amortization ...............      (1,057,007)       (980,937)
                                                  ------------      ----------
                                                  $    299,405      $  230,179
                                                  ============      ==========

Capital lease obligations of $219,070 and $614,056 were incurred for acquisition of new equipment in 1998 and 1997, respectively. Amortization of capital leases is included in depreciation and amortization expense.

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Future minimum lease payments, by year and in the aggregate, under capital leases and operating leases with remaining terms of one year or more consisted of the following at December 31, 1998:




                                             CAPITAL       OPERATING
                                              LEASES         LEASES
                                           -----------   -------------
 1999 ..................................    $ 139,504     $1,524,414
 2000 ..................................      102,668      1,362,108
 2001 ..................................       47,557      1,103,340
 2002 ..................................       43,031        696,887
 2003 ..................................       19,102        681,828
 2004 and thereafter ...................            0      1,976,286
                                            ---------     ----------
 Total minimum lease payments ..........      351,862     $7,344,863
                                                          ==========
 Amounts representing interest .........      (58,160)
                                            ---------
                                            $ 293,702
                                            =========

10. 401(K) SAVINGS PLAN

The Company has a 401(k) Plan and Trust covering substantially all employees who meet certain age and employment criteria. Contributions are made on a discretionary basis as authorized by the Board of Directors. Employer contributions for the years ended December 31, 1998, 1997 and 1996 were $576,770, $531,666 and $198,310 respectively. Plan administrative expenses paid by the Company for the years ended December 31, 1998, 1997 and 1996 were $52,829, $35,069 and $8,846, respectively.


11. RELATED PARTY TRANSACTIONS

The Company incurred rent expense and other fees of approximately $122,889, $120,064 and $114,995 in 1998, 1997 and 1996, respectively, which was paid to certain employee doctors for the use of equipment.

The Company incurred rent expense of approximately $450,074, $347,413 and $831,000 in 1998, 1997 and 1996, respectively, which was paid to entities under common ownership, primarily for the lease of facilities.

The Company has various notes receivable from related parties with interest rates ranging from prime plus 1% to 9%, maturing from 1999 through 2006. The total balance due under these notes receivable was $214,638 and $180,597 at December 31, 1998 and 1997, respectively, of which $39,132 and $21,570 has been reflected as a current asset.

The Company has a note payable to a related party with an interest rate of 6% maturing in 2024. The total balance due, including accrued interest, on this note payable was $451,916 and $363,431 at December 31, 1998 and 1997, respectively.


12. SHAREHOLDERS' EQUITY


MANDATORILY REDEEMABLE PREFERRED STOCK

In June of 1998, the Company issued 8,000 shares of redeemable, 8% cumulative preferred stock, together with a stock purchase warrant enabling the holder to purchase 1,333,333 shares of the Company's common stock, for $8.0 million. Under the terms of the agreement, the preferred stockholders are entitled to receive a guaranteed annual rate of return of 30% over the first four years of the agreement. Accordingly, the company has recorded accrued dividends of $1,200,000 or $150 per share as of December 31, 1998. No dividends have been paid. The number of shares purchasable and the initial exercise price of the stock purchase warrant of $6.50 per share are subject to adjustment in order for the preferred stockholder to

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

achieve the guaranteed rate of return. The preferred stock agreement also contains restrictive financial covenants which the company has violated as of December 31, 1998. As a result of the violations, the preferred stockholder has the right to redeem the preferred stock as of December 31, 1998.

The holder of the mandatorily redeemable preferred stock has full voting rights and powers and is entitled to one vote for each share held.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holder of the mandatorily redeemable preferred stock is entitled to receive payment out of assets of the Company in an amount equal to $1,000 per share, plus any accumulated and unpaid dividends. If the assets of the Company available for distribution are insufficient to make the payment required in full, such assets shall be distributed pro-rata among the holders of the mandatorily redeemable preferred stock based on the aggregate liquidation preferences of the shares held by each holder. If the assets of the Company available for distribution to the holders of the mandatorily redeemable preferred stock exceed the distribution required, such excess assets shall be distributed pro-rata to the holders of common stock.

The estimated fair value of the stock purchase warrant was $1,293,333 at the date of issuance in June 1998. This value was determined using the Black-Scholes pricing model with the following assumptions: risk free interest rate of 4.67%, no dividend yield, volatility factor of .7604 and an expected life of five years. Initially, this value was recorded as a discount to the redeemable preferred stock balance with a corresponding credit to additional paid-in capital. This discount was to be amortized through charges to retained earnings over the initial redemption period of the preferred stock, seven years. However, in light of the Company's violation of financial covenants in the preferred stock agreement and the corresponding acceleration of the redemption period, the remaining unamortized balance of the warrant discount was fully amortized at December 31, 1998. The warrant expires in June 2005.


STOCK AWARDS

During 1995, the Company granted 44,133 shares of restricted common stock to certain key employees. Upon issuance, deferred compensation equivalent to the market value at the date of grant was charged to shareholders' equity and amortized as compensation expense over the period which the restrictions lapse. In connection with the merger with PVG on June 3, 1996, the restrictions on the common stock lapsed when they were exchanged for preferred stock, therefore the remaining balance of the deferred compensation was recognized as compensation expense in 1996.


STOCK OPTION PLAN

A summary of the Company's stock option plan activity follows:




                                      NUMBER OF SHARES                 OPTION PRICE PER SHARE
                               -------------------------------   ----------------------------------
                                AVAILABLE FOR       OPTIONS
                                    GRANT         OUTSTANDING          RANGE             TOTAL
                               ---------------   -------------   ----------------   ---------------
 January 1, 1996
   Reserved ................      1,700,000
 Granted ...................       (218,000)         218,000     $1.50 - $ 5.00      $    583,400
                                  ---------          -------     ----------------    ------------
 December 31, 1996 .........      1,482,000          218,000     $1.50 - $ 5.00           583,400
 Granted ...................       (551,000)         551,000     $2.00 - $20.00         9,530,000
 Canceled ..................          1,500           (1,500)                             (22,500)
                                  ---------          -------     ----------------    ------------
 December 31, 1997 .........        932,500          767,500     $1.50 - $20.00        10,090,900
 Granted ...................         (9,500)           9,500     $2.00 - $20.00            70,000
 Canceled ..................        124,145         (124,145)                          (2,183,175)
                                  ---------         --------     ----------------    ------------
 December 31, 1998 .........      1,047,145          652,855     $1.50 - $20.00      $  7,977,725
                                  ---------         --------     ----------------    ------------

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company's executive stock plan, approved by the Board of Directors in 1996, provides for the granting of nonqualified incentive stock options. Grant prices are determined by the Board of Directors. Options may be exercised for 10 years after grant and become exercisable on the date of grant. In 1996, the Company issued 218,000 options that became 100% vested and exercisable at the date of grant. In 1997, the Company issued 551,000 options that vest ratably over 3 years and are exercisable after certain vesting criteria is met. The number of options exercisable at December 31, 1998, 1997 and 1996 were 363,488, 218,000 and 218,000, respectively. The weighted average exercisable price of outstanding options at December 31, 1998 is $12.22.


Pro forma information regarding net loss and loss per share is required by SFAS 123, and has been determined as if the Company accounted for its employee stock options granted subsequent to December 31, 1995, under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1998 and 1997:




                                         1998          1997
                                     ------------   ----------
Risk free interest rate ..........       4.67%          5.50%
Dividends ........................         --             --
Volatility factor ................      .7604          .6321
Expected Life ....................       8.27 years     5 years

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:




                                             YEAR ENDED DECEMBER 31,
                                  ----------------------------------------------
                                       1998             1997            1996
                                  --------------   -------------   -------------
Net loss as presented .........    $38,090,067      $1,405,261      $2,204,177
Pro forma net loss ............    $38,110,028      $1,415,124      $2,568,497

The following table summarizes in more detail information regarding the Company's stock options outstanding at December 31, 1998.




                                        WEIGHTED
                                        AVERAGE
                                       REMAINING
                                      CONTRACTUAL       OPTIONS
EXERCISE PRICE        O/S OPTIONS         LIFE        EXERCISABLE
------------------   -------------   -------------   ------------
$1.50 ............      118,000           7.08          118,000
$2 to $6 .........       37,500           9.15           10,000
$3.00 ............       30,000           7.92           30,000
$4.04 ............       35,000           7.75           35,000
$5.00 ............       35,000           7.84           35,000
$15.00 ...........      140,555           8.02           50,555
$20.00 ...........      256,800           9.00           84,933
                        -------                         -------
                        652,855                         363,488
                        =======                         =======

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

RESERVED SHARES


At December 31, 1998, the Company had reserved a total 3,334,497 of its authorized 15,000,000 shares of common stock for future issuance as follows:



          Outstanding practice acquisition stock .........     80,883
          Stock options ..................................  1,700,000
          Warrants .......................................  1,553,614
                                                            ---------
          Total shares reserved ..........................  3,334,497
                                                            =========

LOSS PER SHARE


The Company presents per share information in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Due to the net losses from continuing operations for each of the three years presented, potential common shares are considered antidilutive and therefore there are no differences between basic and diluted earnings per share.


The following table sets forth the computation of earnings per share for the years ended December 31,




                                                              1998               1997               1996
                                                        ----------------   ----------------   ----------------
Loss from continuing operations applicable to
 common shareholders:
 Loss from continuing operations ....................    $  (3,238,655)     $  (2,033,634)      $   (766,713)
 Accretion of redemption value of preferred stock
   and preferred stock dividends ....................       (2,493,333)                --                 --
                                                         -------------      -------------       ------------
Loss from continuing operations applicable to
 common shareholders ................................    $  (5,731,988)     $  (2,033,634)      $   (766,713)
                                                         =============      =============       ============
Net loss applicable to common shareholders:
 Net loss ...........................................    $ (38,090,067)     $  (1,405,261)      $ (2,204,177)
 Accretion of redemption value of preferred stock
   and preferred stock dividends ....................       (2,493,333)                --                 --
                                                         -------------      -------------       ------------
 Net loss applicable to common shareholders .........    $ (40,583,400)     $  (1,405,261)      $ (2,204,177)
                                                         =============      =============       ============
Loss per common share:
 Loss from continuing operations ....................    $       (0.80)     $       (0.34)      $      (0.35)
                                                         =============      =============       ============
 Net loss per share .................................    $       (5.64)     $       (0.24)      $      (1.00)
                                                         =============      =============       ============
 Weighted average shares outstanding ................        7,190,762          5,914,374          2,209,839
                                                         =============      =============       ============

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consisted of the following at December 31, 1998 and 1997:




                                                             1998           1997
                                                       --------------- -------------
       Deferred tax liabilities:
        Cash to accrual adjustment ...................  $  1,604,167    $   563,510
        Other ........................................        16,726         17,688
                                                        ------------    -----------
       Total current deferred tax liabilities ........     1,620,443        581,198
        ASAs basis difference ........................            --     21,331,613
        Fixed assets basis difference ................            --      4,120,202
        Cash to accrual adjustment ...................            --      1,690,529
        Other ........................................         2,055             --
                                                        ------------    -----------
       Total noncurrent deferred tax liabilities .....         2,055     27,142,344
                                                        ------------    -----------
       Total deferred tax liabilities ................  $  1,622,498    $27,723,542
                                                        ============    ===========
       Deferred tax assets:
        Net operating loss carryforwards .............  $         --    $     8,534
        Discontinued operations ......................     4,078,084             --
        Accruals .....................................       711,826        368,951
        Allowance for bad debts ......................       163,346        142,755
        Other ........................................        15,540         25,034
                                                        ------------    -----------
       Total current deferred tax assets .............     4,968,796        545,274
        Depreciation and amortization ................       622,906        293,918
        Other ........................................        36,862         50,804
                                                        ------------    -----------
       Total noncurrent deferred tax asset ...........       659,768        344,722
       Valuation allowance ...........................    (4,006,066)            --
                                                        ------------    -----------
       Total deferred tax assets .....................  $  1,622,498    $   889,996
                                                        ============    ===========

Management has provided a valuation allowance to offset the potential tax benefits of the Company's net deferred tax assets based on its assessment that it is more likely than not that the entire deferred tax asset will not be realized based on the Company's experience of cumulative, historical operating losses.


The components of income tax benefit (expense) for 1998, 1997 and 1996 are as follows:




                                                           1998            1997          1996
                                                      --------------   ------------   ----------
       Current:
        Federal ...................................     $ (141,064)    $       --      $     --
        State .....................................        (19,757)            --            --
                                                        ----------     ----------      --------
       Total current ..............................       (160,821)            --            --
       Deferred:
        Federal ...................................       (256,535)       984,495       194,595
        State .....................................        (16,160)        50,500         9,982
                                                        ----------     ----------      --------
       Total deferred .............................       (272,695)     1,034,995       204,577
                                                        ----------     ----------      --------
       Total income tax benefit (expense) .........     $ (433,516)    $1,034,995      $204,577
                                                        ==========     ==========      ========

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A reconciliation of the tax provision at the U.S. Statutory Rate to the effective income tax rate as reported is as follows:



                                                            1998           1997           1996
                                                        ------------   ------------   ------------
Tax provision at U.S. Statutory Rate ................        34.0%          34.0%          34.0%
State income taxes, net of federal benefit ..........         3.0%           3.0%           3.0%
Non-deductible expenses .............................       ( 4.3%)        (11.3%)        (35.6%)
Change in valuation allowance .......................       (48.2%)          8.0%          19.7%
                                                            -----          -----          -----
Effective income tax expense rate ...................       (15.5%)         33.7%          21.1%
                                                            =====          =====          =====

14. SUBSEQUENT EVENTS -- MERGER AGREEMENT

In April 1999, the Company entered into a definitive Merger Agreement with Saratoga Resources, Inc. and its subsidiaries ("Saratoga") and OptiCare Eye Health Centers, Inc. ("OptiCare") whereby Company shareholders will receive approximately 48.755% of the common stock of Saratoga, a publicly traded company and OptiCare shareholders will receive approximately 48.745% of the common stock of Saratoga (the "Merger"). The Merger is subject to a number of conditions including but not limited to shareholder approval by each party and amendment to the Company's credit facility.

In conjunction with the Merger, the Company will enter into long-term Health Services Organization ("HSO") service agreements with a number of ophthalmology practices. In addition to buying group and managed care access, the HSO agreements provide the physician with a standardized marketing program.


15. COMMITMENT AND CONTINGENCIES

In December 1996, the Company acquired a 51% ownership interest in a managed care contracting entity. In connection with this agreement, the Company is obligated to acquire an additional 24% of the outstanding common stock of this entity on December 20, 1999. Consideration for the additional shares is to be paid in cash based upon a formula equal to the product of multiplying the gross managed care revenues, as defined in the agreement, for the twelve preceding calendar months immediately preceding the calendar month that includes November 1999 by 10% and multiplying the product by a factor of six. This additional investment will be recorded when the purchase price is no longer contingent and when the risks and rewards of ownership of the additional shares convey to the Company. This additional investment will be recorded as an additional element of the cost of the investment in the managed care contracting entity.

In connection with an Administrative Service Agreement ("ASA") consummated in 1997 between the Company and an ophthalmologist, the company also entered into a related agreement which granted the ophthalmologist the right, between the second and fourth anniversary of the ASA, to require the Company to locate a third party to purchase all of the outstanding shares of the ophthalmologist's practice for at least $4.0 million in either cash or stock, at the option of the ophthalmologist.

During 1997, the Company entered into a revolving credit and term loan agreement with a third party whereby the Company has established, as the lender, a revolving line of credit not to exceed $1.0 million and a term loan agreement not to exceed $4.0 million. Borrowings under both credit instruments can only occur if the borrower is in compliance with stated financial covenants. Borrowings under the revolving credit agreement can commence on December 1, 1997 and are initially limited to $500,000. The remaining $500,000 will be made available to the borrower after the borrower has received at least $2,000,000 in new equity funding, as defined. Any funding under the term loan agreement requires approval of the Company's Board of Directors. The Company's commitment to provide any funding under both of these agreements expires on October 1, 1999. Outstanding borrowings shall accrue interest at the prime rate of the Company's commercial lender, plus 1 3/4% and are payable in eleven equal quarterly installments. Any borrowings shall be secured by a) valid perfected first-priority security interest, as described and b) a guaranty by an affiliate of the borrower. No funding has been provided under either agreement.

                  PRIME VISION HEALTH, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)

On April 9, 1999, a settlement agreement was signed between the Company and two Shareholders providing, among other items, for payment to the Shareholders in an amount of $2.5 million, a shareholding position of 32% of the Company before the close of the Merger discussed above, and a new administrative services agreement between the Company and OECC to be executed in conjunction with the closing of the Merger. The legal action filed against the Company that charged the existing ASA agreement between the parties had been breached was dismissed. This settlement agreement becomes effective with closing of the Merger.


The Company is a party to several lawsuits where they have sued or counter-sued for alleged breach of the administrative service agreements or the non-compete agreements. The lawsuits pertain to the ophthalmology segment which discontinued operations during 1998. Although there can be no assurance as to the ultimate disposition of these matters and proceedings, it is the opinion of the Company's management that matters will be substantially resolved by September 30, 1999. Based on current negotiations, management anticipates that the outcome, individually or in aggregate, will not have a further material adverse effect on the results of operations and financial condition of the Company.

                  OPTICARE HEALTH CENTERS, INC. AND AFFILIATE
                            COMBINED BALANCE SHEETS




                                                                         (UNAUDITED)
                                                                           JUNE 30,        DECEMBER 31,
                                                                             1999              1998
                                                                       ---------------   ---------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .........................................    $    483,545      $    938,927
 Accounts receivable, net ..........................................       6,044,840         6,349,548
 Inventory .........................................................       1,762,922         1,717,964
 Prepaid expenses and other assets .................................         911,269           584,098
 Deferred income taxes .............................................         675,816           467,009
 Income taxes receivable ...........................................         225,067            22,236
 Advances to related parties .......................................         128,072           117,951
                                                                        ------------      ------------
   Total current assets ............................................      10,231,531        10,197,733
PROPERTY AND EQUIPMENT, NET ........................................       6,086,968         5,766,167
DEFERRED INCOME TAXES ..............................................          60,000            73,007
INTANGIBLE ASSETS, NET .............................................       3,384,968         3,301,744
OTHER ASSETS .......................................................         174,891           176,266
                                                                        ------------      ------------
TOTAL ..............................................................    $ 19,938,358      $ 19,514,917
                                                                        ============      ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ..................................................    $  1,435,787         1,905,745
 Accrued expenses ..................................................       2,407,542         1,384,638
 Managed care claims ...............................................       1,858,560         1,405,644
 Current maturities of long-term debt ..............................       2,255,235         2,183,826
                                                                        ------------      ------------
   Total current liabilities .......................................       7,957,124         6,879,853
                                                                        ------------      ------------
LONG-TERM DEBT, LESS CURRENT PORTION ...............................       1,070,104         1,135,462
                                                                        ------------      ------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Class A convertible preferred stock (OptiCare) authorized 160,000 shares; Issued and outstanding 152,754 shares in 1999 and 1998, par
 value $0.01 (liquidation value of $93.68 per share) ...............           1,527             1,527
Class B convertible preferred stock (OptiCare) authorized 640,000
Shares; issued and outstanding 220,824 shares in 1999 and 1998, par
 value $0.01 (liquidation value of $93.68 per share) ...............           2,208             2,208
Common stock (OptiCare)-authorized 1,200,000 shares; none issued,
 $0.01 par value ...................................................              --                --
Common stock (OptiCare, P.C.)-authorized 100 shares; issued and
 outstanding 100 shares in 1999 and 1998, no par value .............              --                --
Additional paid-in-capital (OptiCare) ..............................      12,942,190        12,942,190
Additional paid-in-capital (OptiCare, P.C.) ........................           1,000             1,000
Retained earnings (deficit) ........................................      (2,035,795)       (1,447,323)
                                                                        ------------      ------------
   Total shareholders' equity ......................................      10,911,130        11,499,602
                                                                        ------------      ------------
TOTAL ..............................................................    $ 19,938,358      $ 19,514,917
                                                                        ============      ============

                  See notes to combined financial statements

OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE COMBINED STATEMENTS OF
                            OPERATIONS (UNAUDITED)








                                                              SIX MONTHS ENDED
                                                      ---------------------------------
                                                          JUNE 30,          JUNE 30,
                                                            1999              1998
                                                      ---------------   ---------------
NET PATIENT REVENUE ...............................    $ 15,861,264      $ 12,984,054
NET PATIENT REVENUE -- RELATED PARTY ..............       1,844,100         1,500,980
NET MANAGED CARE REVENUE ..........................         790,250           429,575
NET MANAGED CARE REVENUE -- RELATED PARTY .........       4,060,597         1,090,100
                                                       ------------      ------------
TOTAL NET REVENUE .................................      22,556,211        16,004,709
                                                       ------------      ------------
OPERATING EXPENSES:
 Staff compensation ...............................       6,926,723         5,387,381
 Physician compensation ...........................       4,596,161         4,199,046
 Surgical eyecare supplies ........................       2,772,806         2,024,814
 General and administrative .......................       2,162,477         1,647,493
 Facility rental ..................................       1,366,149         1,135,533
 Managed care claims ..............................       3,861,099         1,092,375
 Depreciation and amortization ....................         765,600           510,000
 Marketing ........................................         528,809           391,802
 Merger costs .....................................         450,000                --
                                                       ------------      ------------
   Total operating expenses .......................      23,429,824        16,388,444
                                                       ------------      ------------
OPERATING INCOME (LOSS) ...........................        (873,613)         (383,735)
INTEREST INCOME (EXPENSE):
 Interest income ..................................          14,900            80,806
 Interest expense .................................        (122,074)           (4,980)
                                                       ------------      ------------
   Net interest income (expense) ..................        (107,174)           75,826
                                                       ------------      ------------
LOSS BEFORE INCOME TAXES ..........................        (980,787)         (307,909)
INCOME TAX BENEFIT ................................        (392,315)         (123,890)
                                                       ------------      ------------
NET LOSS ..........................................    $   (588,472)     $   (184,019)
                                                       ============      ============

                       See notes to combined financials

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE
                       COMBINED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)




                                                                            SIX MONTHS ENDED
                                                                     -------------------------------
                                                                        JUNE 30,         JUNE 30,
                                                                          1999             1998
                                                                     --------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ........................................................    $   (588,472)    $   (184,019)
 Adjustments to reconcile net loss to net cash used in operations:
   Depreciation and amortization .................................         765,600          510,000
   Deferred income taxes .........................................        (195,800)         (87,024)
   Changes in operating assets and liabilities:
    Accounts receivable, net .....................................         304,708       (1,043,298)
    Inventory ....................................................         (44,958)        (183,000)
    Prepaid expenses and other assets ............................        (327,171)        (388,987)
    Income taxes receivable ......................................        (202,831)         (10,361)
    Advances to related parties ..................................         (10,121)         (43,588)
    Other non-current assets .....................................           1,375          (61,768)
    Accounts payable and other liabilities .......................        (469,958)         512,888
    Accrued expenses .............................................       1,022,904          (74,671)
    Managed care claims ..........................................         452,916          396,003
                                                                      ------------     ------------
      Net cash used in operating activities ......................         708,192         (657,825)
                                                                      ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment .............................        (998,801)      (1,003,503)
 Contract acquisitions ...........................................        (170,824)              --
 Practice acquisitions ...........................................              --         (136,503)
                                                                      ------------     ------------
      Net cash used in investing activities ......................      (1,169,625)      (1,140,006)
                                                                      ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term debt ............................        (193,949)         (15,039)
 Borrowings under line of credit .................................         200,000               --
                                                                      ------------     ------------
      Net cash provided by financing activities ..................           6,051          (15,039)
                                                                      ------------     ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS ........................        (455,382)      (1,812,870)
CASH AND CASH EQUIVALENS, BEGINNING OF PERIOD ....................         938,927        4,901,666
                                                                      ------------     ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD .........................    $    483,545     $  3,088,796
                                                                      ============     ============
SUPPLEMENTAL INFORMATION:
 Cash paid for:
   Interest ......................................................          93,062               --
                                                                      ============     ============
   Income taxes ..................................................           3,600           30,010
                                                                      ============     ============

                  See notes to combined financial statements.

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE


              NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998


1. BASIS OF PRESENTATION


     The accompanying unaudited combined financial statements of OptiCare Eye Health Centers, Inc. ("OptiCare") and OptiCare, P.C. (collectively "the Company") for the six months ended June 30, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim fianancial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the combined financial statements have been included. The accompanying combined financial statements should be read in conjunction with the combined financial statements and footnotes for the year ended December 31, 1998. The results of operations for the six month period ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.


2. REVOLVING CREDIT AGREEMENT


     In September 1997, the Company entered into a $3,000,000 unsecured revolving line of credit agreement with a bank for the purpose of providing working capital and financing acquisitions. The agreement matures on September 30, 1999 and bears interest, at the Company's option, at Prime or LIBOR plus 1.50%, with a 0.25 % annual commitment fee charged on the unused balance of the facility. At June 30, 1999, the Company had advances of $2,000,000 outstanding under this line of credit and was in compliance with the restrictive covenants under the line of credit agreement.


3. SUBSEQUENT EVENTS


     On August 13, 1999 Opticare, PrimeVison Health, Inc. ("Prime") and Saratoga Resources, Inc. ("Saratoga"), a Delaware corporation, merged. In this transaction Prime merged with Saratoga through a reverse acquisition by Prime of Saratoga (the "Prime Merger"). Immediately following the Prime Merger, OptiCare was acquired by Prime (the "OptiCare Merger"). Upon consummation of the OptiCare Merger, each share of OptiCare capital stock was converted into the right to receive 11.7364 shares of Saratoga common stock. For accounting purposes, Prime was the accounting acquirer and the surviving accounting entity.

                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors
OptiCare Eye Health Centers, Inc. and Affiliate


     We have audited the accompanying combined balance sheets of OptiCare Eye Health Centers, Inc. (OptiCare) and OptiCare, P.C. (an affiliated corporation), which is under common ownership and common management (collectively, the "Company"), as of December 31, 1998 and 1997, and the related combined statements of operations, shareholders' equity and of cash flows for each of the three years in the period ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of OptiCare and OptiCare, P.C., as of December 31, 1998 and 1997, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP


Hartford, Connecticut

March 26, 1999

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE


              COMBINED BALANCE SHEETS--DECEMBER 31, 1998 AND 1997




                                                                      1998              1997
ASSETS                                                          ---------------   ---------------
CURRENT ASSETS:
 Cash and cash equivalents ..................................    $    938,927       $ 4,901,666
 Accounts receivable, net (Note 1) ..........................       6,349,548         4,505,077
 Inventory (Note 3) .........................................       1,717,964         1,067,535
 Prepaid expenses and other assets ..........................         584,098           323,665
 Deferred income taxes (Note 10) ............................         467,009                --
 Income taxes receivable ....................................          22,236                --
 Advances to related parties (Note 12) ......................         117,951           129,137
                                                                 ------------       -----------
   Total current assets .....................................      10,197,733        10,927,080
PROPERTY AND EQUIPMENT, NET (Note 4) ........................       5,766,167         3,433,772
DEFERRED INCOME TAXES (Note 10) .............................          73,007           162,976
INTANGIBLE ASSETS, NET (Note 5) .............................       3,301,744           262,130
OTHER ASSETS ................................................         176,266           263,070
                                                                 ------------       -----------
TOTAL .......................................................    $ 19,514,917       $15,049,028
                                                                 ============       ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ...........................................    $  1,905,745       $   995,859
 Accrued expenses (Note 6) ..................................       1,384,638         1,378,587
 Managed care claims (Note 1) ...............................       1,405,644           427,757
 Deferred income taxes (Note 10) ............................              --            66,760
 Current maturities of long-term debt (Note 7) ..............       2,183,826            59,559
                                                                 ------------       -----------
   Total current liabilities ................................       6,879,853         2,928,522
                                                                 ------------       -----------
NONCURRENT LIABILITIES:
 Long-term debt (Note 7) ....................................       1,135,462           168,516
                                                                 ------------       -----------
COMMITMENTS AND CONTINGENCIES (Notes 8 and 14)
SHAREHOLDERS' EQUITY (Note 9):
 Class A convertible preferred stock (OptiCare) authorized
   160,000 shares; issued and outstanding 152,754 shares in
   1998 and 1997, par value $.01 (liquidation value of $93.68
   per share) ...............................................           1,527             1,527
 Class B convertible preferred stock (OptiCare) authorized
   640,000 shares; issued and outstanding 220,824 and 220,424 shares in 1998 and 1997, respectively, par value $.01
   (liquidation value of $93.68 per share)...................           2,208             2,204
 Common stock (OptiCare)--authorized 1,200,000 shares; none
   issued, $.01 par value....................................              --                --
 Common stock (OptiCare, P.C.)--authorized 100 shares;
   issued and outstanding 100 shares in 1998 and 1997, no par
   value ....................................................              --                --
 Additional paid-in capital (OptiCare) ......................      12,942,190        12,892,194
 Additional paid-in capital (OptiCare, P.C.) ................           1,000             1,000
 Retained earnings (deficit) ................................      (1,447,323)         (944,935)
                                                                 ------------       -----------
   Total shareholders' equity ...............................      11,499,602        11,951,990
                                                                 ------------       -----------
TOTAL .......................................................    $ 19,514,917       $15,049,028
                                                                 ============       ===========

                  See notes to combined financial statements.

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996




                                                          1998           1997          1996
                                                     -------------- ------------- -------------
NET PATIENT REVENUE ................................  $25,799,934     22,746,619    20,850,864
NET PATIENT REVENUE -- RELATED PARTY ...............    3,816,979    $ 2,527,402   $ 2,843,300
NET MANAGED CARE REVENUE ...........................    1,392,543      1,366,570     1,026,083
NET MANAGED CARE REVENUE -- RELATED PARTY ..........    3,735,173        601,660            --
                                                      -----------    -----------   -----------
TOTAL NET REVENUE ..................................   34,744,629     27,242,251    24,720,247
                                                      -----------    -----------   -----------
OPERATING EXPENSES:
 Staff compensation ................................   11,579,083      8,450,861     7,154,733
 Physician compensation ............................    8,599,689      8,200,965     7,751,549
 Surgical and eyecare supplies .....................    4,401,250      3,066,694     2,734,154
 General and administrative ........................    3,587,533      2,824,863     2,979,691
 Facility rental (Note 12) .........................    2,422,494      1,957,593     1,876,406
 Managed care claims (Note 1) ......................    3,063,902      1,087,964       748,431
 Depreciation and amortization .....................    1,063,074        644,683       547,280
 Marketing .........................................      968,346        620,266       634,472
                                                      -----------    -----------   -----------
   Total operating expenses ........................   35,685,371     26,853,889    24,426,716
                                                      -----------    -----------   -----------
OPERATING INCOME (LOSS) ............................     (940,742)       388,362       293,531
INTEREST INCOME (EXPENSE):
 Interest income ...................................      133,775         75,506         7,525
 Interest expense ..................................      (60,298)        (4,551)           --
                                                      -----------    -----------   -----------
   Net interest income .............................       73,477         70,955         7,525
                                                      -----------    -----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES ..................     (867,265)       459,317       301,056
INCOME TAX PROVISION (BENEFIT) (Note 10) ...........     (364,877)       132,600       158,252
                                                      -----------    -----------   -----------
NET INCOME (LOSS) ..................................  $  (502,388)   $   326,717   $   142,804
                                                      ===========    ===========   ===========

                  See notes to combined financial statements.

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996




                                              OPTICARE    OPTICARE
                                              CLASS A     CLASS B       OPTICARE
                                             PREFERRED   PREFERRED       COMMON
                                               STOCK       STOCK         STOCK
                                            ----------- ----------- ---------------
BALANCE, DECEMBER 31, 1995 ................    $   --      $   --    $   2,595,000
 Exercise of warrants (Note 9) ............        --          --          647,815
 Net income ...............................        --          --               --
                                               ------      ------    -------------
BALANCE, DECEMBER 31, 1996 ................        --          --        3,242,815
 Recapitalization in October 1997
  (Note 9) ................................       887       2,193       (3,242,753)
 Sale of shares in October 1997 (Note 9)...       640          --               --
 Repurchase of shares (Note 9) ............        --          --              (62)
 Shares issued in connection with
  Practice Acquisitions in December
  1997 (Note 2) ...........................        --          11               --
 Net income ...............................        --          --               --
                                               ------      ------    -------------
BALANCE, DECEMBER 31, 1997 ................     1,527       2,204               --
 Shares issued in connection with
  Practice Acquisitions in 1998 (Note 2)...                     4
 Net loss .................................        --          --               --
                                               ------      ------    -------------
BALANCE, DECEMBER 31, 1998 ................    $1,527      $2,208    $          --
                                               ======      ======    =============



                                               OPTICARE     OPTICARE P.C.
                                              ADDITIONAL     ADDITIONAL       RETAINED
                                                PAID-IN        PAID-IN        EARNINGS
                                                CAPITAL        CAPITAL        (DEFICIT)         TOTAL
                                            -------------- -------------- ---------------- ---------------
BALANCE, DECEMBER 31, 1995 ................  $ 3,301,131       $1,000       $ (1,414,456)    $ 4,482,675
 Exercise of warrants (Note 9) ............    1,012,185           --                 --       1,660,000
 Net income ...............................           --           --            142,804         142,804
                                             -----------       ------       ------------     -----------
BALANCE, DECEMBER 31, 1996 ................    4,313,316        1,000         (1,271,652)      6,285,479
 Recapitalization in October 1997
  (Note 9) ................................    3,239,673           --                 --              --
 Sale of shares in October 1997 (Note 9)...    5,783,498           --                 --       5,784,138
 Repurchase of shares (Note 9) ............     (586,749)          --                 --        (586,811)
 Shares issued in connection with
  Practice Acquisitions in December
  1997 (Note 2) ...........................      142,456           --                 --         142,467
 Net income ...............................           --           --            326,717         326,717
                                             -----------       ------       ------------     -----------
BALANCE, DECEMBER 31, 1997 ................   12,892,194        1,000           (944,935)     11,951,990
 Shares issued in connection with
  Practice Acquisitions in 1998 (Note 2)...       49,996                                          50,000
 Net loss .................................           --           --           (502,388)       (502,388)
                                             -----------       ------       ------------     -----------
BALANCE, DECEMBER 31, 1998 ................  $12,942,190       $1,000       $ (1,447,323)    $11,499,602
                                             ===========       ======       ============     ===========

                  See notes to combined financial statements.

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996




                                                                     1998            1997           1996
                                                                -------------- --------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ............................................  $   (502,388)  $    326,717    $  142,804
 Adjustments to reconcile net income (loss) to net cash used in operations:
   Depreciation and amortization ..............................     1,063,074        644,683       547,280
   Deferred income taxes ......................................      (443,800)      (299,724)     (200,090)
   (Gain) loss on disposal of fixed assets ....................            --         (3,900)        6,321
   Changes in operating assets and liabilities:
    Accounts receivable, net ..................................    (1,794,471)      (944,865)     (347,183)
    Inventory .................................................      (250,475)      (157,572)      (91,510)
    Prepaid expenses and other assets .........................      (260,433)      (185,655)       15,308
    Advances to related parties ...............................        11,186        (60,067)       40,823
    Other noncurrent assets ...................................        19,521       (114,001)       17,766
    Accounts payable and other liabilities ....................       648,134        119,004      (321,499)
    Accrued expenses ..........................................         6,051         87,808        27,329
    Managed care claims .......................................       977,887        427,757            --
    Income taxes payable ......................................            --       (190,096)      160,342
                                                                 ------------   ------------    ----------
      Net cash used in operating activities ...................      (525,714)      (349,911)       (2,309)
                                                                 ------------   ------------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ..........................    (2,622,856)    (1,501,185)     (986,640)
 Proceeds from sale of fixed assets ...........................            --          3,900        16,156
 Practice acquisitions ........................................    (2,554,610)      (108,680)           --
                                                                 ------------   ------------    ----------
      Net cash used in investing activities ...................    (5,177,466)    (1,605,965)     (970,484)
                                                                 ------------   ------------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term debt .........................       (59,559)       (14,364)     (252,936)
 Borrowings under line of credit ..............................     1,800,000             --
 Net proceeds from issuance of stock ..........................            --      5,784,138     1,660,000
 Cash used to repurchase stock ................................            --       (586,811)           --
                                                                 ------------   ------------    ----------
      Net cash provided by financing activities ...............     1,740,441      5,182,963     1,407,064
                                                                 ------------   ------------    ----------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS ..................................................    (3,962,739)     3,227,087       434,271
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR .........................................................     4,901,666      1,674,579     1,240,308
                                                                 ------------   ------------    ----------
CASH AND CASH EQUIVALENTS, END OF YEAR ........................  $    938,927   $  4,901,666    $1,674,579
                                                                 ============   ============    ==========
SUPPLEMENTAL INFORMATION :
 Cash paid for:
   Interest ...................................................  $     29,531   $      4,802    $   13,807
                                                                 ============   ============    ==========
   Income taxes ...............................................  $    130,550   $    622,974    $  185,000
                                                                 ============   ============    ==========

                  See notes to combined financial statements.

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


 Nature of Busines

OptiCare Eye Health Centers, Inc. ("OptiCare") and OptiCare, P.C. (collectively, the "Company") operate in the eye health business providing general eye care, optical services, outpatient ophthalmic surgery, consultative services for complicated eye diseases and a managed care network throughout Connecticut. OptiCare owns and operates the retail eyeglass and eyeglass manufacturing business and the related assets. OptiCare P.C., was established for the purpose of rendering ophthalmology and optometry services exclusively for OptiCare. OptiCare, P.C. entered into a Professional Services and Support Agreement with OptiCare effective December 1, 1995.


 Basis of Presentation

The accompanying combined financial statements include the accounts of OptiCare and OptiCare, P.C. Due to the related business activities, common management control and the interdependence of the affiliated entities, combined financial statements are presented because they are more meaningful. All significant intercompany accounts and transactions have been eliminated in the combined financial statements.


 Estimates

The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing financial statements, management is required to make estimates and assumptions, particularly in determining the adequacy of the allowance for doubtful accounts, insurance disallowances and managed care claims accrual, that affect the reported amounts of assets and liabilities as of the balance sheet date and results of operations for the year. Actual results could differ from those estimates.


 Cash and Cash Equivalents

The Company considers investments purchased with an original maturity of three months or less to be cash equivalents.


 Receivables

Receivables are stated net of allowances for doubtful accounts which aggregated $114,300 and $81,100 as of December 31, 1998 and 1997, respectively. Gross receivables are stated net of contractual allowances and insurance disallowances.


 Inventories

Inventories are valued at the lower of cost or market, determined on the first-in, first-out (FIFO) basis.


 Intangible Assets

The Company uses the straight-line method to amortize intangible assets over their estimated useful lives which range from 5 to 20 years. The Company's management periodically evaluates the carrying value of its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability is based on estimated future undiscounted cash flows from the use and ultimate disposition of the asset.

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

 Property and Equipment

Property and equipment consists of furniture, fixtures, equipment, leasehold improvements and a vehicle and are recorded at cost. Leasehold improvements are being amortized over the term of the lease or the life of the improvement, whichever is shorter. Depreciation and amortization are provided primarily using the straight-line method over the estimated useful lives of the respective assets as follows:




CLASSIFICATION                                             ESTIMATED USEFUL LIFE
-------------------------------------------------------   ----------------------
           Furniture, fixtures and equipment ..........         5-7 years
           Leasehold improvements .....................        3-20 years
           Vehicle ....................................           5 years

 Stock-based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations. Accordingly, compensation cost for the stock options included under the Company's 1997 Stock Option Plan is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.


 Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires the disclosure of fair value information for certain assets and liabilities, whether or not recorded in the balance sheet, for which it is practicable to estimate that value. The Company has the following financial instruments: cash and cash equivalents, receivables, accounts payable, accrued liabilities and long-term debt. The Company considers the carrying amount of these items, excluding long-term debt, to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization. Refer to Note 7 for fair value disclosures of long-term debt.


 Net Patient Revenue

The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. Net patient revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered.


 Net Managed Care Revenue

Revenue is derived from monthly capitation payments from health benefits payors which contract with the Company for the delivery of eye care services. The Company records this revenue at contractually agreed-upon rates during the period in which the Company is obligated to provide services to members.

 Managed Care Claims Expense

Claims expense is recorded as provider services are rendered and includes an estimate for claims incurred but not reported.

 Malpractice Claims

The Company purchases insurance to cover medical malpractice claims. There are known claims and incidents as well as potential claims from unknown incidents that may be asserted from past services provided. Management believes that these claims, if asserted, would be settled within the limits of insurance coverage.

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

 Income Taxes


The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires an asset and liability method of accounting for deferred income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse.


 Reclassification


Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to the 1998 presentation.


2. ACQUISITIONS


The Company acquired seven optometric medical and retail optical practices in 1998 for $2,554,610 in cash, $50,000 in stock, and $1,375,000 in notes payable for a total of $3,979,610 (see also Note 14). The Company acquired one optometric medical and retail optical practice in 1997 for $108,680 in cash, $142,467 in stock and $189,324 in notes payable for a total of $440,471. The Company issued 400 shares and 1,140 shares of OptiCare Class B Preferred stock in 1998 and 1997, respectively, in connection with these acquisitions.


The 1998 and 1997 acquisitions were accounted for as purchases. Accordingly, the results of operations of the acquired practices are included in the combined financial statements from the dates of acquisition and the assets and liabilities of the acquired entities have been recorded at their estimated fair values at the dates of acquisition. The excess of the purchase prices over the estimated fair values of the net assets acquired in the amount of $2,993,752 in 1998 and $258,991 in 1997 is recorded as goodwill and is being amortized on a straight-line basis over 20 years.


Assuming all of the aforementioned acquisitions had occurred on January 1, 1997, combined net revenues for the Company would have been $38,596,000 for 1998 and $33,023,000 for 1997. Combined net income (loss) for the Company would have been $(378,000) and $429,000 for 1998 and 1997, respectively.


3. INVENTORY


Inventory as of December 31, 1998 and 1997 consists of the following:




                                                 1998            1997
                                            -------------   -------------
Surgical supplies .......................    $  168,306      $  130,484
Eye glasses and contact lenses ..........     1,455,067         851,167
Eye glasses work-in-process .............        94,591          85,884
                                             ----------      ----------
Total ...................................    $1,717,964      $1,067,535
                                             ==========      ==========

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

4. PROPERTY AND EQUIPMENT


Property and equipment as of December 31, 1998 and 1997 consist of the following:




                                                      1998              1997
                                                -------------     -------------
Equipment ....................................   $  7,779,516      $  7,586,877
Furniture and fixtures .......................      2,193,960         1,024,896
Leasehold improvements .......................      2,627,781         1,904,993
Vehicle ......................................         21,853            21,352
                                                 ------------      ------------
Total ........................................     12,623,110        10,538,118
Accumulated depreciation and amortization ....     (6,856,943)       (7,104,346)
                                                 ------------      ------------
Property and equipment, net ..................   $  5,766,167      $  3,433,772
                                                 ============      ============

Depreciation expense was $968,461, $633,680 and $542,752 for the years ended December 31, 1998, 1997 and 1996, respectively.


5. INTANGIBLE ASSETS


Intangible assets as of December 31, 1998 and 1997 consist of the following:




                                            1998             1997
                                      ---------------   -------------
Goodwill ..........................    $  3,401,091      $  434,147
Other intangibles .................         982,946         815,663
                                       ------------      ----------
Total .............................       4,384,037       1,249,810
Accumulated amortization ..........      (1,082,293)       (987,680)
                                       ------------      ----------
Intangible assets, net ............    $  3,301,744      $  262,130
                                       ============      ==========

Amortization of the intangible assets for the years ended December 31, 1998, 1997 and 1996 was $94,613, $11,003 and $4,528, respectively.


6. ACCRUED EXPENSES


Accrued expenses as of December 31, 1998 and 1997 consist of the following:




                                   1998            1997
                              -------------   -------------
Patient refunds ...........    $  369,935      $  213,300
Incentives ................       310,395         266,419
Payroll ...................       262,596         567,447
Vacation ..................       251,744         287,703
Accrued interest ..........        30,767              --
Other .....................       159,201          43,718
                               ----------      ----------
Total .....................    $1,384,638      $1,378,587
                               ==========      ==========

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

7. LONG-TERM DEBT

The details of the Company's long-term debt and the provisions thereof at December 31, 1998 and 1997 are as follows:




                                                                             1998          1997
                                                                         ------------   ----------
Note payable due in quarterly payments of $3,100, including interest at 6.69% per year, through June 2001, collateralized by specific
 assets of the Company ...............................................   $   28,516      $ 38,751
Notes payable from acquisitions at various interest rates with various
 maturities through September 2001, unsecured (see Note 2) ...........      290,772       189,324
Note payable from acquisition due in annual installments of $240,000 plus interest at 7.0% per year, through October 2003, collateralized
 by specific assets of the Company (see Note 2) ......................    1,200,000            --
Revolving line of credit, unsecured ..................................    1,800,000            --
                                                                         ----------      --------
Total ................................................................    3,319,288       228,075
Less current maturities ..............................................    2,183,826        59,559
                                                                         ----------      --------
                                                                         $1,135,462      $168,516
                                                                         ==========      ========

Required principal payments on the obligations discussed above as of December 31, 1998 are as follows:



  1999 ...................    $2,183,826
  2000 ...................       327,731
  2001 ...................       327,731
  2002 ...................       240,000
  2003 ...................       240,000
                              ----------
  Total ..................    $3,319,288
                              ==========

Notes payable at December 31, 1998 and 1997 represent debt issued to employees or employee shareholders in connection with practice acquisitions.

In September 1997, the Company obtained a $3,000,000 unsecured revolving line of credit from a bank which matures on June 30, 1999 and bears interest, at the Company's option, at Prime or LIBOR plus 1.50%. The interest rate on this line of credit was 7.75% at December 31, 1998. Additionally, there is a 0.25% commitment fee on the unused balance of the facility. The Company must comply with various restrictive covenants in connection with its revolving line of credit. The Company was in violation of certain covenants in 1998 and received a waiver from the bank with respect to these violations.

The fair value of each of the Company's debt instruments approximated its recorded value at December 31, 1998 and 1997, based on the Company's effective current borrowing rate for debt with similar terms and remaining maturities.


8. LEASES

The Company leases facilities and certain equipment under several cancelable and noncancelable operating leases expiring in various years through 2010. Certain of the facility leases provide for renewal periods of up to 10 years, at the option of the Company, and at rental payments as negotiated under the respective leases (see Note 12).

Aggregate future minimum rental payments under noncancelable operating leases as of December 31, 1998 are as follows:

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


YEARS ENDING DECEMBER 31,
-------------------------------
  1999 ........................    $1,864,613
  2000 ........................     1,308,274
  2001 ........................       780,211
  2002 ........................       657,471
  2003 ........................       427,689
  Thereafter ..................       354,124
                                   ----------
  Total .......................    $5,392,382
                                   ==========

9. SHAREHOLDERS' EQUITY

All employee shareholders of OptiCare and OptiCare P.C. have executed a "Shareholders' Agreement" with their respective entities. The agreements provide, among other things, that no shareholder can dispose of their stock without first offering the stock to the entity. The agreements also provide that certain shareholders, who are also employees of OptiCare or OptiCare P.C., must offer their stock to the respective entity upon voluntary termination or termination for cause, as defined in the agreement.

During 1996, Blue Cross and Blue Shield of Connecticut, Inc. exercised a warrant to purchase 20,494 shares of Class D common stock, par value $31.64 per share for a total price of $1,660,000.

On October 15, 1997, OptiCare underwent a recapitalization in connection with the stock purchase and warrant agreements described below. The new equity structure established three new classes of stock and canceled all of the preexisting classes.

Outstanding shares of Class A and C common stock were converted one for one to new Class B Convertible Preferred Stock, with the exception of 6,264 shares of Class A common stock and 16,312 shares of Class C common stock. Outstanding shares of Class B and D common stock, as well as the remaining 16,312 shares Class C common stock, were all converted one for one to New Class A Convertible Preferred Stock. Both Series A and B Preferred Shares are convertible into common stock based on a one for one basis. Additionally, all preferred shares shall be automatically converted into common stock in the event of an initial public offering meeting certain qualifications as defined in the Certificate of Incorporation.

Series A and B Preferred Shareholders are entitled to $93.68 per share plus any unpaid dividends upon voluntary or involuntary liquidation. Upon liquidation, Series A Preferred Shareholders shall be entitled to receive their liquidation value per share before Series B Preferred Shareholders receive any distributions. Additionally, Series B Preferred Shareholders shall be entitled to receive their liquidation value per share before the common stockholders receive any distributions in liquidation.

On October 15, 1997, OptiCare entered into a stock purchase agreement with a group of investors (the "New Investors") which provided for the sale of 64,048 shares of New Class A Preferred Stock for $6,000,000 in cash, less expenses of $215,862. Additionally, OptiCare entered into a warrant agreement which resulted in the issuance of warrants to the New Investors to purchase 48,669 shares of New Class B Preferred Stock and to existing investors to purchase 12,353 shares of New Class B Preferred Stock. These warrants are exercisable at a price of $93.68 per share of New Class B Preferred Stock and expire on October 15, 2002. No warrants were exercised during 1998 or 1997.

In November 1997, OptiCare repurchased the remaining 6,264 shares of Class A common stock from an employee shareholder for an aggregate price of $586,811.

On January 1, 1998 Opticare adopted the 1997 Stock Option Plan (the "Plan"), which permits the granting of options to employees of OptiCare and OptiCare P.C., which shall be either incentive stock options, as defined under Section 422 of the Internal Revenue code, or non-qualified options. The Company is

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

authorized to grant 48,814 options under the Plan, which expire in 2008. The options vest ratably over a four-year period. During 1998, 42,497 options were granted at an exercise price of $30. No options were exercised or canceled during 1998. The Company applies APB Opinion No. 25 and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for stock options awarded under the Plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at grant dates consistent with the methodology prescribed under SFAS No.123, the Company's net loss for the year ended December 31, 1998 would have been increased by an immaterial amount.


10. INCOME TAXES

The tax effects of significant items comprising the net deferred tax assets (liabilities) as of December 31, 1998 and 1997 are as follows:




                                                      1998           1997
                                                   ----------   --------------
Current:
 Cash to accrual conversion ....................    $     --      $ (211,857)
 Managed care claims ...........................     320,279          31,231
 Vacation accrual ..............................     101,377         118,232
 Other .........................................      45,353          (4,366)
                                                    --------      ----------
Total net current assets (liabilities) .........    $467,009      $  (66,760)
                                                    ========      ==========
Noncurrent:
 Depreciation ..................................    $ 45,814      $  140,411
 Other .........................................      27,193          22,565
                                                    --------      ----------
Total net noncurrent assets ....................    $ 73,007      $  162,976
                                                    ========      ==========

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax assets, the availability of federal income tax carrybacks and projected future taxable income. Based upon the level of historical taxable income in 1998, 1997 and 1996 and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that all of the deferred tax assets will be fully realized.

The provision (benefit) for income taxes for the years ended December 31, 1998, 1997 and 1996 consists of the following:




                                 1998            1997            1996
                            -------------   -------------   -------------
Current:
 Federal ................    $   78,923      $  336,054      $  265,711
 State ..................            --          96,270          92,631
                             ----------      ----------      ----------
 Total current ..........        78,923         432,324         358,342
                             ==========      ==========      ==========
Deferred:
 Federal ................      (339,100)       (221,324)       (144,090)
 State ..................      (104,700)        (78,400)        (56,000)
                             ----------      ----------      ----------
 Total deferred .........      (443,800)       (299,724)       (200,090)
                             ----------      ----------      ----------
 Total ..................    $ (364,877)     $  132,600      $  158,252
                             ==========      ==========      ==========

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

A reconcilation from the Federal income tax provision (benefit) at the statutory rate to the effective rate is as follows:




                                                             1998            1997          1996
                                                        --------------   -----------   -----------
Federal statutory rate ..............................     $ (294,870)     $ 156,167     $102,359
State income taxes, net of federal benefit ..........        (52,036)        32,589       22,850
Other ...............................................        (17,971)       (56,156)      33,043
                                                          ----------      ---------     --------
                                                          $ (364,877)     $ 132,600     $158,252
                                                          ==========      =========     ========

11. RETIREMENT PLAN


The Company provides a defined contribution 401(k) savings plan (the "Plan"), in which all full-time employees of the Company with at least one year of service are eligible to participate. Eligible employees may contribute between 1% to 25% of their salary to the Plan subject to IRS limitations. The Company provides a matching contribution of 25% of the employee contributions, whereby only the first 3% of employee salaries are matched. The Company's contribution to the Plan was $70,916, $55,909 and $40,077 for the years ended December 31, 1998, 1997 and 1996, respectively.


12. RELATED PARTY TRANSACTIONS


The Company has advanced funds to shareholders and employees which are repayable under various arrangements. All advances are unsecured. Interest income under these agreements was not significant during the years ended December 31, 1998, 1997 and 1996.


In addition, the Company leases various facilities from several of its shareholders and entities owned by several of its shareholders. Payments under such leases approximated $1,528,000, $1,259,000 and $1,124,000 during the year ended December 31, 1998, 1997 and 1996, respectively.


OptiCare, Inc. has guaranteed an obligation of O.C. Realty Associates, a related party. The amount of such indebtedness at December 31, 1998, 1997 and 1996 was $221,853, $233,814 and $244,706, respectively, and is secured by the assets of O.C. Realty Associates.


In connection with the stock purchase agreement, the Company also entered into a consulting agreement with one of the New Investors. Under the terms of this agreement this individual will provide management consulting services for a period of 36 months beginning October 15, 1997.


The Company, in its normal course of business, has entered into various arm's length managed care, ambulatory surgery center, and provider agreements with its health care investors. Total net revenue earned from these related parties was $7,552,152, $3,129,602, and $2,843,300 for the years ended December 31,
1998, 1997 and 1996, respectively.


13. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK


Medicare represented 25%, 29%, and 28% of total net revenue for the years ended December 31, 1998, 1997 and 1996, respectively and 13% and 16% of accounts receivable at December 31, 1998 and 1997, respectively. In addition, one other customer/shareholder represented approximately 20%, 11% and 12% of total net revenue during 1998 , 1997 and 1996, respectively and 29% and 22% of accounts receivable at December 31, 1998 and 1997, respectively.

                OPTICARE EYE HEALTH CENTERS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

14. CONTINGENCIES


In connection with the purchase of a practice in 1998, the Company agreed to pay, as additional consideration for the acquisition of the assets, a contingent payment based upon the profitability of the practice for the twelve month period beginning November 1, 1998. The contingent payment, not to exceed $320,000, is due in quarterly installments beginning on January 1, 2000 through October 1, 2003 at an interest rate of 7%. Any such contingent payments will be recorded, when earned, as goodwill as additional purchase price consideration.


The Company is involved in litigation in the normal course of business. The Company is vigorously defending its position and, based on discussions with outside counsel, believes it will prevail with respect to any outstanding litigation. Therefore, no provision for loss has been recorded.


                                     ******

                            UP TO 4,000,000 SHARES

                                [GRAPHIC OMITTED]
                         OPTICARE(Registered Trademark)
                              HEALTH SYSTEMS, INC.





                                 COMMON STOCK








                         -----------------------------
                                   PROSPECTUS
                                JANUARY 19, 2000
                         -----------------------------